     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 2000

                                                      REGISTRATION NO. 333-35314
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       GENAISSANCE PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

              Delaware                                8731                               06-1338846
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                               Five Science Park
                          New Haven, Connecticut 06511
                                 (203) 773-1450
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                          GUALBERTO RUANO, M.D., PH.D.
                            Chief Executive Officer
                       Genaissance Pharmaceuticals, Inc.
                               Five Science Park
                          New Haven, Connecticut 06511
                                 (203) 773-1450
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

            MICHAEL LYTTON, ESQ.                                GEOFFREY B. DAVIS, ESQ.
             Palmer & Dodge LLP                                      Ropes & Gray
              One Beacon Street                                 One International Place
         Boston, Massachusetts 02108                          Boston, Massachusetts 02110
               (617) 573-0100                                       (617) 951-7000

                         ------------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                         ------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated July 12, 2000


[LOGO]

6,000,000 Shares

Common Stock

This is the initial public offering of Genaissance Pharmaceuticals, Inc., and we are offering 6,000,000 shares of our common stock. We have applied to quote our common stock on the Nasdaq National Market under the symbol "GNSC".

We anticipate that the initial public offering price will be between $11.00 and $13.00 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                                Underwriting
                                           Price to             Discounts and        Proceeds to
                                           Public               Commission           Genaissance
Per Share                                  $                    $                    $
Total                                      $                    $                    $

We have granted the underwriters the right to purchase up to 900,000 additional shares to cover over-allotments.

Deutsche Banc Alex. Brown

            Bear, Stearns & Co. Inc.

                         Salomon Smith Barney


                                                                 UBS Warburg LLC


The date of this prospectus is              , 2000.

                               PROSPECTUS SUMMARY

   ALTHOUGH THIS SUMMARY HIGHLIGHTS INFORMATION WE BELIEVE IS IMPORTANT ABOUT THIS OFFERING AND OUR BUSINESS, YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS, FOR A COMPLETE UNDERSTANDING OF THIS OFFERING AND OUR BUSINESS.

                                  Our Business

   We are a leader in developing technology for applying population genomics and informatics to improve the development, marketing and prescribing of drugs. Population genomics is the analysis of inherited differences within diverse groups of people; informatics is storing, manipulating, analyzing, and visualizing information on a computer. We apply population genomics to discover inherited differences, or genomic markers, that are predictive of which patients will respond effectively to a drug. We are marketing our technology to the pharmaceutical industry as a complete solution for developing "smarter" clinical trials and for improving the sales of approved drugs. Our solution combines informatics, our genomic markers and an efficient procedure for analyzing clinical samples to correlate drug response with patients' inherited differences. In the future, we believe that our technology should allow physicians and patients to select specific treatments based on a patient's genomic markers.

   Inherited, or genomic, differences clearly influence how an individual responds to a drug. However, because there has been no practical method to correlate drug response with genomic variability, pharmaceutical companies have not taken genomic differences into account in planning and implementing clinical trials or in marketing approved drugs. As a result, pharmaceutical companies may unnecessarily discontinue further development of a drug, fail to obtain regulatory approval for a promising drug candidate or be unable to market an approved drug effectively.

   Scientists can now measure genomic differences at the DNA level. Some companies are seeking to discover individual sites of genomic variation, each commonly referred to as a SNP, as predictive markers for correlating drug response with genomic variability. This individual SNP approach, however, requires thousands of patients and complex statistical analysis to detect possible predictive markers, a large number of which, upon subsequent testing, may not correlate with a drug response.

   Geneticists have historically studied inherited variation by analyzing the inheritance of traits within an extended family in terms of organized genetic units called haplotypes. At the molecular level, a haplotype consists of multiple individual SNPs that are organized into one of the limited number of combinations that actually exist as units of inheritance in humans. Each haplotype contains significantly more information than individual, unorganized SNPs. As a result, these haplotypes contain the information needed to correlate drug response with genomic variation in a patient population of fewer than 200, a size commonly used in phase II clinical trials. This information will contain relatively few haplotypes that upon subsequent testing may not correlate with a drug response.

   We base our technology on the discovery and application of haplotype markers. Our approach, which we call HAP Technology, combines our proprietary haplotype markers, known as HAP Markers, with a sophisticated software tool, our DECOGEN informatics system, and a procedure, HAP Typing, for measuring which of our HAP Markers are present in a patient's clinical blood sample. We designed our HAP Technology for use in clinical trials to predict or explain a patient's response to a particular drug. We expect to provide our HAP Technology to pharmaceutical and biotechnology companies through our HAP2000 program.

We also expect to apply our HAP Technology internally to develop predictive markers for selected approved drugs currently sold in highly competitive markets through projects we call our Mednostics program.

   Utilizing our HAP Technology, we have discovered HAP Markers for 1,078 genes, filed patent applications for HAP Markers for 669 of these genes and differentiated patient drug response in an asthma clinical study. In our first Mednostics program, we have identified HAP Markers from multiple genes that differentiate how patients have responded to different statins, a class of approved drugs for lowering cholesterol levels. We are currently capable of discovering HAP Markers for approximately 50 genes per week and intend to increase this number to approximately 160 genes per week by the fourth quarter of 2000.

   Our objective is to make our HAP Technology the industry standard for using genomic variation information throughout the pharmaceutical process of developing, marketing and prescribing drugs. The key elements of our strategy include:

   - obtaining pharmaceutical partners through our HAP2000 program;

   - discovering and marketing HAP Markers for selected approved drugs currently sold in highly competitive markets through our Mednostics program;

   - discovering and patenting HAP Markers for all of the pharmaceutically relevant genes, which are the genes scientists believe are likely to be involved in how a patient responds to a drug;

   - improving and expanding our DECOGEN informatics system;

   - seeking strategic alliances with leading equipment and information technology providers; and

   - increasing awareness of the impact of genomic variation on the practice of medicine.

   We organized as a Delaware corporation on February 22, 1992 and changed our name to Genaissance Pharmaceuticals, Inc. on March 18, 1997. Our principal executive offices are located at Five Science Park, New Haven, Connecticut 06511. Our telephone number is (203) 773-1450. Our website is located at http://www.genaissance.com. We are sponsoring a website, http://www.hapcentral.com, to disseminate information on the benefits of using genomic variation information in healthcare. We do not intend for any of the information on these websites to be part of this prospectus.

   This prospectus contains our trademarks, Genaissance-Registered Trademark-, HAP-TM- Marker, HAP-TM- Typing, HAP2000-TM- partnership program, HAP-TM-Technology, DECOGEN-TM- informatics system, ISOGENOMICS-TM- Database, and Mednostics-TM- program. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                  The Offering

Common stock offered by Genaissance.........................  6,000,000 shares

Common stock outstanding after this offering................  21,582,173 shares

Use of proceeds.............................................  To purchase consumables for discovery of our HAP Markers; hire
                                                              additional informatics personnel;
                                                              fund internal Mednostics programs;
                                                              file additional patent applications;
                                                              and for general corporate purposes.
                                                              You should read our discussion under
                                                              "Use of Proceeds."

Proposed Nasdaq National Market symbol......................  GNSC

   The number of shares to be outstanding upon completion of this offering is based on shares outstanding as of March 31, 2000. This number assumes the conversion into common stock of all our preferred stock outstanding on that date, assumes the cashless exercise of warrants into 60,427 shares of common stock upon the completion of this offering and excludes:


   - 1,050,475 shares of common stock subject to options outstanding as of March 31, 2000, with a weighted average exercise price of $2.52 per share which includes 14,555 shares of common stock from options exercised after March 31, 2000; and


   - 607,013 shares of common stock subject to warrants outstanding as of March 31, 2000, with a weighted average exercise price of $5.16 per share.


   - Options to purchase 1,248,780 shares of common stock which we granted in April and June 2000 at a weighted average exercise price of $11.02 per share.


                            ------------------------

UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES:

   - THAT THE UNDERWRITERS HAVE NOT EXERCISED THEIR OPTION TO PURCHASE ADDITIONAL SHARES;

   - CONVERSION OF ALL SHARES OF PREFERRED STOCK, INCLUDING SHARES OF NON-VOTING PREFERRED STOCK, INTO SHARES OF COMMON STOCK UPON COMPLETION OF THIS OFFERING; AND

   - THE FILING OF AN AMENDED AND RESTATED CERTIFICATE OF INCORPORATION UPON COMPLETION OF THIS OFFERING TO, AMONG OTHER THINGS, INCREASE OUR AUTHORIZED COMMON STOCK AND DECREASE OUR AUTHORIZED PREFERRED STOCK.

                             Summary Financial Data
                     (in thousands, except per share data)


                                                                                                                 Three Months
                                                                    Year Ended December 31,                     Ended March 31,
                                                    -------------------------------------------------------   -------------------
                                                       1995         1996       1997       1998       1999       1999       2000
                                                    -----------   --------   --------   --------   --------   --------   --------
                                                    (unaudited)                                                   (unaudited)
Statement of Operations Data:
Revenue...........................................  $     1,152   $  1,141   $  1,505   $  1,343   $    680   $    284   $     63
Operating expenses:
  Sublicense royalty obligations..................           --         93         19         68         20         --        514
  Research and development(1).....................        1,433      1,010      1,643      3,017      6,259      1,107      2,991
  Selling, general and administrative(1)..........          411        304        415        894      2,714        467      1,346
  Stock based compensation........................           --        685        106        473        766         57      3,562
                                                    -----------   --------   --------   --------   --------   --------   --------
Loss from operations..............................         (692)      (951)      (678)    (3,109)    (9,079)    (1,347)    (8,350)

Net loss..........................................         (784)    (1,029)      (803)    (2,879)    (9,449)    (1,309)    (8,579)
Preferred stock dividends and accretion...........           --         --         --       (742)    (2,082)      (428)    (1,609)
                                                    -----------   --------   --------   --------   --------   --------   --------
Net loss attributable to common shareholders......  $      (784)  $ (1,029)  $   (803)  $ (3,621)  $(11,531)  $ (1,737)  $(10,188)
                                                    ===========   ========   ========   ========   ========   ========   ========
Net loss per common share, basic and diluted......  $     (0.38)  $  (0.47)  $  (0.40)  $  (1.67)  $  (4.24)  $  (0.67)  $  (3.62)
Weighted average shares used in computing net loss
  per common share................................        2,052      2,207      1,983      2,165      2,719      2,599      2,812
Pro forma net loss per common share, basic and
  diluted.........................................                                                 $  (1.79)             $  (0.90)
Pro forma weighted average shares used in
  computing net loss per common share, basic and
  diluted.........................................                                                    5,202                 9,191


------------


(1) Excludes non-cash, stock based compensation
    expense as follows:
     Research and development......................  $        --   $    219   $     64   $    427   $    499   $     51   $  1,545
     Selling, general and administrative...........           --        466         42         46        267          6      2,017
                                                     -----------   --------   --------   --------   --------   --------   --------
                                                     $        --   $    685   $    106   $    473   $    766   $     57   $  3,562
                                                     ===========   ========   ========   ========   ========   ========   ========


                                                                         As of March 31, 2000
                                                              ------------------------------------------
                                                                                            Pro Forma
                                                               Actual    Pro Forma(1)    As Adjusted(1)
                                                              --------   -------------   ---------------
                                                                             (unaudited)
Balance Sheet Data:
Cash, cash equivalents and investments......................  $ 54,909     $ 54,909         $120,929
Total assets................................................    67,355       67,355          133,375
Long-term liabilities.......................................    13,583       13,044           13,044
Redeemable convertible preferred stock......................    68,630           --               --
Accumulated deficit.........................................   (29,841)     (29,841)         (29,841)
Total stockholders' equity (deficit)........................   (20,228)      49,350          115,370

------------


(1) The pro forma column gives effect to both the conversion of our preferred stock outstanding as of March 31, 2000 into common stock and the cashless exercise of certain warrants upon the closing of this offering. The pro forma as adjusted column reflects the receipt of the net proceeds from the sale of 6,000,000 shares of common stock offered by us at the midpoint of the range of initial public offering prices listed on the cover page of this prospectus, and the application of the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses. The pro forma information is unaudited and reflects adjustments which are necessary, in our management's opinion, for a fair presentation of our financial condition and results of operations on a pro forma basis.

                                  RISK FACTORS

   ANY INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS, AND FINANCIAL CONDITION COULD SUFFER SIGNIFICANTLY. IN ANY OF THESE CASES, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

                         Risks Related to Our Business

We are an early stage company that may never be profitable.

   We have incurred substantial operating losses since our inception. We have not generated any revenues from our HAP Technology, other than government grants, and we do not expect to generate significant revenues for several years, if ever. From inception through March 31, 2000, we had an accumulated deficit of approximately $30 million. Our losses to date have resulted principally from costs we incurred in the development of our HAP Technology and, specifically, our HAP Marker production facility, discovery of our HAP Markers, our DECOGEN informatics system and general and administrative costs associated with operations. We expect to dedicate a significant portion of our resources for the foreseeable future to further develop and maintain our HAP Technology.

   We expect to incur additional losses this year and in future years, and we may never achieve profitability. These losses may increase in the near future as we expand our technology development activities. In addition, pharmaceutical companies have never used products such as ours in their drug development or marketing efforts and, accordingly, they may not choose to use our HAP Technology. We do not expect our losses to be substantially mitigated by revenues from our HAP2000 or Mednostics programs for a number of years, if ever.

To generate significant revenues, we must obtain customers for our HAP
Technology.

   Our strategy depends on entering into agreements with pharmaceutical and biotechnology companies for our HAP2000 partnership program. To date, we have no partners for our HAP2000 partnership program, and we may never have partners for our HAP2000 partnership program or other partnering programs. We have only recently commenced efforts to market our HAP Technology. If we are unsuccessful in selling our technology and services, we may never generate sufficient revenue to sustain our operations. In addition, we expect that our future HAP2000 partnerships and Mednostics programs will be limited to specific, limited-term projects. Accordingly, we must continually obtain new customers for our technology and services in order to be successful.

If we are unable to discover, develop, and sell intellectual property from our Mednostics programs, we may not generate sufficient revenues to support our operations.

   To be successful with our internally funded Mednostics programs, we must discover a correlation between genomic variations and drug response and create intellectual property. We may not have sufficient funds to pursue our Mednostics programs and we may never develop intellectual property as a result of the programs. Even if we develop intellectual property as a result of our Mednostics programs, we may be unable to sell the intellectual property on terms sufficient to recover our costs.

Our HAP Technology is new and unproven and may not allow us or our partners to develop commercial products or to increase sales of their currently marketed products.

   Our HAP Technology involves new and unproven approaches. We base these approaches on the assumption that information about gene association and genomic variation may help drug development professionals better understand complex disease processes and the drug response of particular individuals. Although the pharmaceutical industry is increasing its use of genomics in analyzing diseases and drug response, we are unaware of any successful drug development program applying population genomics.

   The focus of our HAP Technology is on the rapid discovery of HAP Markers for all of the pharmaceutically relevant genes. If we are unable to find HAP Markers for a significant portion of the pharmaceutically relevant genes in a timely manner, our potential partners may lose confidence in our technology and our company, and this loss in confidence could decrease our ability to generate revenues. Even if we are able to discover the HAP Markers for all of the pharmaceutically relevant genes, this information may not prove to be superior to genomic variation information discovered by our competitors. Furthermore, pharmaceutical and biotechnology companies may not choose our technology over competing technologies.

   Our DECOGEN informatics system may also be less effective than we expect or may not allow our partners to determine a correlation between genomic variation and drug response. Accordingly, our HAP Markers and HAP Technology may not improve the development, marketing and prescribing of drugs by our HAP2000 and Mednostics partners. Furthermore, even if our partners are successful in identifying a specific correlation between genomic variation and drug response based on our HAP Technology, they may not be able to develop or sell commercially viable products or to increase the sales of their existing products.

We may not be able to obtain sufficient additional funding to meet our expanding capital requirements.

   We have used substantial amounts of cash to fund our research and development activities. We expect our capital and operating expenditures to increase over the next several years as we expand our research and development activities to further develop our HAP Technology. Many factors will influence our future capital needs, including:

   - the demand for our HAP Technology;

   - the success of our HAP2000 partnership programs;

   - the results of our Mednostics programs;

   - the amount of equipment, reagents and other consumables required to conduct our research and development activities;

   - the level of competition we face;

   - our ability to develop, market and license new technology; and

   - our ability to manage effectively operating expenses.

   We intend to rely on future HAP2000 partners for significant funding in support of our research efforts. In addition, we may seek additional funding through public or private equity offerings and debt financings. Additional financing may not be available when we need it, and if financing is available, it may not be on terms favorable to us or our stockholders. Stockholders' ownership will be diluted if we raise additional capital by issuing equity securities. If we raise additional funds through partnerships and other licensing arrangements, we may have to relinquish rights to some of our technologies or grant licenses on unfavorable terms. If adequate funds are not available, we would have to scale back or terminate our discovery and research programs and our product development programs. We believe that the net proceeds from this offering, existing cash and investment securities will be sufficient to support our current operating plan for at least 24 months. We have based this belief on assumptions that may prove wrong.

If we are unable to protect our proprietary technology, trade secrets or know-how, we may not be able to operate our business profitably.

   Our success depends, in part, on our ability to protect our DECOGEN informatics system, HAP Marker data, and any other proprietary software, methods and technologies that we develop, under the patent and other intellectual property laws of the United States and other countries, so that we can prevent others from using our inventions and proprietary information. Because patent applications in the United States are confidential until patents issue, third parties may have filed patent applications for technology covered by our pending patent applications without our being aware of those applications, and our patent applications may not have priority over any patent applications of others. We are aware that there are other firms or individuals who have discovered, or are currently discovering, genomic variation information similar to the information we are discovering, who may have filed, and in the future are likely to file, patent applications covering genes, gene products, SNPs, or haplotypes that are similar or identical to our technology.

   Our strategy depends on our ability to identify rapidly and seek patent protection for HAP Markers for all of the pharmaceutically relevant genes. In order to do so, we must significantly increase our ability to prosecute the substantial number of resulting patent applications, as well as patent applications for the large number of patentable discoveries we have made to date for which we have not yet filed patent applications. This process will be expensive and time consuming, and we may not be able to increase sufficiently our patent prosecution capacity or to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.

   Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary. The mere issuance of a patent does not guarantee that it is valid or enforceable; thus even if we obtain patents, they may not be valid or enforceable against third parties.

   Further, a patent does not provide the patent holder with freedom to operate in a way that infringes the patent rights of others. A third party may sue us for infringing on its patent rights. Likewise, we may need to resort to litigation to enforce a patent issued to us or to determine the scope and validity of third party proprietary rights. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our management's efforts. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations.

   If any parties should successfully claim that the creation or use of our DECOGEN informatics system or HAP Marker data infringes upon their intellectual property rights, in addition to any damages we might have to pay, a court could require us to stop the infringing activity or obtain a license on unfavorable terms. Moreover, any legal action against us or our HAP2000 or Mednostics partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require us or our HAP2000 or Mednostics partners to obtain a license in order to continue to manufacture or market the affected products and processes. Any license required under any patent may not be made available on commercially acceptable terms, if at all. In addition, some licenses may be non-exclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to market effectively some of our technology and services, which could limit our profitability and possibly prevent us from generating revenue sufficient to sustain our operations.

   Our pending patent applications may not result in issued patents. The patent positions of pharmaceutical and biotechnology companies, including ours, are generally uncertain and involve complex legal and factual considerations. The standards which the U.S. Patent and Trademark Office and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change. Further, there is no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in biotechnology patents, particularly those involving genomics.

   In addition, patent law relating to the scope of claims in the area of genomic variation and gene discovery is still evolving. There is substantial uncertainty in the United States and abroad regarding the patentability of genes, gene fragments, SNPs, or haplotypes having no known function or medical utility. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims allowed in any patents issued to us or to others.

   We also rely upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain our competitive position. We generally protect this information with reasonable security measures, including confidentiality agreements signed by our employees, academic collaborators and consultants that provide that all confidential information developed or made known to others during the course of the employment, consulting or business relationship will be kept confidential except in specified circumstances. Agreements with employees provide that all inventions conceived by the individual while employed by us are our exclusive property. If employees do not honor these agreements, we may not have adequate remedies for breach. Furthermore, our trade secrets may otherwise become known or be independently discovered by competitors.

We may be unable to develop or commercialize our technology and services if we cannot establish collaborative relationships, and we will depend on our partners to develop products, which may lead to disputes over rights to technology.

   We currently have no HAP2000 or Mednostics partners. Under our current strategy, and for the foreseeable future, we do not expect to develop or market pharmaceutical products on our own. As a result, our current and future revenues will depend on payments from our future HAP2000 and Mednostics partners, if any, for new products they may develop, or for increased sales of their existing products, made possible through the use of our HAP Technology. If we are unable to attract HAP2000 or Mednostics partners, we may never generate sufficient revenues to sustain our operations.

   Our HAP2000 and Mednostics partners, if any, will be responsible for pre-clinical study and clinical development of their therapeutic and diagnostic products and for regulatory approval, manufacturing and marketing of any products or enhanced marketing claims that result from our HAP Technology. We anticipate that our agreements with HAP2000 and Mednostics partners will allow them significant discretion in electing whether to pursue these activities. We cannot control the amount and timing of resources our future HAP2000 and Mednostics partners will devote to our programs or potential products. Our HAP2000 and Mednostics arrangements, if any, may also have the effect of limiting the areas of research that we may pursue either alone or with others. Because our revenues will be largely dependent on the successful commercialization or development of our partners' products, if, for any reason, a HAP2000 or Mednostics partner delays or abandons its development or commercialization of a product developed using our HAP Technology, we may receive reduced royalty payments or no royalty payments at all.

   Although we intend to retain the rights to all HAP Markers which we discover as well as to HAP Markers discovered jointly with our HAP2000 partners, we may not be able to negotiate the retention of these rights. Furthermore, disputes may arise in the future over the ownership of rights to HAP Markers as well as any other technology we develop with our HAP2000 partners. These and other possible disagreements between our HAP2000 partners and us could lead to delays in the research, development or commercialization of their products. These disagreements could also result in litigation or require arbitration to resolve. Any of these events could prevent us from effectively marketing our technology and services.

We invest considerable amounts of time, effort, and money to sell our technology and services; and if we are unable to sell our technology and services, we may not generate sufficient revenue to sustain our operations.

   Our ability to obtain customers for our technology and services will depend in significant part upon the pharmaceutical industry's acceptance that our technology and services can help accelerate or improve their drug development and marketing efforts. To achieve this market acceptance, we must educate the pharmaceutical industry and the public in general as to the potential benefits of our technology and services. Most importantly, we must convince the research and development, clinical and marketing departments of large pharmaceutical companies that our technology and services can accelerate and improve the processes for developing, marketing, and prescribing drugs. Given the amount of time and effort necessary to educate our potential partners, if we fail to gain this acceptance, we may never generate sufficient revenues to sustain our operations. In addition, each of our HAP2000 partnerships will likely involve the negotiation of agreements containing terms that may be unique to the partner involved. We may expend substantial funds and management effort to market our technology and services, without any resulting sales.

Regulatory oversight of our technology and services and public opinion regarding ethical issues surrounding the use of genetic information may adversely affect our ability to market our products.

   The Secretary's Advisory Committee on Genetic Testing, an advisory panel to the Secretary of the U.S. Department of Health and Human Services, has recommended that the U.S. Food and Drug Administration, or the FDA, expand its regulation of genetic testing to require FDA approval for all new genetic tests and labeling of genetic tests. Currently, the FDA reviews only genetic tests that companies package and sell as kits. If the FDA adopts this recommendation, it could require that we apply for FDA approval as a prerequisite to marketing our technology and services. If the FDA were to deny any application of this kind, we could not conduct our business and we would be unable to generate sufficient revenues to sustain our operations.

   Moreover, our success will depend in part on the FDA's and other regulatory agencies' acceptance of genomic variation analysis as part of the drug approval process and, more specifically, the validity of our HAP Technology as a basis for identifying genomic variation and for correlating drug response with genomic variation. Without this acceptance, we may be unable to market effectively our technology and services and we may not generate sufficient revenues to sustain our operations. To date, the FDA has not required in connection with approving any drug that a physician must have genomic variation information determined about a patient before the doctor prescribes a drug.

   Within the field of personalized health and medicine, governmental or other entities may enact patient privacy and healthcare laws and regulations that may limit the use of genomic variation data. To the extent that these laws and regulations limit the use of our HAP Technology or impose additional costs on our partners, we may be unable to market effectively our technology and services and we may not generate sufficient revenues to sustain our operations.

   Additionally, public opinion on ethical issues related to the confidentiality and appropriate use of genetic testing results may influence governmental authorities to call for limits on, or regulation of the use of, genetic testing. In addition, governmental authorities or other entities may call for limits on, or regulation of, the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. The occurrence of any of these events could reduce the potential markets for our HAP Technology, which could prevent us from generating sufficient revenues to sustain our operations.

   Furthermore, we may be directly subject to regulations as a provider of diagnostic information. To the extent that these regulations restrict the sale of our technology or impose other costs, we may be unable to provide our technology and services to our customers on terms sufficient to recover our expenses.

If our future partners, if any, do not seek, or do not receive, marketing approval for products they develop, if any, using our HAP Technology, we may receive delayed royalty payments or no royalty payments at all.

   Any new drug, biologic, or new drug or biologic indication our partners develop as a result of using our HAP Technology must undergo an extensive regulatory review process in the United States and other countries before a new product or indication of this kind could be marketed. This regulatory process can take many years and require substantial expense. Changes in FDA policies and the policies of similar foreign regulatory bodies can prolong the regulatory review of each new drug or biological license application or prevent approval of the application. We expect similar delays and risks in the regulatory review process for any diagnostic product, whenever this regulatory review is required. Even if a product obtains marketing clearance, a marketed product and its manufacturer are subject to continuing review. A manufacturer may be forced to withdraw a product from the market if a previously unknown problem with a product becomes apparent. Because our revenues will be largely dependent on the successful commercialization or development of products using our HAP Technology, any HAP2000 or Mednostics partner's delay in obtaining, failure to obtain, or failure to maintain regulatory approval for a product developed using our HAP Technology may delay our receipt of royalty payments or prevent us from receiving royalty payments sufficient to recover our expenses.

If our partners are unable to obtain FDA approval for therapeutic or diagnostic products they develop using our technology, the lack of regulatory approval will diminish the value of our technology and services.

   To date, no one has developed or commercialized any therapeutic or diagnostic products using our HAP Technology. In addition, no one has submitted an investigational new drug application or investigational device exemption for any therapeutic or diagnostic product candidate incorporating the use of our technology. We expect to rely on our HAP2000 and Mednostics partners to file these applications and generally direct the regulatory review process and obtain FDA acceptance of our HAP Technology. Our HAP2000 or Mednostics partners may not submit an application for regulatory review; even if they do submit applications, they may not be able to obtain marketing clearance for any products on a timely basis, if at all. If our partners fail to obtain required governmental clearances for therapeutic or diagnostic products, they will not be able to market these products unless and until they obtain these clearances. As a result, we may not receive royalty payments from our customers. The occurrence of any of these events may prevent us from generating revenue sufficient to sustain our operations.

Our failure to comply with any applicable government regulation may affect our ability to develop, produce, or market our technology or services; and we may have to pay penalties that exceed our financial resources.


   Our research and development, production and service activities involve the controlled use of hazardous materials, biological waste, chemicals and patient samples. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and waste products, as well as the conveyance, processing, and storage of and data on patient samples. We cannot completely eliminate the risk of accidental contamination or injury from these materials. Further, our HAP Typing facility is subject to specific government regulation under the Clinical Laboratory Improvement Amendments of 1988, or CLIA, a federal law administered at the state level, relating to the certification of all clinical laboratories performing tests on human specimens for the purpose of providing information for the diagnosis, prevention or testing of any diseases. Although we believe we comply in all material respects with the standards prescribed by federal, state and local laws and regulations, if we fail to comply with applicable laws or regulations, including CLIA, or if an accident occurs, we may have to pay significant penalties or be held liable for any damages that result and this liability could exceed our financial resources and harm our reputation. Furthermore, we may have to incur significant additional costs to comply with current or future environmental laws and regulations.


If we do not successfully distinguish and commercialize our technology and services, we may be unable to compete successfully with our competitors or to generate revenue significant to sustain our operations.

   Numerous entities are attempting to identify genomic variation predictive of specific diseases and drug response and to develop products and services based on these discoveries. We face competition in these areas from pharmaceutical, biotechnology and diagnostic companies, academic and research institutions and government or other publicly-funded agencies, both in the United States and abroad, most of which have substantially greater capital resources, research and development staffs, facilities, manufacturing and marketing experience, distribution channels and human resources than we do.

   These competitors may discover, characterize or develop important technologies applying population genomics before us or our HAP2000 or Mednostics partners that are more effective than those technologies which we develop or which our HAP2000 or Mednostics partners develop, or these competitors may obtain regulatory approvals of their drugs more rapidly than our HAP2000 or Mednostics partners do, any of which could limit our ability to market effectively our technology and services.

   Some companies and governments are marketing or developing a number of databases and informatics tools to assist participants in the healthcare industry and academic researchers in the management and analysis of genomic data. Companies such as Celera Genomics Group, Genset S.A., Incyte
Genomics, Inc., and Variagenics, Inc. have developed databases containing gene sequence, gene expression, genomic variation or other genomic information and are marketing or plan to market their data to pharmaceutical companies. In addition, numerous pharmaceutical companies, such as SmithKline Beecham and GlaxoWellcome plc, either alone or in partnership with our competitors, are developing genomic research programs that involve the use of information that can be found in these databases.

   Celera Genomics Group is developing a SNP database by sequencing the genomes of at least five individuals. In November 1999, Celera entered into an agreement with Pfizer, Inc., in which Pfizer gained access to five databases, including the SNP database. Genset S.A. is developing a high-density SNP map of the human genome. In July 1997, Genset entered into an agreement with Abbott Laboratories, in which Abbott gained access to this map. In October 1998, Genset signed an agreement with Pharmacia & Upjohn, Inc., now called Pharmacia Corp., in which Genset was to identify SNPs that are associated with a response to an unidentified drug. Incyte Genomics, Inc. is using software to identify SNPs that are present in its database of expressed genes. Incyte has two subscribers to this SNP database, Eli Lilly & Co. as of January 2000 and Abbott Laboratories as of February 2000. In June 2000, Incyte entered into an agreement with Aventis Pharma, in which Incyte is to discover and analyze SNPs for genes involved in drug metabolism.

   In order to compete against existing and future technologies, we will need to demonstrate to potential HAP2000 and Mednostics partners the value of our HAP Technology and that our technologies and capabilities are superior to competing technologies. Although we believe that the focus of our existing informatics system on HAP Markers, rather than random genomic SNPs, differentiates our HAP Technology from other technologies our competitors are developing, any technology we create may fail to achieve greater market acceptance than that of our competitors.

   Moreover, our competitors may obtain patent protection or other intellectual property rights that would limit our rights or our partners' ability to use our technology to commercialize therapeutic or diagnostic products. If we are unable to protect our proprietary methods and technologies, we may not be able to commercialize our technology and services and we may not be able to generate sufficient revenue to sustain our operations. If the United States and foreign patent offices do not grant patents for our applications, our competitors may obtain rights to commercialize our discoveries which would severely limit our ability to compete.

   Furthermore, if the pharmaceutical industry accepts our approach based on identifying HAP Markers, our competitors may adopt approaches similar to ours. Also, our competitors' customers may be more successful than our customers in their drug development and marketing efforts. If the pharmaceutical industry does not accept our approach or if our competitors are more successful than we are, we may be unable to market effectively our technology and services and, as a result, we may be unable to generate revenues sufficient to sustain our operations.

   Genomic technologies have undergone, and are expected to continue to undergo, rapid and significant change. Our future success will depend in large part on maintaining a competitive position in the genomics field. We or others may rapidly develop new technologies that may result in products or technologies becoming obsolete before we recover the expenses we incur in connection with our development. Our technology and services could become obsolete if our competitors offer less expensive or more effective drug discovery and development technologies, including technologies that may be unrelated to genomics. We may not be able to make the enhancements to our technology necessary to compete successfully with newly emerging technologies.

We depend on an affiliate of a competitor as the sole source of supply for our gene sequencing machines and the sole source of supply for a particular reagent used in those machines and we may not always be able to obtain these machines and reagents in sufficient quantities or on terms we find acceptable.

   We use ABI Prism-Registered Trademark- 3700 capillary electrophoresis gene sequencing machines manufactured by PE Biosystems Group in our computer-aided sequencing operations. These machines are commercially available, and at least one of our competitors uses these machines. PE Biosystems Group produces these machines to meet an anticipated demand; and if we are unable to obtain access to additional machines on acceptable terms, we may be unable to find machines with comparable capacity from competing vendors. We also rely on PE Biosystems as the sole source supplier of a particular reagent used in our gene sequencing machines.


   PE Biosystems Group and Celera Genomics Group, one of our competitors, are both divisions of PE Corporation. Celera is generating genomic information for use in the drug discovery, development, and marketing process. If PE Biosystems were to give preferential treatment to Celera, we may not be able to obtain sufficient quantities of gene sequencing machines or reagents on a cost competitive and timely basis. Our inability, for any reason, to obtain the necessary components on a cost competitive or timely basis or to establish relationships with suppliers or vendors other than PE Biosystems may diminish our productivity, and we may not be able to provide our technology and services on terms acceptable to our customers. As a result, we may be unable to generate sufficient revenue to sustain our operations.


If we fail to maintain and further develop our computer hardware, software and related infrastructure, we could experience loss of, or delay in, revenues and market acceptance.

   Because our business requires manipulating and analyzing large amounts of data, we depend on the continuous, effective, reliable and secure operation of our computer hardware, software, and related infrastructure. To the extent that our hardware or software malfunctions, we will experience reduced productivity. We protect our computer hardware through physical and software safeguards. However, our computer hardware is still vulnerable to fire, weather, earthquake, or other natural disaster and power loss, telecommunications failures, physical or software break-ins, and similar events. In addition, the software and algorithmic components of our DECOGEN informatics system are complex and sophisticated, and as such, could contain data, design or software errors that could be difficult to detect and correct. Users of our system may find software defects in current or future products. If we fail to maintain and further develop the necessary computer capacity and data to support our computational needs and our customers' drug discovery and development efforts, we could experience a loss in revenues, or a delay in receiving revenues, and a delay in obtaining market acceptance for our technology.

If we do not effectively manage our growth, it could affect our ability to pursue business opportunities and expand our business.

   We expect to continue to experience significant growth in the number of our employees and customers and the scope of our operations. In particular, we plan significant growth in our HAP Technology and Mednostics programs. Growth in our business has placed, and may continue to place, a significant strain on our management and operations. We will need to continue to improve our operational and financial systems and managerial controls and procedures and expand, train and manage our workforce. We will have to maintain close coordination among our production, technical, accounting, business development and research departments. Our ability to manage this growth will depend upon our ability to broaden our management team and our ability to attract, hire and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational and other systems, to manage multiple, concurrent HAP2000 partner relationships and to hire, train and manage our employees. Our future success is heavily dependent upon growth and acceptance of our HAP Technology. In addition, we must continue to invest in customer support resources as the number of our partners and their requests for support increase. Our partners are likely to have worldwide operations and may require support at multiple U.S. and foreign sites. If we cannot scale our business appropriately or otherwise adapt to anticipated growth in this area, a key part of our strategy may not be successful.

Our operating results may fluctuate significantly and any failure to meet financial expectations may disappoint securities analysts or investors and result in a decline in our common stock price.

   Our operating results have fluctuated in the past and we expect they will fluctuate in the future. These fluctuations could cause our common stock price to decline. Some of the factors that could cause our operating results to fluctuate include:

   - recognition of non-recurring revenue due to receipt of license fees, achievement of milestones, completion of contracts or other revenues;

   - demand for and market acceptance of our HAP Technology;

   - timing of HAP2000 partnership programs or other material contracts;

   - our competitors' announcements or introduction of new products, services or technological innovations;

   - disputes regarding patents or other intellectual property rights;

   - securities class actions or other litigation;

   - adverse changes in the level of economic activity in the United States and other major regions in which we do business; and

   - general and industry-specific economic conditions, which may affect our partners' research and development expenditures and use of our HAP Technology.

   Due to volatile and unpredictable revenues and operating expenses, we believe that period-to-period comparisons of our results of operations may not be a good indication of our future performance. It is possible that, in some future periods, our operating results may be below the expectations of securities analysts or investors. In this event, the market price of our common stock could fluctuate significantly or decline.

                         Risks Related to this Offering

Purchasers in this offering will suffer immediate dilution.

   If you purchase common stock in this offering, the value of your shares based upon our actual book value will immediately be less than the offering price you paid. This reduction in the value of your equity is known as "dilution." Based upon the net tangible book value of the common stock at March 31, 2000, your shares will be worth $6.67 less per share than the price you paid in the offering. If the options and warrants we previously granted are exercised, additional dilution is likely to occur. As of March 31, 2000, options to purchase 1,050,475 shares of common stock were outstanding, at the weighted average exercise price of $2.52 and warrants to purchase 607,013 shares of common stock, at the weighted average exercise price of $5.16 will be outstanding. In addition, if we raise additional funding by issuing more equity securities, the newly issued shares will further dilute the voting power of your investment on a percentage basis.

The sale of a substantial number of shares could cause the market price of our common stock to decline.

   Our sale or the resale by our stockholders of shares of our common stock after this offering could cause the market price of the common stock to decline. We intend to file registration statements following the offering to permit the sale of 3,807,375 shares of our common stock to cover shares issuable under our stock option and employee stock purchase plans.

   As of March 31, 2000, options to purchase 1,050,475 shares of our common stock upon exercise of options with a weighted average exercise price per share of $2.52 were outstanding. Many of these options are subject to vesting that generally occurs over a period of up to four years following the date of grant. In addition, as of March 31, 2000, warrants to purchase 607,013 shares of our common stock with a weighted average exercise price per share of $5.16 were outstanding.

   Future sales of common stock in the public market following this offering could also adversely affect the market price of our common stock. After this offering, we will have 21,582,173 shares of common stock outstanding. Of these shares, the 6,000,000 shares sold in this offering will be freely transferable without restriction.


   Substantially all of our stockholders will have signed lock-up agreements before the commencement of this offering. Under these lock-up agreements, these stockholders will agree, subject to certain limited exceptions, not to sell any shares owned by them as of the effective date of this prospectus for a period of 180 days thereafter, unless they first obtain the written consent of the managing underwriter. At the end of 180 days, approximately 5,106,827 shares of common stock, excluding shares issuable upon exercise of vested options, will be eligible for immediate resale. Immediately after the date of this prospectus, 176,629 shares of common stock will be eligible for resale.



   The remainder of the approximately 10,298,717 shares of common stock outstanding will become eligible for sale at various times over a period of approximately two years. In addition, 607,013 shares of common stock issuable upon exercise of warrants held by existing warrant holders will become eligible for sale at various times over a period of approximately two years.



   The holders of 14,047,426 shares of common stock issuable upon conversion of preferred stock and issuable upon the exercise of warrants will have the right in certain circumstances to require us to register their shares for resale to the public. Please read our discussion of registration rights under "Description of Stock."


An active public market for our common stock may not develop or be sustained after this offering and our common stock may have a volatile public trading price which could fall below the initial public offering price. As a result, you could lose all or part of your investment.

   Prior to this offering, our equity did not trade in a public market. You may not be able to sell your shares quickly or at the market price if trading in our stock is not active.

   We and the underwriters, through negotiations, determine the initial public offering price. The initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering. Please see the section in this prospectus entitled "Underwriting" for more information regarding our arrangement with the underwriters and the factors considered in setting the initial public offering price.

   The market prices for securities of companies comparable to us have been highly volatile, and the market has experienced significant price and volume fluctuations that are unrelated to the operating performance of the individual companies. Many factors may have a significant adverse effect on the market price of the common stock, including:

   - sales of substantial amounts of our stock by existing stockholders;

   - price and volume fluctuations in the stock market at large which do not relate to our operating performance;

   - changes in financial estimates by securities analysts, comments by securities analysts, or our failure to meet analysts' expectations;

   - actual or anticipated variations in quarterly operating results;

   - new products or services introduced or announced by us or our competitors;

   - changes in the market valuations of other similar companies;

   - announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments; and

   - additions or departures of key personnel.

   Furthermore, the stock market has from time to time experienced extreme price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, in the past stockholders have initiated class action lawsuits against biotechnology and pharmaceutical companies following periods of volatility in the market prices of these companies' stock. In the future, our stockholders may pursue similar litigation against us. In general, decreases in our stock price would reduce the value of our stockholders' investments and could limit our ability to raise necessary capital or make acquisitions of assets or businesses. If a stockholder instituted litigation on this basis, it could result in substantial costs and would divert management's attention and resources.

Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.


   Upon completion of this offering, our executive officers, directors and beneficial owners of 5% or more of our common stock and their affiliates will, in aggregate, beneficially own approximately 34.8% of our outstanding common stock or 33.7% if the underwriters exercise their over-allotment option in full. As a result, these persons, acting together, may have the ability to determine the outcome of matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these persons, acting together, may have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our common stock by:


   - delaying, deferring or preventing a change in control of our company;

   - impeding a merger, consolidation, takeover or other business combination involving our company; or

   - discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

   Please see the section entitled "Principal Stockholders" for additional information on concentration of ownership of our common stock.

Anti-takeover provisions in our charter documents and under Delaware law will make it more difficult for a third party to acquire us, stockholders may be unable to effect a change in our management or control, and the market value of our stock could decline.

   We are incorporated in Delaware. Anti-takeover provisions of Delaware law and our charter documents as filed on the closing of this offering may make a change in control more difficult, even if the stockholders desire a change in control. Our anti-takeover provisions include provisions in our by-laws providing that stockholders' meetings may only be called by the president or the majority of the board of directors and a provision in our certificate of incorporation providing that our stockholders may not take action by written consent.

   Additionally, our board of directors has the authority to issue 1,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. The rights of holders of our common stock are subject to the rights of the holders of any preferred stock that we issue. As a result, our issuance of preferred stock could cause the market value of our common stock to decline and could make it more difficult for a third party to acquire a majority of our outstanding voting stock.

   Our charter also provides for the classification of our board of directors into three classes and provides that our directors may only be removed from office for cause. Accordingly, stockholders may elect only a minority of our board at any annual meeting, which may have the effect of delaying or preventing changes in management or control.

   Delaware law also prohibits a corporation from engaging in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. The board may use this provision to prevent changes in our management. Also, under applicable Delaware law, our board of directors may adopt additional anti-takeover measures in the future.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements, principally in the sections entitled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business." Generally, these statements can be identified by the use of phrases like "believe," "expect," "anticipate," "plan," "may," "will," "could," "estimate," "potential," "opportunity" and "project" and similar terms and include statements about:

   - our research and development activities and projected expenditures;

   - the ability of our technologies to improve the drug development process and to enhance the marketing and prescribing of approved drugs;

   - the advantages of our HAP Technology as compared to other technologies, including our approach to identifying markers for genomic variation and correlating drug response with these markers;

   - our ability to obtain partners for our HAP2000 program and to license the intellectual property from our Mednostics program and the terms of these arrangements;

   - the receipt of regulatory approvals by our partners or us;

   - our spending of the proceeds from this offering;

   - our cash needs;

   - implementation of our corporate strategy; and

   - our financial performance.

   These forward-looking statements may involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in "Risk Factors." You should carefully consider that information before you make an investment decision. You should not place undue reliance on our forward-looking statements.

                                USE OF PROCEEDS

   We estimate the net proceeds to us from the sale of 6,000,000 shares of common stock in this offering at an assumed public offering price of $12.00 per share to be $66.0 million after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The net proceeds to us are estimated to be $76.1 million if the underwriters exercise their over-allotment option in full.

   We intend to use the net proceeds of this offering as follows:

   - approximately $22 million for consumables to accelerate our efforts to discover HAP Markers for all of the pharmaceutically relevant genes;

   - approximately $13 million to hire additional personnel for informatics with the goal of improving the capabilities and features of our DECOGEN informatics system;

   - approximately $13 million to fund our Mednostics programs;

   - approximately $6 million to file additional patent applications to protect our intellectual property; and

   - approximately $12 million to support general corporate purposes, including working capital.

   We may use some of these proceeds to acquire complementary businesses or technologies, although we currently have no specific understandings, commitments or agreements with respect to any acquisitions. Prior to spending the funds, we will invest the net proceeds in short-term, investment grade, interest-bearing securities or guaranteed obligations of the United States government.

   Our principal purposes for making this offering are:

   - to increase our equity capital;

   - to facilitate future access by us to public equity markets;

   - to increase visibility and credibility in a marketplace where several of our current and prospective competitors are, or may in the future be, public companies; and

   - to enhance our ability to use our common stock as consideration for acquisitions and as a means of attracting and retaining key employees.

                                DIVIDEND POLICY

   We have never paid cash dividends. We currently intend to retain any future earnings to finance the growth and development of our business. We do not intend to pay cash dividends on our common stock in the foreseeable future.

                                 CAPITALIZATION

The following table sets forth the following information:

    - our actual capitalization as of March 31, 2000;

    - our pro forma capitalization after giving effect to the conversion of all outstanding shares of preferred stock into 12,704,166 shares of common stock upon completion of this offering and after giving effect to the cashless exercise of warrants into 60,427 shares of common stock; and

    - our pro forma capitalization as adjusted to reflect the receipt of the net proceeds from our sale of 6,000,000 shares of common stock at an assumed initial public offering price of $12.00 per share in this offering, less underwriting discounts and commissions and estimated offering expenses payable by us.


                                                                     As of March 31, 2000
                                                              ----------------------------------
                                                                                      Pro Forma
                                                               Actual    Pro Forma   As Adjusted
                                                              --------   ---------   -----------
                                                                  (unaudited)(in thousands)
Long-term debt and capital lease obligations, less current
  portion...................................................  $  9,090   $  9,090     $  9,090
Accrued preferred stock dividends...........................     1,698      1,159        1,159
Series A and KBL redeemable, convertible preferred stock,
  $0.001 par value, 2,768,000 shares authorized; 2,437,500
  shares issued and outstanding actual; no shares issued and
  outstanding pro forma and pro forma as adjusted...........    11,594         --           --
Series B and KBH redeemable, convertible preferred stock,
  $0.001 par value, 9,093,524 shares authorized; 8,727,273
  shares issued and outstanding actual; no shares issued and
  outstanding pro forma and pro forma as adjusted...........    45,143         --           --
Series C redeemable, convertible preferred stock,
  $0.001 par value, 2,242,245 shares authorized; 1,539,393
  shares issued and outstanding actual; no shares issued and
  outstanding pro forma and pro forma as adjusted...........    11,893         --           --
Puttable warrant............................................       408         --           --
Stockholders' equity:
  Common stock, $0.001 par value; 22,000,000 shares
   authorized, 2,817,580 shares issued and outstanding
   actual; 15,582,173 shares issued and outstanding, pro
   forma; 21,582,173 shares issued and outstanding, pro
   forma as adjusted........................................         3         16           22
    Additional paid-in capital..............................     9,712     79,277      145,216
    Accumulated deficit.....................................   (29,841)   (29,841)     (29,841)
  Deferred offering costs...................................       (75)       (75)          --
  Net unrealized investment loss............................       (27)       (27)         (27)
                                                              --------   --------     --------
Total stockholders' equity..................................   (20,228)    49,350      115,370
                                                              --------   --------     --------
Total capitalization........................................  $ 59,598   $ 59,599     $125,619
                                                              ========   ========     ========


This table does not include:


    - 1,050,475 shares subject to outstanding options as of March 31, 2000 at a weighted average exercise price of $2.52 per share, which includes 14,555 shares of common stock we issued for options exercised after March 31, 2000.



    - 607,013 shares of common stock subject to outstanding warrants at a weighted average exercise price of $5.16 per share.



    - options to purchase 1,248,780 shares of common stock which we granted in April and June 2000 at a weighted average exercise price of $11.02 per share.

                                    DILUTION

   Our pro forma net tangible book value as of March 31, 2000, after giving effect to the automatic conversion of our preferred stock and the cashless exercise of certain warrants upon the closing of this offering, was $48.9 million, or $3.14 per share of common stock. Net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock at that date. After giving effect to the sale of the 6,000,000 shares of our common stock offered by us at an assumed public offering price of $12.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our net tangible book value on March 31, 2000 would have been $114.9 million, or $5.33 per share. This represents an immediate increase in net tangible book value to existing stockholders of $2.19 per share and an immediate dilution to new investors of $6.67 per share. The following table illustrates the calculation of per share dilution:

Assumed initial public offering price per share.............              $12.00
                                                                          ------
  Pro forma net tangible book value per share before this
   offering.................................................   $3.14
  Increase per share attributable to new investors..........    2.19
                                                               -----
Pro forma net tangible book value per share after this
  offering..................................................                5.33
                                                                          ------
Dilution per share to new investors.........................              $ 6.67
                                                                          ======


   The following table summarizes on a pro forma basis, as of March 31, 2000, the number of shares of common stock purchased, the total consideration paid and the average price per share paid by our existing stockholders. The following table also enumerates the number of shares of common stock purchased and the total consideration paid, calculated before deduction of underwriting discounts and commissions and estimated offering expenses, and the average price per share paid by the new investors in this offering assuming the sale of 6,000,000 shares of our common stock at an assumed initial offering price of $12.00 per share.


                                         Shares Issued          Total Consideration
                                     ----------------------   ------------------------   Average Price
                                       Number      Percent       Amount       Percent      Per Share
                                     -----------   --------   -------------   --------   -------------
Existing stockholders..............  15,582,173       72%     $ 73,136,960       50%         $ 4.69
New investors......................   6,000,000       28        72,000,000       50          $12.00
                                     ----------      ---      ------------      ---
  Total............................  21,582,173      100%     $145,136,960      100%
                                     ==========      ===      ============      ===


   The above discussion and tables assume no exercise of the underwriters' over-allotment and no exercise of stock options or warrants outstanding as of March 31, 2000, except for those warrants which will be exercised upon completion of the offering, and gives effect to the conversion of all shares of preferred stock outstanding as of that date into common stock upon completion of this offering. As of March 31, 2000, there were additional warrants outstanding to purchase 607,013 shares of common stock at a weighted average exercise price of $5.16 per share, options outstanding to purchase 1,050,475 shares of common stock at a weighted average exercise price of $2.52 per share under our stock option plan, which includes 14,555 shares of common stock we issued for options exercised after March 31, 2000, and additional shares reserved for future option grants under this plan. To the extent the warrants and outstanding options are exercised and the underlying shares are issued, there will be further dilution to new investors. If all of these options and warrants had been exercised as of March 31, 2000, net tangible book value per share after this offering would be $5.19 and total dilution per share to new investors would be $6.81. In addition, in April and June 2000 we granted options to purchase 1,248,780 shares of common stock at a weighted average exercise price of $11.02 per share.

                            SELECTED FINANCIAL DATA

                     (In thousands, except per share data)

   The following selected financial data should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus. The selected balance sheet data set forth below, as of December 31, 1998 and 1999, and the statements of operations data for each of the years in the three-year period ended December 31, 1999, are derived from our financial statements which have been audited by Arthur Andersen LLP, independent public accountants and are included elsewhere in this prospectus. The selected balance sheet data as of December 31, 1996 and 1997 and selected statements of operations data for the years ended December 31, 1996 and 1997 are derived from audited financial statements not included in this prospectus. The selected balance sheet data as of December 31, 1995 and selected statement of operations data for the year then ended have been derived from unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair presentation of such data. The selected financial data as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are derived from our unaudited financial statements which are included elsewhere in this prospectus and which include, in our opinion, all adjustments, consisting of only normal recurring adjustments that are necessary for a fair presentation of our financial position and results of operations for those periods. The historical results are not necessarily indicative of the results we expect for fiscal year 2000.


                                                                                                              Three Months
                                                                 Year Ended December 31,                     Ended March 31,
                                                 -------------------------------------------------------   -------------------
                                                    1995         1996       1997       1998       1999       1999       2000
                                                 -----------   --------   --------   --------   --------   --------   --------
                                                 (unaudited)                                                   (unaudited)
Statement of Operations Data:
Revenue........................................   $  1,152     $  1,141   $  1,505   $  1,343   $    680   $    284   $     63
                                                  --------     --------   --------   --------   --------   --------   --------
Operating expenses:
  Sublicense royalty obligations...............         --           93         19         68         20         --        514
  Research and development(1)..................      1,433        1,010      1,643      3,017      6,259      1,107      2,991
  Selling, general and administrative(1).......        411          304        415        894      2,714        467      1,346
  Stock-based compensation.....................         --          685        106        473        766         57      3,562
                                                  --------     --------   --------   --------   --------   --------   --------
Total operating expenses.......................      1,844        2,092      2,183      4,452      9,759      1,631      8,413
                                                  --------     --------   --------   --------   --------   --------   --------
Loss from operations...........................       (692)        (951)      (678)    (3,109)    (9,079)    (1,347)    (8,350)
Interest income (expense), net.................        (92)         (78)      (125)       (29)      (370)        38       (229)
Realized gains on investments..................         --           --         --        259         --         --         --
                                                  --------     --------   --------   --------   --------   --------   --------
Net loss.......................................       (784)      (1,029)      (803)    (2,879)    (9,449)    (1,309)    (8,579)
Preferred stock dividends and accretion........         --           --         --       (742)    (2,082)      (428)    (1,609)
                                                  --------     --------   --------   --------   --------   --------   --------
Net loss attributable to common shareholders...   $   (784)    $ (1,029)  $   (803)  $ (3,621)  $(11,531)  $ (1,737)  $(10,188)
                                                  ========     ========   ========   ========   ========   ========   ========
Net loss per common share, basic and diluted...   $  (0.38)    $  (0.47)  $  (0.40)  $  (1.67)  $  (4.24)  $  (0.67)  $  (3.62)
Weighted average shares used in computing net
  loss per common share........................      2,052        2,207      1,983      2,165      2,719      2,599      2,812
Pro forma net loss per common share, basic and
  diluted......................................                                                 $  (1.79)             $  (0.90)
Pro forma weighted average shares used in
  computing net loss per common share, basic
  and diluted..................................                                                    5,202                 9,191


------------


(1) Excludes non-cash, stock-based compensation
    expense as follows:
     Research and development..................   $     --    $    219   $     64   $    427   $    499   $     51   $  1,545
     Selling, general and administrative.......         --         466         42         46        267          6      2,017
                                                  --------    --------   --------   --------   --------   --------   --------
                                                  $     --    $    685   $    106   $    473   $    766   $     57   $  3,562
                                                  ========    ========   ========   ========   ========   ========   ========

                            SELECTED FINANCIAL DATA

                     (In thousands, except per share data)


                                                                    December 31,                          March 31,
                                               -------------------------------------------------------   -----------
                                                  1995         1996       1997       1998       1999        2000
                                               -----------   --------   --------   --------   --------   -----------
                                               (unaudited)                                               (unaudited)
Balance Sheet Data:
Cash, cash equivalents and investments.......   $     14     $    304   $  1,420   $  7,419   $  3,666    $ 54,909
Total assets.................................        461          782      1,899      8,946     11,514      67,355
Long-term liabilities........................      1,182        1,113      1,405      2,869     11,446      13,583
Redeemable convertible preferred stock.......         --           --        750      9,945     11,247      68,630
Accumulated deficit..........................     (2,469)      (3,645)    (4,501)    (8,122)   (19,654)    (29,841)
Total stockholders' equity (deficit).........     (1,989)        (822)    (1,369)    (4,624)   (14,832)    (20,228)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND THE RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH "SELECTED FINANCIAL DATA" AND OUR FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

Overview

   Since our inception, we have incurred significant operating losses, and, as of March 31, 2000, we had an accumulated deficit of $29.8 million. The majority of our losses have resulted from costs we incurred developing our HAP Technology, and we expect to dedicate a significant portion of our resources for the foreseeable future to further develop and maintain our HAP Technology. To date, our revenues have been primarily from licensing fees pursuant to a sublicensing agreement with Visible Genetics, Inc. and government grants. We expect that it will be several years, if ever, before we generate significant revenues.

Results of Operations

 THREE MONTHS ENDED MARCH 31, 2000 AND 1999


   Revenue consists primarily of proceeds received in connection with research grants and through the sublicensing of a patent. Revenue decreased to $62,833 in the three months ended March 31, 2000 from $283,569 in the three months ended March 31, 1999. The 2000 revenue consists of royalties received and the amortization, over the remaining life of the sublicensed patent, of upfront payments received. The decrease resulted primarily from a $274,721 decrease in grant research revenue. The decrease in grant research revenue occurred because we decided not to pursue research grant funding but to focus instead on commercializing our HAP2000 program and obtaining private equity financing. During the three months ended March 31, 2000, we amended our sublicensing agreement with Visible Genetics, Inc. which generated a nonrefundable fee of approximately $2.1 million. We will recognize the nonrefundable fee by amortizing such payment into revenue over the remaining term of the sublicensing agreement.


   Sublicense royalty expense represents royalties incurred by us on sublicensing fees received. The $513,912 of sublicense royalty expense for the three months ended March 31, 2000 relates primarily to the non-refundable cash payment received in connection with the license agreement amendment.

   Research and development expenses consist primarily of payroll and benefits for research and development personnel, material and reagent costs, depreciation and maintenance costs for equipment used for HAP Marker discovery and facility related costs. We expense our research and development costs as incurred. Research and development expenditures increased to approximately $3.0 million in the three months ended March 31, 2000 from $1.1 million in the three months ended March 31, 1999. The increase in expenditures is attributable to the significant increase in the discovery of HAP Markers during 2000. The increased HAP Marker discovery required additional personnel, materials and reagents and additional equipment, which resulted in additional depreciation expense. Payroll costs also increased in connection with the development of our propriety DECOGEN informatics system. Lastly, facility related costs increased as a result of our relocation to a larger facility in February 1999. We expect research and development costs to continue to increase significantly over the next few years as we continue to increase our HAP Marker discovery and as we continue to invest in ongoing product development efforts related to our DECOGEN informatics system.

   Selling, general and administrative expenses consist primarily of payroll and benefits for executive, business development, legal, finance and other administrative personnel, as well as business development efforts, facility related costs and outside professional fees incurred in connection with legal, patent and financial matters. Selling, general and administrative expenses increased to approximately $1.3 million in the three months ended March 31, 2000 from $467,149 in the three months ended March 31, 1999. The increase is primarily attributable to an increase in business development, legal and administrative personnel to support our continued growth, our expanded business development efforts related to our HAP Technology and our increased number of patent applications. In addition, facility related costs increased as a result of our relocation. We expect selling, general and administrative costs to continue to increase over the next few years to support our growth, to fund our patent strategy, to broaden the marketing of our products and to pay the costs of operating as a public company.


   Stock based compensation expense relates primarily to options granted to scientific advisory board members and a sale of stock, in exchange for a note, between two of our officers and a major shareholder. The accounting for options granted to scientific advisory board members requires us to record periodic charges for unvested options based on an increase in the fair value of our common stock and the related vesting of the options. The accounting for the stock sale requires us to record periodic charges based on an increase in the fair value of our common stock to recognize the benefit obtained by the Company as a result of this stock sale. Stock based compensation increased to approximately $3.6 million in the three months ended March 31, 2000 from $57,238 in the three months ended March 31, 1999. The increase is due to our decision to vest fully all unvested options previously granted to scientific advisory board members which resulted in a one-time expense of approximately $1.4 million, as well as the recording of approximately $2.2 million of expense related to the stock purchase agreement due to the increase in the fair market value of our stock at the end of the period. As of March 31, 2000, there were no outstanding unvested options for scientific advisory board members.


   Interest income results primarily from investing proceeds raised through the issuance of equity securities. Interest income increased to $327,727 in the three months ended March 31, 2000 from $143,833 in the three months ended
March 31, 1999. The increase is the result of our investment of the proceeds raised in connection with our issuance of preferred stock in February and March 2000.

   Interest expense results from capital lease obligations, other long-term debt, and our adjustment of an outstanding puttable warrant to its fair value. Interest expense increased to $556,608 in the three months ended March 31, 2000 from $104,915 in the three months ended March 31,1999. The increase is due to additional capital lease and other debt obligations resulting from our significant investment in equipment to support the increased discovery of our HAP Markers, as well as costs incurred in connection with the expansion of our facility. Additionally, the increase in value of our outstanding put warrant accounted for $200,000 of this increase.

 YEARS ENDED DECEMBER 31, 1999 AND 1998

   Revenue decreased to $680,065 in 1999 from $1.3 million in 1998. The decrease resulted primarily from a $648,898 decrease in grant research revenue. The decrease in grant research revenue occurred because we decided not to pursue research grant funding.

   Research and development expenses increased to approximately $6.3 million in 1999 from $3.0 million in 1998. The increase was attributable to the increased production of HAP Markers and the development of our proprietary DECOGEN informatics system.

   Selling, general and administrative expenses increased to approximately
$2.7 million in 1999 from $893,574 in 1998. The increase was attributable to an increase in personnel from our expanded operations, additional business development costs from marketing our products, additional patent costs from an increase in patent applications and higher operating costs from our move to a larger facility in February 1999.

   Stock based compensation expense increased to $776,500 from $472,692 due to an increase in the fair value of our common stock applied to the additional vesting of options and the stock sale between two of our officers and a major shareholder.

   Interest income increased to $266,596 in 1999 from $88,284 in 1998. The increase was due to proceeds received in connection with the issuance of preferred stock in August of 1998, which resulted in an increase in funds available for investment.

   Interest expense increased to $636,594 in 1999 from $118,044 in 1998. The increase was due primarily to additional capital lease and other debt obligations.

   Realized gains on investments in 1998 resulted from the one-time sale of an investment in common stock that was acquired by us in 1996.

 YEARS ENDED DECEMBER 31, 1998 AND 1997

   Revenue decreased to $1.3 million in 1998 from $1.5 million in 1997. The decrease resulted from a decrease in other income, which was partially offset by an increase in grant research revenue.

   Research and development expenses increased to $3.0 million in 1998 from $1.6 million in 1997 primarily because of an increase in the number of research personnel and related costs for the development of our HAP Marker discovery technologies.

   Selling, general, and administrative expenses increased to $893,574 in 1998 from $415,981 in 1997 primarily attributable to an increase in personnel as we expanded our operations and business development activities.

   Stock based compensation increased to $472,692 in 1998 from $105,976 in 1997 as a result of both the increase in the fair value of our stock and the granting of additional options to scientific advisory board members.

Liquidity and Capital Resources

   On March 31, 2000, cash, cash equivalents and short-term investments totaled $54.9 million compared to $3.7 million at December 31, 1999. Our cash reserves are held in interest-bearing high-grade corporate bonds and money market accounts.

   We have financed our operations primarily through the private sale of common and preferred stock, government research grants, payments under licensing agreements, loans and capital leases. From inception through March 31, 2000, we have received aggregate gross proceeds of approximately $73.1 million from issuance of common and preferred stock. In addition, through March 31, 2000, we had received $4.5 million of government grant funding and $3.9 million from license fees, royalties and research contracts. We also have received
$10.1 million from capital lease financing and $4.1 million from other loans. The proceeds from capital lease financing and other loans have been used to acquire $12.8 million of property and equipment. On March 31, 2000, we had available borrowing capacity of $5.2 million under capital lease agreements and $2.4 million under long-term loans for facility improvement costs. We are using the $5.2 million available under capital lease agreements to finance equipment purchases. In June 2000, our board of directors approved an additional
$10.0 million in capital lease financing, which will be used to purchase 34 more ABI Prism-Registered Trademark- 3700 capillary sequencers. Also in June 2000, our board of directors approved a loan of $1.5 million from Connecticut Innovations, Incorporated for further leasehold improvements which financing we expect to close during the third quarter of 2000. We are using the $2.4 million available under long-term loans for facility improvements to finance the construction of an 8,000 square foot HAP Typing facility and an additional 12,000 square feet of office and laboratory space. It is our intention to continue to expand production and office facilities and to acquire state-of-the art equipment to continue to accelerate the discovery of HAP Markers for all pharmaceutically relevant genes.


   Cash used in operations for the three months ended March 31, 2000 was $1.5 million compared with $930,016 for the same period in 1999. A net loss of $8.6 million for the first three months of 2000 was partially offset by non-cash charges of $3.6 million for stock based compensation expense, $2.0 million of deferred revenue, $456,378 of non-cash charges for depreciation and amortization expense and an increase of $724,550 in accrued expenses. During the three months ended March 31, 2000, we received net proceeds of $53.9 million from the issuance of preferred stock, of which $12.0 million was invested in marketable securities.

   We believe that our current cash reserves, the proceeds we raise from this offering and our available borrowing capacity will be sufficient to support our planned operations for at least 24 months.

   Our cash requirements will vary depending upon a number of factors, many of which are beyond our control, including:

   - the demand for our HAP Technology;

   - the efforts and success of our HAP2000 partnership program;

   - the results of our Mednostics programs;

   - the level of competition we face;

   - our ability to develop, market and license new technology; and

   - our ability to effectively manage operating expenses.

Income Taxes

   We have not generated any taxable income to date and, therefore, have not paid any federal income taxes since inception. At December 31, 1999 we had available unused net operating loss carryforwards of approximately $12.7 million and $12.5 million which may be available to offset future federal and state taxable income, respectively. Use of our federal and state net operating loss carryforwards, which will begin to expire in 2007 and 2000, respectively, may be subject to limitations. The future utilization of these carryforwards may be limited due to changes within our current and future ownership structure as defined within the income tax code. We have recorded a full valuation allowance against our deferred tax asset, which consists primarily of net operating loss carryforwards, because of uncertainty regarding its recoverability, as required by Financial Accounting Standard No. 109 "Accounting for Income Taxes."

Market Risk

   Our exposure to market risk is principally confined to our cash equivalents and investments, all of which have maturities of less than two years. We maintain a non-trading investment portfolio of investment grade, liquid debt securities that limits the amount of credit exposure to any one issue, issuer or type of instrument. In view of the nature and mix of our total portfolio, a 10% movement in market interest rates would not have a significant impact on the total value of our investment portfolio as of March 31, 2000.


   At March 31, 2000, we had aggregate fixed rate debt of approximately
$12.0 million, including borrowings outstanding under term loans and capital lease obligations. A 10% change in interest rates would cause a corresponding increase in our annual expense of approximately $100,000.


Recent Accounting Pronouncements

   In December 1999, Staff Accounting Bulletin No. 101 (SAB 101), REVENUE RECOGNITION, was issued. The revenues included in the accompanying statements of operations, for all periods presented, are in accordance with the provisions of SAB 101.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS AND FOR HEDGING ACTIVITIES (SFAS No. 133) which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS No. 133 is effective for fiscal years beginning after January 1, 2001. We do not believe that the adoption of SFAS No. 133 will have an impact on our results of operations or financial condition as we hold no derivative financial instruments and we do not engage in hedging activities.

                                    BUSINESS

Company Overview

   We are a leader in developing technology for applying population genomics to improve the development, marketing and prescribing of drugs. We discover genomic markers that are predictive of which patients will respond effectively to a drug. We market our technology to the pharmaceutical industry as a means of developing more efficient clinical trials and of improving the sales of existing drugs, by taking into account the genomic differences that exist between individuals. Our technology combines informatics, genomic markers and an efficient process for analyzing clinical samples to correlate drug response with patients' genomic variation.

   We believe that a fundamental improvement will occur in the delivery of healthcare if the pharmaceutical and biotechnology industries begin efficiently using population genomics. We foresee healthcare providers using knowledge of each individual's unique genome to predict disease susceptibility and progression as well as each individual's response to a drug. We believe that the pharmaceutical industry will first use population genomics to design and conduct smaller and better informed clinical trials. We also see the pharmaceutical industry applying population genomics to currently marketed drugs, so as to gain approval for new indications and maintain or increase market share through differentiation from competing products and to develop second generation drugs. Ultimately, we believe that our technology will allow physicians and patients to select specific treatments based on a patient's genome. Our goal is to have our technology become the standard for incorporating population genomics throughout the pharmaceutical process of developing, marketing and prescribing drugs.

Industry Overview

   The pharmaceutical industry faces intense pressure to become more productive. Two of the industry's most challenging issues are the high cost and low success rate of developing drugs and the need to differentiate approved drugs in highly competitive markets.

   The drug development process is costly and subject to a high failure rate. The average cost of developing a drug is estimated to be $500 million, including the cost of unsuccessful drug candidates. Even with recent technological advances, including advances in areas such as genomics, the failure rate of clinical trials remains very high. In the United States, only one in five drug candidates that enters clinical trials reaches the market. Seventy percent of the drug candidates that enter clinical trials successfully complete phase I, 33% complete phase II, 25% complete phase III and only 20% achieve regulatory approval. The decision to enter phase III, the most costly phase of clinical trials, is generally based upon the results obtained from the limited number of individuals, often fewer than 200, typically studied in phases I and II. The typical patient population in phase III is between 1,000 and 5,000 individuals, and the average amount of money spent in a single phase III clinical trial is estimated to be greater than $40 million.

   Approved drugs often face intense competition. The period of market exclusivity for the first drug in a new therapeutic class is typically much shorter today than it was a few years ago. Consequently, marketing expenditures have increased rapidly as companies attempt to maintain or increase market share. Of the approximately $50 billion spent in 1999 on U.S.-based drug discovery, development and marketing, the pharmaceutical industry spent over $25 billion on marketing drugs. Marketing departments are also under pressure to maximize

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the revenue generated from approved products in order to meet corporate-wide revenue and earnings goals. In addition, experts expect large pharmaceutical companies to lose a substantial portion of their present revenues by 2003 due to the expiration of patents on existing drugs and the effect of generic drugs on competition. Thus, in order to maintain revenue growth rates and profitability, pharmaceutical companies must both improve the success rate of clinical trials and differentiate their drugs in a crowded market place.

   The medical community generally acknowledges that most drugs work more effectively for some patients than others. The pharmaceutical industry often poorly understands this variability in patient response. Consequently, pharmaceutical companies may unnecessarily discontinue further drug development, fail to obtain regulatory approvals for promising drug candidates, or, even if a drug obtains approval, be unable to market an approved drug effectively or to obtain approval for third party reimbursement.

   Scientists have known for a long time that genomic differences influence how patients respond to drugs. However, pharmaceutical companies generally have not considered genomic differences between patients in developing and implementing clinical trials or in the marketing of approved drugs. If pharmaceutical companies were able to correlate genomic variation with drug response in clinical trials, they could improve the drug development and marketing process. For example, pharmaceutical companies could use the correlation data from phase I and phase II clinical trials to determine the size of the patient population that would likely benefit from the drug under development. They would also know the size of the clinical group needed for a phase III clinical trial to obtain statistically significant data to support the clinical development program. The pharmaceutical companies would, therefore, have a better understanding of the cost required to complete the development of the drug and the likely economic return on their investment before proceeding to a phase III clinical trial. In addition, understanding the correlation between genomic differences and drug response would enable pharmaceutical companies to improve the marketing of their drugs by identifying those patients for whom particular drugs are likely to be most effective.

 POPULATION GENOMICS

   Population genomics is the analysis of genomic variation within groups of people. The genomic blueprint each person inherits from his or her biological parents determines differences, such as height, hair color, and eye color. Our DNA, which is composed of four building blocks called nucleotides, encodes the information responsible for these differences. The relative order, or sequence, of the four nucleotides determines the information content of the DNA. The entire DNA content of humans consists of 23 structures called chromosomes and approximately three billion nucleotides. These nucleotides are organized into approximately 100,000 units of information called genes. The information contained in genes is translated into a product called a protein.

   Humans have two copies of each chromosome. Individuals inherit one set of the 23 chromosomes, a complete genome, from each parent. Therefore, humans inherit two copies of the human genome. Differences between siblings arise because the 23 individual chromosomes can be shuffled in more than eight million different ways. In addition, during the reproductive process, physical exchange occurs between regions of each chromosomal pair. Thus, each individual inherits two versions of each chromosome in a form that is slightly different from that found in either parent. Likewise, each individual may inherit two different versions of any specific gene. As a result of this process, there may be differences between versions of a gene within an individual and among groups of people. On the other hand,

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individuals, whether they are related or not, may inherit similar versions of specific genes. Differences between versions of a gene, whether within an individual or among groups of people, are referred to as genomic variation.

   Small differences between the DNA sequences of two individuals may cause profound differences between these two people. Population geneticists estimate that there is approximately a 0.1% difference in the DNA sequence between any two individuals; at the DNA level, this 0.1% difference translates into three million sites of genomic variation. Moreover, in order to predict drug response, one must not only take into account the genomic variation between two individuals, but also across diverse groups of people. As few as fifty people selected from two different geographic regions can have 30 million sites of genomic variation.

   As scientists better understand genetic variation at the molecular or genomic level, they are more certain that an individual's response to a drug is dependent upon that individual's unique genome. In addition, more than one gene generally determines how an individual responds to a drug. Every drug generally interacts, directly and indirectly, with a variety of different proteins produced by different genes. Therefore, in order to predict a specific drug response, scientists must analyze genomic variation in multiple genes.

   A practical approach to understanding why individuals have different responses to the same drug may be to group individuals together based upon specific genomic similarity, particularly if the similarity correlates with drug response or disease susceptibility. This genomic similarity can occur in unrelated individuals from different geographic regions.

   Any approach to commercialize the use of population genomics must:

   - take into account that each individual has two versions of every gene;

   - recognize that multiple genes are involved in an individual's response to a drug;

   - measure accurately and efficiently substantial genomic variation between individuals from diverse groups; and

   - detect, with sophisticated software programs, the correlation of genomic variation with a drug response.

 SINGLE NUCLEOTIDE POLYMORPHISMS AND HAPLOTYPES

   At the DNA level, genomic variation occurs mainly as a result of variation of a single nucleotide, commonly referred to as a single nucleotide polymorphism or SNP. Several international efforts are underway which are intended to serve as the starting point for understanding genomic variation. One is the Human Genome Project whose scientists recently announced that they have made publicly available a rough draft of a sequence of a single composite human genome. This sequence provides a starting point to identify SNPs. Another effort is the SNP Consortium, which is an industry sponsored initiative, whose goal is to identify 300,000 SNPs distributed randomly throughout the entire genome. However, geneticists believe that only a small portion of the human genome constitutes gene information. Thus, only a small number of the SNPs that the SNP Consortium, or other entities following a similar approach, will identify are likely to fall within these gene regions of DNA.

   Some companies are proposing to correlate genomic variability with drug response by analyzing individual SNPs. This individual SNP approach, however, requires thousands of

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patients and complex statistical analysis to detect possible predictive markers and may lead to a large number of markers that, upon subsequent testing, may not correlate with a drug response.

   Geneticists historically studied genetic variation by analyzing the inheritance of traits within an extended family. Classical population geneticists coined the term haplotype to describe the physical organization of genetic variation as its occurs on each pair of chromosomes in an individual. The haplotype is the standard for measuring genetic variation. At the molecular level, a haplotype consists of multiple individual SNPs that are organized into one of the limited number of combinations that actually exist as units of inheritance in humans. Each haplotype contains significantly more information than individual, unorganized SNPs. As a result, clinicians need fewer patients to detect a statistically significant correlation with a drug response if they use haplotypes rather than individual, unorganized SNPs.

   Haplotypes provide:

   - an accurate measurement of the genomic variation in each individual's two genomes;

   - a practical method of organizing this genomic variation information;

   - an efficient tool for measuring this genomic variation in diverse groups of people; and

   - enough information to allow clinicians to extract statistically accurate data from small populations.

   Both the Human Genome Project and the SNP Consortium will produce basic information for use by academic and industrial researchers. However, these efforts will not:

   - determine how SNPs are organized within a gene to constitute a haplotype;

   - determine the frequency with which SNPs or haplotypes are found in various populations; or

   - create an informatics interface for using this information in a clinical setting.

   Through the use of haplotypes, together with sophisticated software programs, pharmaceutical companies could determine with statistical accuracy the correlation between genomic variation and drug response in a small population of the size commonly seen in phases I and II of clinical trials and, therefore, make better informed decisions on whether or not to enter phase III clinical trials. In addition, understanding the correlation between genomic differences and drug response would enable pharmaceutical companies to improve the marketing of their drugs by identifying those patients for whom particular drugs are likely to be most effective.

The Genaissance Solution

   We combine sophisticated informatics and proprietary procedures with state-of-the-art DNA sequencing and genomic variation measurement capabilities to allow pharmaceutical companies to integrate population genomics into the development, marketing and prescribing of new and existing medicines. We have invested considerable resources in constructing a production process to discover genomic variation and are scaling up this process with the goal of discovering the range of genomic variation among all of the pharmaceutically relevant genes. We call this complete solution our HAP Technology.

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   The key components of our HAP Technology are:

   - a database of highly informative, proprietary measures of genomic variation, or haplotypes, for pharmaceutically relevant genes;

   - a proprietary informatics system, including unique algorithms, for correlating genomic variation with drug response; and

   - a cost effective efficient process for measuring genomic variation in clinical DNA samples.

   We designed our HAP Technology to permit pharmaceutical and biotechnology companies to use population genomics in a variety of ways for drug development and commercialization.

   DRUG DEVELOPMENT. We designed our HAP Technology to improve the success rate of drugs in clinical trials by:

   - assessing efficiently the genomic variation among the patients involved in a clinical trial, thereby permitting pharmaceutical companies to incorporate genomic variation information into all decisions required during the course of a clinical trial;

   - creating better informed, or "smarter," clinical trials through the design of protocols which result in the inclusion of those patients most likely to benefit from the proposed therapeutic product;

   - facilitating earlier "go/no-go" decisions on whether to proceed to the next phase of clinical trial testing which should result in a more efficient use of clinical resources; and

   - reducing the size and, hence, the cost of late-stage clinical trials by enrolling a group of patients who are most likely to respond to a drug.

   DRUG MARKETING. We also designed our HAP Technology to maximize the value of an approved drug by:

   - creating diagnostic tests employing HAP Markers that are predictive of drug response, as well as developing supporting software to be used in tandem with the prescribing and/or marketing of a drug;

   - integrating genomic variation information into marketing strategies to sustain and enhance a market leading position or to address problems such as poor market penetration, competitive pricing issues, safety, risk of therapeutic substitution, and limited patent life; and

   - targeting new markets and obtaining approval for new indications.

   Our HAP Technology may also be useful for improving the drug discovery process through the selection and validation of drug targets. In addition, pharmaceutical companies could incorporate data obtained during clinical trials into the drug discovery process to develop second generation drugs. If widely adopted, our HAP Technology could enable the healthcare system to personalize treatment based upon an individual's unique genome.

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
Our Strategy

   Our objective is to make our HAP Technology the industry standard for using genomic variation information throughout the pharmaceutical development, marketing and prescribing process. The key elements of our strategy include the following:

   COMMERCIALIZE OUR HAP TECHNOLOGY THROUGH OUR HAP2000 PARTNERSHIP PROGRAM. We are currently in discussions and negotiations with selected pharmaceutical and biotechnology companies to become the initial partners in our HAP2000 partnership program. Our HAP2000 program will give our partners access to our HAP Technology, including access to our proprietary HAP Markers, our DECOGEN informatics system, and our HAP Typing capabilities. In return, we expect to receive annual subscription fees, payments for work on specific drug development or marketing projects and for HAP Typing. In addition, we expect license, milestone, and royalty payments for the use of our HAP Markers.

   PURSUE MEDNOSTICS OPPORTUNITIES. Our Mednostics programs will apply our HAP Technology to currently marketed drugs to enhance their competitive position. We believe the application of our HAP Technology to these drugs will create intellectual property from which we will derive considerable financial value. We intend to market this intellectual property to those parties who may most benefit from it, including pharmaceutical, diagnostic, and medical information companies, as well as healthcare providers.

   DISCOVER AND PATENT HAP MARKERS FOR ALL OF THE PHARMACEUTICALLY RELEVANT GENES. We have accelerated the rate at which we are discovering HAP Markers. We are seeking to discover HAP Markers for all of the pharmaceutically relevant genes. We are filing composition of matter patents to protect HAP Markers, as well as their association with clinical applications such as disease risk, drug response and side effects. If we discover and protect these HAP Markers, we believe we will have created the most comprehensive coverage of informative genomic markers available. We believe that this coverage of genomic variation would give us a competitive advantage as the premier source for correlating genomic variation with drug response. We plan to file method patents covering discoveries we make relating to diagnosing a patient's predisposition to a particular disease or for prescribing a drug safely and efficaciously.

   CONTINUE IMPROVING AND EXPANDING OUR DECOGEN INFORMATICS SYSTEM. We are continually expanding the capability of our DECOGEN informatics system with the goal of establishing it as the industry standard for integrating genomic variation into the pharmaceutical development and marketing process. We have invested considerable resources in building our informatics team and will continue to do so. We believe our DECOGEN informatics system is the only platform available that combines sophisticated genomic variation analysis tools with state-of-the-art clinical statistics in an intuitive, graphical user interface. We believe our DECOGEN informatics system effectively integrates population genomics into the design and analysis of clinical trials.

   SEEK STRATEGIC ALLIANCES WITH LEADING EQUIPMENT AND INFORMATION TECHNOLOGY PROVIDERS. We plan to form strategic alliances with research and diagnostic equipment manufacturers and diagnostic and information technology companies to expand the applications of our HAP Technology, with the goal of establishing our HAP Technology as a standard component in the delivery of healthcare.

   INCREASE AWARENESS OF THE IMPACT OF GENE VARIATION ON THE FUTURE PRACTICE OF MEDICINE. We intend to work closely with regulatory agencies, third party payers, the medical community and healthcare consumers to build awareness about the benefits of using genomic variation

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
data in the development, marketing and prescribing of new and existing drugs. Our goal is to establish our HAP Technology as the industry standard in the healthcare field for evidence-based medicine.

Our Commercial Programs

 HAP2000 PARTNERSHIP PROGRAM

   We have developed a program intended to give pharmaceutical and biotechnology companies access to our HAP Technology throughout each phase of drug development and marketing. Each partner will gain access to our proprietary HAP Markers, our DECOGEN informatics system, and our HAP Typing capabilities. Partners may select a limited number of genes annually for HAP Marker discovery. We anticipate that each partnership will be for a minimum of three years. While we expect to retain all intellectual property rights in HAP Markers discovered during the partnership, our partners will have the option to receive multiple exclusive licenses for the use of these HAP Markers for the development of diagnostic and therapeutic products within specified drug classes and for particular disease indications.

   As part of the HAP2000 program, our partners will gain access to our HAP Typing facility, which we will use to measure HAP Markers from individual patient samples provided by our partners. Under our HAP2000 program, we seek to obtain both near-term and deferred payments including:

   - annual subscription fees for access to our DECOGEN informatics system, including our proprietary HAP Markers;

   - fees for research projects focused on development or marketing issues associated with particular drugs;

   - fees for HAP Typing clinical samples supplied by our partners; and

   - license fees, milestone payments and royalties based on product sales for the exclusive use of HAP Markers for drugs within a specific class and for specific disease indications.

   Although we are currently in discussions with a number of pharmaceutical and biotechnology companies for our HAP2000 partnership program, we currently do not have a partner for this program.

 MEDNOSTICS PROGRAM

   Our internally funded Mednostics programs apply our HAP Technology to drugs currently marketed by third parties. Through our Mednostics programs, we seek to find HAP Markers that identify individuals who:

   - will respond better to a particular drug within a competitive class than to other drugs in the same class or to one competing class of drugs as compared to another class of drugs;

   - are prone to side effects and adverse reactions; and

   - are currently not undergoing therapy for a given disease yet are at risk and will respond well to a given drug.

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
   Identification of individuals who would benefit from a particular drug may solidify or improve the market position of a particular drug in a highly competitive market and assist in obtaining approval for third party reimbursement. Identification of individuals who are at risk of developing a side effect may increase patient compliance and expand the market for a drug. Early identification of individuals who are at risk of developing a particular disease may improve the treatment for a number of significant diseases and conditions, including many central nervous system disorders, neurogenerative disorders, and cardiovascular disease, and expand the market for already approved drugs.

   As an example of our Mednostics program, we are applying our HAP Technology to the statin class of drugs, which doctors use to treat patients with high cholesterol and lipid levels and who are, therefore, at risk for cardiovascular disease. This is a highly competitive market with multiple approved products seeking to gain increased market share. Currently, the market is approximately $11 billion worldwide and experts forecast that the market will at least double in size by 2005. Identification of genomic markers that would allow the right drug to reach the right patient would allow a company to boost its market share and would improve patient compliance, which are both particularly important factors when maximizing profit from drugs that patients take over the course of a lifetime.

   To gather data for this Mednostics program, we are studying approximately 200 individuals who have been prescribed one of several cholesterol lowering drugs. We obtained full medical and family histories and extensive clinical measurements for these individuals from the Ludwigshafen Risk and Cardiovascular Health Study in Germany, a large, ongoing longitudinal study being managed by Dr. Bernard Winkelmann at a teaching hospital of the University of Mainz in Germany. Doctors have diagnosed these individuals to have conditions such as coronary artery disease, diabetes, obesity, high cholesterol levels and hypertension. To date, we have identified HAP Markers from multiple genes that differentiate how patients have responded to different statins. These drugs include pravastatin (sold by Bristol-Myers Squibb Company as Pravacol-Registered Trademark-), atorvastatin (sold by Pfizer Inc. and Warner-Lambert Company as Lipitor-Registered Trademark-) and cerivastatin (sold by Bayer AG as Baycol-Registered Trademark-). We intend to approach a number of companies which may have an interest in any intellectual property we develop from this Mednostics program. These companies include pharmaceutical companies, which have a significant product franchise in cardiovascular disease and would be interested in improving or strengthening their market position. We also intend to approach diagnostic and health maintenance organizations, both of which may see economic benefit in having genomic markers for identifying patients most likely to respond to a particular cholesterol lowering drug. We also intend to target other major diseases for which the market is fragmented among multiple currently marketed drugs and there appears to be an opportunity for our HAP Technology to confer a competitive advantage on one of the participants in the market.

   We do not currently expect to manufacture and market pharmaceutical and diagnostic products ourselves.

Asthma Clinical Study

   To demonstrate how the pharmaceutical industry could use our HAP Technology, we conducted a clinical study to determine a correlation between our HAP Markers or SNPs and an asthma patient's response to the drug albuterol (sold by GlaxoWellcome as Ventolin-Registered Trademark-), a standard treatment for persons with asthma. We conducted the study in collaboration with Dr. Stephen Liggett, our executive medical advisor and a professor of medicine at the University of Cincinnati Medical Center. We initially examined genomic variation in the target of the drug, the (2) adrenergic receptor ((2)-AR). We determined the sites of variation in this

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
gene and then used our DECOGEN informatics system to organize the SNPs into HAP Markers. We found 13 SNPs in the (2)-AR gene, which were organized into only 12 HAP Markers out of a theoretical possibility of 8,192 (2(13)) haplotypes. We collapsed the 12 HAP Markers into four major groups using our proprietary methods of population genomics to increase the likelihood of finding a statistically relevant correlation.

   Dr. Liggett recruited 121 asthmatic individuals for clinical treatment.
Dr. Liggett made a large number of standard pulmonary measurements, after which he treated the patients with albuterol in a controlled setting. Approximately 30 minutes after treatment, Dr. Liggett repeated the pulmonary measurements. The response to the drug differed significantly from patient to patient and the drug was clinically effective in only 40% of these patients as measured by generally accepted clinical criteria. Dr. Liggett and his staff drew blood samples and extracted DNA for HAP Typing of the (2)-AR receptor gene. We did the HAP Typing and entered the clinical information and the results from HAP Typing into the DECOGEN informatics system. The search engine of our DECOGEN informatics system analyzed the data for a correlation between combinations of HAP Markers as well as individual SNPs and the response to albuterol.

   Our DECOGEN system found a correlation between specific pairs of HAP Markers in the (2)-AR receptor gene and both a positive response and a poor response to albuterol. By contrast, no individual SNP correlated with the response to albuterol in this study. This study, which was similar in sample size used for a phase II clinical trial, showed that a patient's response to albuterol correlated, in a statistically significant manner, with specific HAP Markers. We have filed a patent application on the correlation and have submitted a more detailed description of this study for publication in a peer reviewed scientific journal.

Our Technology

 OVERVIEW

   Our process for discovering HAP Markers eliminates the need to find and then test large numbers of families or related individuals to determine genomic variation. Initially, we discover individual SNPs by high-throughput sequencing of DNA samples of unrelated and related individuals that are representative of the individuals who constitute the major pharmaceutical markets of the world. We use our proprietary algorithms to organize the SNPs into HAP Markers. Using these algorithms, we find that the number of actual HAP Markers per gene is significantly less than the theoretically large number of ways in which SNPs could be organized.

   Our DECOGEN informatics system contains a number of components. Our ISOGENOMICS Database contains our HAP Markers including information about their sequence, frequency and distribution. Our DECOGEN informatics system also contains a proprietary collection of algorithms and a search engine that correlates a patient's HAP Markers with a particular response to a drug. Using our DECOGEN informatics system, we can determine with statistical accuracy the correlation between HAP Markers and drug response in a small population of the size commonly seen in phase I and phase II of a clinical trial.

   HAP Typing is our process for measuring which HAP Marker pairs are present in a patient's DNA sample. Our HAP Typing facility uses proprietary software, robotics and Sequenom's MassARRAY-TM- platform to determine, on a high-throughput basis, which two HAP Markers for a gene are present in a patient's DNA sample. We integrated the resulting data into our DECOGEN informatics system to search for a correlation with a patient's drug response.

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
   The following outlines the components of our HAP Technology and how we use our HAP Technology to detect a correlation with a drug response.

                                   [DIAGRAM]

 GENE SELECTION

   Our goal is to discover HAP Markers for all of the pharmaceutically relevant genes. We prioritize these genes for HAP Marker discovery based upon the anticipated needs of our HAP2000 partners and our Mednostics programs. We obtain genomic information relevant for gene selection from publicly available sources, such as the Human Genome Project, and from proprietary databases. We are discovering HAP Markers for genes that:

   - are, or will likely become, drug targets;

   - are associated with drug target pathways;

   - are involved in how drugs modify cell communication or regulate other genes; and

   - are involved in the metabolic process by which the body absorbs a drug and breaks it down.

 INDEX REPOSITORY

   We use our Index Repository, a collection of diverse DNA samples, to discover the SNPs that are present in genes. We designed our Index Repository to:

   - contain genomic information that would be representative of the people who constitute the major pharmaceutical markets of the world;

   - aid in the quality control analysis of the SNPs we discover; and

   - facilitate the organization of SNPs into HAP Markers.

   To build our Index Repository, we engaged a contract research organization, commonly referred to as a CRO, to recruit 200 individuals whose parents and grandparents came from specified geographical regions. The CRO obtained personal information from each individual, including sex, date of birth, and general medical information, as well as a detailed family

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
history. The CRO drew blood samples so that we could create continually multiplying cells from the white cells present in the blood. The resulting cells, called permanent cell lines, provide us with a supply of DNA from which to discover SNPs. We store frozen samples of each cell line at multiple locations to ensure that all of these cell lines are available in the future. To supply sufficient DNA for the production process, we routinely grow the cell lines in our cell culture facility. We employ quality control procedures that permit each DNA sample to be unambiguously matched to its corresponding cell line. We store all of the information about a cell line in our proprietary ISOGENOMICS Database that is a component of our DECOGEN informatics system.

   We are adding to the content of our Index Repository and will have at least 300 additional individuals whose parents and grandparents are from geographical regions that represent emerging and specialized pharmaceutical markets. We plan to use this new resource to obtain additional population variability information for specialized applications.

 DISCOVERING SNPS

   We use a subset of our Index Repository to discover SNPs. We employ principles of population statistics to determine the minimum number of unrelated individuals that we need to have a 99% probability of detecting a SNP or HAP Marker that occurs:

   - in at least 5% of the general population or

   - in at least 10% of a population from a specific geographical region.

   We sequence individual samples of DNA so that we can accurately determine the frequency of a SNP in the population. Our procedure allows us to detect SNPs that are present at lower frequencies than if we were to analyze a mixture of DNA from different individuals, as is done by some companies.

   We sequence 93 individual, human DNA samples, or 186 individual genomes, from our Index Repository in the following genomic regions for each selected gene:

   - the region responsible for controlling when a gene is active, the control region;

   - the regions containing coding information that is found in the protein product of the gene, the coding regions;

   - the boundaries between the genomic regions containing coding information and those interspersed regions that do not contain coding information, the non-coding regions; and

   - the region at the end of a gene immediately after the last region containing coding information.

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
   The following diagram shows the regions of genomic DNA we sequence.

                                   [DIAGRAM]

   Our process of discovering SNPs distinguishes us from other companies. Some companies sequence cDNA, which is a test tube synthesized product that does not contain sequence information for some key genomic regions that we sequence. As a result, these companies cannot detect the SNPs that are present in these regions. In addition, the DNA we use is easily obtainable from blood samples whereas tissue biopsies may be necessary to obtain cDNA products for certain genes.

   Our sequencing process is highly automated, from picking the regions to be sequenced through loading the samples onto one of our sequencing machines. We designed the process in a modular fashion so that we can easily update procedures with improved technology without the need to shut down the entire production process. We operate our sequencing facility 24 hours a day, seven days a week. We currently have 25 ABI Prism-Registered Trademark- 3700 capillary sequencers manufactured by PE Biosystems Group, a division of PE Corporation, and have placed an order for 34 more machines, which are scheduled to be operational by the end of the third quarter of 2000. We plan on ordering additional machines by the end of the third quarter of 2000.

   We have also developed a proprietary laboratory information management system to track genes as they progress through the production pipeline. We use this system to monitor the overall quality of data we produce to ensure that the sequencing process is operating according to our established standards. The sequence information undergoes two forms of quality control analysis. We use electronic procedures and established population genomic principles to identify and validate that a SNP exists at a given position.

 HAP MARKERS AND ISOGENOMICS DATABASE

   Geneticists use the term haplotype to describe how SNPs are organized on a chromosome. They study the inheritance of genetic variability in extended families in order to determine haplotypes. Family studies allow a geneticist to differentiate which of the two copies of a chromosome an individual inherited from each parent. The haplotype is the standard for describing genetic variability.

   We do not need to conduct family studies to discover haplotypes. Rather than relying on family studies, we have developed an entirely computerized process for discovering haplotypes. Our proprietary method works because we analyze a large number of individual

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samples and we have members of extended families in our sample set. We have validated the accuracy of our computerized process by conventional family studies and molecular techniques. We use our proprietary computational methods and algorithms to determine how the SNPs in a gene are organized on each of the two chromosomes in each sample we sequence from our Index Repository. We use the term HAP Marker, derived from haplotype, to describe the organization of SNPs we find for a gene. Without our high-throughput computerized process, the discovery of our HAP Markers would not be commercially feasible.

   Our computerized process assigns a confidence value to each HAP Marker we discover. If the HAP Markers we discover for a gene fall below a defined confidence level, we subdivide the gene into regions. We reexamine each region until we identify HAP Markers that meet our acceptance level. We then enter each HAP Marker into our proprietary ISOGENOMICS Database. We also enter other relevant population information, such as the distribution and frequency of each HAP Marker among people from different geographical regions. We also include in our ISOGENOMICS Database other genomic markers that others have identified and are available in public databases.

   As of June 22, 2000, we had processed 1,078 pharmaceutically relevant genes through our production process and deposited our HAP Markers and associated information into our ISOGENOMICS Database. All of the nearly 500 current drug targets have either gone through our production process or are in some stage of our production pipeline. We are currently discovering HAP Markers for about 50 genes per week. We intend to increase this number to approximately 160 genes per week by the fourth quarter of 2000. To date, we have found an average of approximately 13 SNPs per gene. There are generally two possible forms of a SNP that are found at a site of genomic variation. Therefore, these 13 SNPs could theoretically be organized into 2(13) or 8,192 potential HAP Markers. Using our proprietary algorithms, we found that these SNPs are organized into an average of only approximately 15 HAP Markers per gene.

 THE DECOGEN INFORMATICS SYSTEM

   We have assembled a team of 42 informatics professionals, 18 of whom have a Ph.D., to integrate the high information content of our HAP Markers into the pharmaceutical development and marketing process. This team consists of individuals with training and experience in software engineering, population statistics, clinical statistics, workflow systems, and computational molecular biology. We have constructed a proprietary informatics system, called DECOGEN, which is short for decoding genes. Our DECOGEN informatics system contains the proprietary database of population information for our Index Repository and our proprietary ISOGENOMICS Database of HAP Markers. This database can accommodate information from a variety of populations, including individuals suffering from a specific disease and patients in clinical trials, as well as associated data such as detailed medical histories including responses to drugs. The portal to the ISOGENOMICS Database is the DECOGEN search engine, which we designed with an intuitive, graphical user interface so that drug development clinicians can easily manage their data to find a correlation between HAP Markers and a drug response.

   We have constructed the graphical interface to display a series of views that contain information, beginning with a summary and extending down into details. For example, in each project, we define a set of candidate genes for use in the clinical study. This collection of genes can generally be organized into a series of biochemical pathways, which we graphically display in our DECOGEN informatics system. The user can point and click on any gene in the pathway and obtain detailed information about that gene. One view provides information on

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
the structure of a gene and the physical location of the SNPs, along with the limited number of ways in which these SNPs are organized into HAP Markers. This view also displays the frequency of each HAP Marker in the different sub-populations. With another view, a user can see the HAP Markers for individual patients in a clinical trial alongside of their demographic and clinical data.

   Our DECOGEN informatics system provides more detailed views for experts in various areas. For example, population genomic data are available at the click of a mouse. We also provide views that show the statistics behind any correlation found between HAP Markers and a drug response. Our DECOGEN informatics system can use either qualitative or quantitative clinical measurements as a clinical endpoint to search for a correlation with our HAP Markers. Our DECOGEN informatics system has the ability to exchange information with standard software packages used in the pharmaceutical industry.

   Additional tools are available in our DECOGEN informatics system to help in the design and operation of clinical trials. To avoid introducing a bias, clinicians take into account factors such as age and sex when they randomize patients between the drug and placebo arms of a clinical trial. Clinicians can use our HAP Markers to compare the genomic background of the patients in the two arms of a clinical trial. This function allows the clinician to determine whether the two patient populations were genetically comparable. Clinicians can also use this function to match patients for assignment to the two arms of a trial to ensure that the genomic backgrounds are comparable.

 HAP TYPING

   We use the term HAP Typing to describe the process of determining which HAP Marker is present for each of the two versions of each gene in a patient's clinical sample. The first step in searching for a clinical correlation is to do HAP Typing on the clinical samples we will receive from our HAP2000 partners or obtain for our Mednostics programs. Because of the information content in our HAP Markers, we can detect a correlation between a HAP Marker and a drug response with statistical accuracy in a small population, such as is used in phase II clinical trials. Other companies propose using numerous, unorganized SNPs to detect a correlation. We have done simulation studies to determine the predictive power of individual SNPs. If clinicians use individual SNPs as genomic markers, they need a large number of patients, similar to what pharmaceutical companies generally use in phase III trials, to find a correlation with similar statistical accuracy. However, our analysis showed that one will obtain a significant number of spurious correlations if one uses individual, unorganized SNPs.

   Our DECOGEN informatics system contains a proprietary computational tool that facilitates the use of HAP Markers for HAP Typing. Our SNP discovery process identifies the positions of variation within a gene. Thus, we examine only these variable positions in a clinical sample. Our proprietary algorithms determine the minimal number and combination of variable sites, which we must analyze in order to identify, with high confidence, the two HAP Markers that are present for each gene in a clinical sample of DNA. This proprietary tool exploits an established genetic principle. That is, the presence of a given form of genomic variation at one position can be highly predictive of the form of genomic variation present at another site in a gene. This predictability reduces the complexity of the information needed to identify a HAP Marker in a genomic sample. Scientists can determine this predictability, however, only if the haplotype or the organization of SNPs is already known for a gene. Our HAP Markers contain this needed information.

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
   We choose genes to analyze based upon knowledge of the drug in question, the drug's known or likely target, the disease, and drug metabolism considerations. The number of genes we analyze will increase as the costs for HAP Typing decrease. If we fail to detect a correlation with HAP Markers for a given gene, we eliminate that gene from further consideration. If we cannot detect a significant correlation, we analyze additional genes. We then test in a prospective study any correlation that we detect in order to confirm the predictability of the HAP Markers.

   We will use our HAP Typing capabilities to support our HAP2000 partners and our Mednostics programs and to obtain additional population information for certain HAP Markers. We have installed our first HAP Typing system at our facility. We are investing significant funds to construct a customized 8,000 square foot facility, compliant with government regulations, which we will dedicate to HAP Typing. We are also developing proprietary software to track samples through the facility. This facility, which we designed to handle initially at least three million genomic tests per year, is scheduled for completion in the third quarter of 2000. We have adopted Sequenom's MassARRAY-TM- high-throughput technology to do our HAP Typing. We expect additional shifts of technicians and MassARRAY-TM- systems to increase the capacity to at least 18 million genomic tests per year. We plan to develop genomic tests for a significant number of our HAP Markers and intend to use these tests for clinical studies with our HAP2000 partners and for our Mednostics programs.

Our Collaborations

   To date, we have entered into the following licenses and collaborations:

 GENE LOGIC


   In June 2000, we entered into a three-year collaboration agreement with Gene Logic, Inc., under which we have subscribed to all of their gene expression databases and Gene Logic has purchased certain of our SNP data. Gene Logic will use our SNP data to indicate, in their gene expression databases, the amount of genomic variability that we found in certain genes. We will use their gene expression information to indicate, in our ISOGENOMICS Database, the expression level that Gene Logic observed for a gene in different tissues under different circumstances. We will also use their data to help select genes for analysis in our Mednostics programs. Furthermore, Gene Logic will analyze for our Mednostics programs the level of gene expression in various samples which we will provide to them during the term of the agreement. The agreement will automatically terminate after three years unless we choose to extend the term. Either party may terminate the agreement early if the other party breaches the agreement or if either party meets certain criteria.


 SEQUENOM


   In May 2000, we entered into a three-year collaboration agreement with Sequenom, Inc., under which we have committed to use Sequenom's MassARRAY-TM-system as our exclusive equipment platform for high-throughput SNP analysis in our new HAP Typing facility. In return, Sequenom will provide equipment and supplies, as well as ongoing access to information about new technology and products in development by Sequenom, so that we can adapt such new technologies and products for use at our HAP Typing facility in the shortest possible time. In addition, we have the option to be a test site for these new technologies and products. We are also collaborating with Sequenom to define a MassARRAY-TM-standard equipment configuration designed to be implemented in the laboratories of our customers who wish to use our HAP Marker sets themselves in a high-throughput setting. This joint development effort will include, for example, the definition and creation of an interface between the software tools which each of us offers for data generation and interpretation. Working with Sequenom, we also plan to develop joint marketing tools and to target potential customers for joint presentations. The agreement will automatically terminate after three years, but either party may terminate the agreement early if the other party breaches the agreement or if the terminating party is able to meet certain criteria.


 VISIBLE GENETICS


   In November 1996, we granted to Visible Genetics, Inc. a worldwide exclusive license to our patented technology relating to the coupled amplification and sequencing, or CAS, of DNA for diagnostic use. This technology is not part of our HAP Technology. Under the terms of the agreement, Visible Genetics paid us a one-time licensing fee and continues to pay us royalties based on global sales of products using the licensed technology. Visible Genetics incorporated the CAS technology in its TruGene-TM- HIV diagnostic kit which they designed to perform pharmacogenomic analysis of HIV and to customize HIV and AIDS therapy for particular patient sub-groups. In March 2000, we amended the agreement to, among other things, reduce the amount of royalties payable under the agreement and expand the field of the license to the research products market. In return for the reduction of royalties and broadening of the field, Visible Genetics has paid us an additional one-time fee of $2 million. The term of the agreement extends until the last of the patents covered by the agreement expires. Either party may terminate the agreement early if the other party breaches the agreement, and we can terminate the agreement early if Visible Genetics fails to make any payments.


 TELIK

   In February 1998, we entered into a research collaboration with Telik, Inc. to collaborate on genomics research into estrogen-related conditions, such as breast cancer and osteoporosis. We amended this collaboration in February 1999 to extend the term of the collaboration. Telik's chemoinformatics technologies were used to identify drug candidates that could modulate the activity of proteins expressed by genes identified by our HAP Markers and that were associated with various estrogen receptors. We jointly own the compounds or other intellectual property rights arising from the collaboration and have agreed to jointly seek a corporate partner to continue development of these compounds. We will share the revenues received from any resulting corporate partnering agreements in the same proportion. The agreement will terminate if we have not entered into a third party license agreement or otherwise agreed to a joint development program by August 11, 2000. Upon termination, the parties are obligated to consult with each other before independently developing the jointly owned compounds and other intellectual property rights.

Intellectual Property

   We are pursuing an active program of intellectual property development and acquisition. In particular, we are developing a system to integrate the discoveries from our HAP Technology into our patent process in order to protect all of our intellectual property. We rely on patents, trade secrets, non-disclosure agreements, copyrights and trademarks to protect our proprietary technologies and information. In addition, we are actively pursuing licensing to third parties our intellectual property that is peripheral to our core products and services.

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
   We focus our intellectual property strategy on several key areas:

   - fundamental methods for conducting our genomics and informatics business;

   - HAP Markers defining the genomic variation discovered in human populations as well as the genes embodying the HAP Markers;

   - the ISOGENOMICS Database and other components of the DECOGEN informatics system;

   - other proprietary informatics systems for storing and analyzing genomic variation data; and

   - novel business methods that utilize our technologies for providing genomic services to the pharmaceutical and biotechnology industry.


   As of June 22, 2000, our patent portfolio included a total of one issued and 682 pending patent applications, which we own or for which we are the exclusive licensee. We have received a U.S. patent, which covers collecting and analyzing genes from both chromosomes from multiple individuals in different sub-populations. Of our 683 issued and pending patent applications, 669 pending patent applications cover HAP Markers for 669 different genes. To protect and extend our proprietary position in population genomics, we are pursuing patent protection for any correlation between our HAP Markers and a drug response or susceptibility to a disease. We have also filed patent applications for components of our DECOGEN informatics system, including the process for assembling HAP Markers and for determining genomic associations. We are pursuing both composition of matter and method-of-use claims. Our goal is to file patent applications in the U.S. and abroad on HAP Markers for every pharmaceutically relevant gene.


   There have been, and continue to be, intensive discussions on the scope of patent protection for gene fragments, SNPs and full-length genes. The U.S. Patent and Trademark Office has proposed new guidelines that address the requirements for demonstrating the utility and describing the structure of these substances. While the new guidelines do not require clinical efficacy data for issuance of patents relating to human therapeutics and diagnostics, the guidelines have been in effect for only a short period of time and it is possible that the U.S. Patent and Trademark Office may interpret them in a way that could delay or adversely affect our ability or the ability of our partners to obtain patent protection. Similarly, U.S. courts are addressing the requirements for demonstrating the utility and describing the structure of these substances in patent infringement and enforcement proceedings. The biotechnology patent situation outside the United States is even more uncertain and is currently undergoing review and revision in many countries. Consequently, we must review our patent strategy and patent applications to address the changing legal standards in the United States and abroad.

   We also rely upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain our competitive position. We generally protect this information with reasonable security measures, including confidentiality agreements that provide that all confidential information developed or made known to others during the course of the employment, consulting or business relationship shall be kept confidential except in specified circumstances. Agreements with employees provide that all inventions conceived by the individual while employed by us are our exclusive property.

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
Competition

   There is significant competition among entities attempting to use genomic variation data and informatics tools to develop and market new and existing medicines. We expect the intensity of the competition to increase. We face, and will continue to face, competition from pharmaceutical, biotechnology and diagnostic companies, both in the United States and abroad. Several entities are attempting to identify and assemble SNP databases. These databases are based on various technologies and approaches, including the sequencing of either cDNA or genomic DNA and a genome-wide approach or a candidate gene approach. Some of these entities are now advocating the use of haplotypes as a measure of genomic variation. In addition, some of these entities are providing or intend to provide informatics tools for integrating the use of SNPs into the drug development process. These entities include, among others, Celera Genomics Group, Genset S.A., Incyte Genomics, Inc. and Variagenics, Inc. In addition, numerous pharmaceutical companies are developing internal capabilities for identifying and utilizing gene variation data. In order to compete successfully against existing and future entities, we must demonstrate the value of our HAP Technology and that our informatics technologies and capabilities are superior to those of our competitors. Many of our competitors have greater resources, gene variation discovery capabilities and informatics development capabilities than we do. Therefore, our competitors may succeed in identifying gene variation and applying for patent protection more rapidly than we do.

   We expect that our ability to compete will be based on a number of factors, including:

   - the speed with which we can identify HAP Markers and develop the next generation of our DECOGEN() informatics system;

   - our ability and the ability of our partners to develop and commercialize therapeutic and diagnostic products based upon our HAP Technology;

   - our ability to attract partners;

   - our ability to attract and retain qualified personnel;

   - our ability to obtain patent protection; and

   - our ability to secure sufficient resources to fund our technology development and Mednostics programs.

Government Regulation

   Regulation by governmental entities in the United States and other countries will be a significant factor in the development, manufacturing and marketing of any product that we or our partners develop. Various federal and, in some cases, state statutes and regulations govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of human therapeutic and diagnostic products. The extent to which these regulations may apply to us or our partners will vary depending on the nature of the product. The FDA does not require companies seeking product approvals to provide data regarding the correlation between therapeutic response and genomic variation.

   Virtually all of the pharmaceutical products developed by our partners will require regulatory approval by governmental agencies prior to commercialization. In particular, the FDA in the United States and similar health authorities in foreign countries will impose on these products an extensive regulatory review process before they can be marketed. This

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
regulatory process typically involves, among other requirements, preclinical studies, clinical trials, and often post-marketing surveillance of each compound. This process can take many years and requires the expenditure of substantial resources. Delays in obtaining marketing clearance could delay the commercialization of any therapeutic or diagnostic products developed by our partners, impose costly procedures on our partners' activities, diminish any competitive advantages that our partners may attain and lessen our potential royalties. Any products we or our partners develop may not receive regulatory approval in a timely fashion or at all.

   The FDA regulates human therapeutic and diagnostic products in one of three broad categories: drugs, biologics, or medical devices. Products developed using our technologies could potentially fall into any of these three categories.

   The FDA generally requires the following steps for pre-market approval of a new drug or biological product:

   - preclinical laboratory and animal tests;

   - submission to the FDA of an investigational new drug application, which must become effective before clinical trials may begin;

   - adequate and well-controlled human clinical trials to establish the safety and efficacy of the product for its intended indication;

   - submission to the FDA of a new drug application, or NDA, if the FDA classifies the product as a new drug, or a biological license application, or BLA, if the FDA classifies the product as a biologic; and

   - FDA review of the NDA or BLA in order to determine, among other things, whether the product is safe and effective for its intended uses.

   The FDA classifies medical devices, which include diagnostic products, as class I, class II or class III, depending on the nature of the medical device and the existence in the market of any similar devices. Class I medical devices are subject to general controls, including labeling, premarket notification and good manufacturing practice requirements. Class II medical devices are subject to general and special controls, including performance standards, postmarket surveillance, patient registries and FDA guidelines. Class III medical devices are those which must receive premarket approval, or PMA, by the FDA to ensure their safety and effectiveness, typically including life-sustaining, life-supporting, or implantable devices or new devices which have been found not to be substantially equivalent to currently marketed medical devices. It is impossible to say at this time which of these categories will apply to any diagnostic product incorporating our technologies.

   Before a new device can be introduced into the U.S. market, it must, in most cases, receive either premarket notification clearance under section 510(k) of the Food, Drug, and Cosmetic Act or approval pursuant to the more costly and time-consuming PMA process. A PMA application must be supported by valid scientific evidence to demonstrate the safety and effectiveness of the device, typically including the results of clinical trials, bench tests, laboratory and animal studies. A 510(k) clearance will be granted if the submitted information establishes that the proposed device is "substantially equivalent" to a legally marketed class I or class II medical device or a class III medical device for which the FDA has not called for PMAs. While less expensive and time-consuming than obtaining PMA clearance, securing 510(k) clearance may involve the submission of a substantial volume of data, including clinical data, and may require a lengthy substantive review.

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
   Even if regulatory clearance is obtained, a marketed product and its manufacturer are both subject to continuing review. Discovery of previously unknown problems with a product may result in withdrawal of the product from the market, which could reduce our revenue sources and hurt our financial results. Violations of regulatory requirements at any stage during the process, including preclinical studies and clinical trials, the review process, post-marketing approval or in manufacturing practices or manufacturing requirements, may result in various adverse consequences to us, including:

   - the FDA's delay in granting marketing clearance or refusal to grant marketing clearance of a product;

   - withdrawal of a product from the market; or

   - the imposition of civil or criminal penalties against the manufacturer and holder of the marketing clearance.

   Generally, similar regulatory requirements apply to products intended for marketing outside the United States.

   We use clinical samples of blood from individuals in developing our Index Repository and in our Mednostics programs. A CRO with which we have a contract collects these blood samples, plus personal and medical information about each individual. Our CRO prepares, subject to our approval, the sample collection protocol and the patient informed consent form, as well as identifying the clinical laboratories which collect the samples. The individual clinical sites recruit the patients for each clinical study and, following the study protocol, explain and obtain the signed and witnessed informed consent documents from each patient. The informed consent form includes the patient's authorization to use the patient's blood sample and data derived from it for developing commercial products. Our contract with the CRO requires that an independent institutional review board approve the study protocol, the patient informed consent form, and the transmission of the samples to us. We do not know the identity of any of the individuals from whom we receive clinical samples. We believe that these procedures comply with all applicable federal, state, and institutional regulations.

   While the FDA does not currently regulate our HAP Typing facility, CLIA defines standards that constitute good clinical laboratory practice. Although this is a federal law, each state is responsible for administering the statute. Accordingly, for our HAP Typing facility to be CLIA compliant, auditors from a division of the Connecticut Department of Health will have to inspect the laboratory. In addition to this inspection, auditors from the New York State Department of Health will also inspect the HAP Typing facility. Experts consider this agency to have formulated the most comprehensive standards for defining what constitutes good laboratory practices. We also anticipate that before we obtain samples from our HAP2000 partners, they will hire auditors to inspect the HAP Typing facility in order to ensure that the facility meets their expectations for operating a facility according to good clinical laboratory practices. Before the state auditors or our pharmaceutical partners do their inspections, we will hire auditors to inspect our HAP Typing facility. These auditors will provide a confidential report indicating any existing deficiency and suggesting the actions necessary to bring the operation into compliance with CLIA, Connecticut and New York regulations for the equivalent of good laboratory practices. We estimate that we will spend approximately $30,000 and that it will take about three months to bring our HAP Typing facility into compliance with these various regulations.

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
Human Resources

   As of June 22, 2000, we had 113 full-time employees, 93 of whom were engaged in research and development activities and 20 of whom conducted general and administrative functions. Of the 93 employees engaged in research and development, 42 were engaged in informatics and 51 were engaged in industrial genomics. Thirty-three of our employees hold Ph.D. or M.D. degrees and twelve hold other advanced degrees.

   None of our employees are covered by a collective bargaining agreement, and we consider our relations with our employees to be good.

Facilities

   Our executive offices and laboratories are located at Five Science Park, New Haven, Connecticut. We lease approximately 64,000 square feet of space, under a lease expiring on February 28, 2004, which we may extend for 10 years. We currently occupy 24,000 square feet of this space and are in the process of renovating the remainder. We have a right of first refusal on an additional 4,000 square feet within the same building complex and 24,000 square feet in an adjacent building.

Legal Proceedings

   We are not a party to any material legal proceedings.

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
                                   MANAGEMENT

Executive Officers, Directors and Key Employees

   Set forth below is certain information regarding our executive officers, directors and key employees, including their ages as of June 15, 2000:

Name                                          Age                       Position
----                                        --------   ------------------------------------------
Jurgen Drews, M.D.........................   66        Chairman of the Board and Director

Gualberto Ruano, M.D., Ph.D...............   41        Chief Executive Officer and Director

Kevin Rakin...............................   39        Executive Vice President, Chief Financial
                                                       Officer and Director

Gerald F. Vovis, Ph.D.....................   57        Senior Vice President of Genomics

Richard S. Judson, Ph.D...................   41        Senior Vice President of Informatics

Paul Oestreicher, Ph.D....................   42        Vice President of Public Affairs

Melodie W. Henderson......................   40        Director of Intellectual Property

Mark Rabin, Ph.D..........................   48        Senior Director of HAP Typing Facility

Joel Claiborne Stephens, Ph.D.............   46        Executive Director of Population Genomics

Gerhard Laur, M.D.........................   49        Director

Harry H. Penner, Jr.......................   54        Director

Seth Rudnick, M.D.........................   51        Director

Stefan Ryser, Ph.D........................   40        Director

Christopher Wright........................   42        Director

   JURGEN DREWS, M.D. Dr. Drews has served as Chairman of the board of directors since August 1999 and a Director since August 1998. In 1998,
Dr. Drews cofounded International Biomedicine Management Partners, Inc., a venture capital company of which he is a partner and Chairman of the board. From 1985 to 1997, Dr. Drews served as President of Global Research and Development at Hoffmann-LaRoche Inc., a pharmaceutical company, and also served as a member of the Corporate Executive Committee of the Roche Group. He holds a M.D. in internal medicine from the University of Heidelberg. He serves on the boards of Exelixis Pharmaceuticals; GPC Biotech AG; Human Genome Sciences, Inc.; MorphoSys GmbH; and Protein Design Labs, Inc.

   GUALBERTO RUANO, M.D., PH.D. Dr. Ruano cofounded Genaissance and has served as Chief Executive Officer and Director since 1995. Prior to founding Genaissance, Dr. Ruano was engaged in research at Yale University where he focused on haplotyping technologies for profiling genome diversity stemming from population and evolutionary genetics. Dr. Ruano holds a B.A. degree in biophysics from The Johns Hopkins University and a M.D. and a Ph.D. in population genetics from Yale University, where he was a fellow of the Medical Scientist Training Program and the Ford Foundation.

   KEVIN RAKIN. Mr. Rakin cofounded Genaissance and has served as Executive Vice President, Chief Financial Officer and Director since 1995. Prior to 1998, Mr. Rakin was also a Principal at the Stevenson Group, a consulting firm, where he provided financial and strategic planning services to high-growth technology companies and venture capital firms. Prior to this, Mr. Rakin was a manager with Ernst & Young's entrepreneurial services group. Mr. Rakin holds a B.S. in business and a M.S. degree in finance from the University of Cape Town and a M.B.A. from Columbia University. He is a chartered accountant.

   GERALD F. VOVIS, PH.D. Dr. Vovis has been our Senior Vice President of Genomics since April 1999. From 1980 to 1999, Dr. Vovis was affiliated with Genome Therapeutics Corporation, a genomics company, most recently as Senior Vice President of Scientific Affairs. He has twenty years of experience in the management of genetic research and in the development and management of collaborative research programs with pharmaceutical and biotechnology companies. Dr. Vovis holds a B.A. degree in chemistry from Knox College and a Ph.D. in molecular biology from Case Western Reserve University.

   RICHARD S. JUDSON, PH.D. Dr. Judson has been our Senior Vice President of Informatics since April 2000 and our Vice President of Informatics since November 1999. He joined Genaissance in February 1999 as Associate Director, Bioinformatics. From January 1997 to February 1999, he served as Group Leader in the Bioinformatics Department of CuraGen Corporation, a genomics company, where he was responsible for developing software for protein-protein interactions and DNA sequence analysis. From January 1990 to December 1996, he served as Senior Member of the Technology Staff at Sandia National Laboratories, leading modeling projects in several areas including computational drug design, protein modeling and sequence analysis. Dr. Judson holds a B.A. in chemistry and physics from Rice University and a M.A. and a Ph.D. in chemistry from Princeton University.

   PAUL OESTREICHER, PH.D. Dr. Oestreicher has been our Vice President of Public Affairs since April 2000. From 1995 to 2000, he served as Executive Vice President and General Manager at Edelman Public Relations Worldwide. From 1992 to 1995, Dr. Oestreicher was Senior Vice President at Medicus Public Relations. From 1986 to 1992, he was associated with Hoffman-La Roche Inc., initially as a clinical project coordinator and subsequently with the department of Public Policy and Communications. Dr. Oestreicher holds a B.A. in biology from the University of Rochester and a M.S. and a Ph.D. in nutritional biochemistry from Rutgers University.

   MELODIE W. HENDERSON. Ms. Henderson has been our Director of Intellectual Property since May 1999. She joined Genaissance after several years as a registered patent attorney in private practice where she specialized in the preparation and prosecution of biotechnology-related patent applications. Prior to obtaining her J.D. at the University of Connecticut, Ms. Henderson spent over 10 years as a scientist in the biotechnology industry, with job responsibilities including research and development of products for life science research, customer service, and marketing. Ms. Henderson also holds a M.S. in biochemistry from Saint Louis University.

   MARK RABIN, PH.D. Dr. Rabin has been our Senior Director of HAP Typing Facility since December 1999. Previously, he was Director, Molecular Profiling Services Laboratory, at Gene Logic and Oncormed, Inc. Prior to this, Dr. Rabin was a Senior Investigator in the Molecular Diagnostics Department at SmithKline Beecham Pharmaceuticals, Inc. From 1987 to 1994, he was an Assistant Professor at the University of Miami Medical School and served as Director, Clinical DNA Diagnostic Laboratory, in the Department of Pediatrics. Dr. Rabin holds a B.A. and a M.A. in biology from SUNY, Binghamton and a Ph.D. in biochemistry from the University of Illinois. He is a Fellow of the American College of Medical Genetics and is certified in clinical molecular genetics by the American Board of Medical Genetics and in genetic testing for molecular oncology by the New York State Department of Health.

   JOEL CLAIBORNE STEPHENS, PH.D. Dr. Stephens has been our Executive Director of Population Genomics since June 2000 and our Director of Population Genomics since April

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
1999. Prior to this, he served as the Head of the Bioinformatics Group at the National Cancer Institute's Laboratory of Genomic Diversity. Previously, he was a Senior Research Associate at Yale's Howard Hughes Medical Institute & Human Gene Mapping Library and the Department of Human Genetics. He researched population genetics and molecular evolution at the Center for Demographic and Population Genetics at the University of Texas Health Science Center.
Dr. Stephens holds a B.A. in zoology and mathematics from Duke University and a Ph.D. in genetics from the University of Georgia.

   GERHARD LAUR, M.D. Dr. Laur has been a director since March 2000. He is Director, Head of Merchant Banking at A&A Actienbank, a merchant bank. From 1998 to 1999, he was Director, Mergers and Acquisitions/Life Sciences for BHF-BANK AG, a commercial bank. From 1992 to 1998, Dr. Laur was Head of Corporate Planning/Life Sciences at BASF AG and held various management positions with Knoll AG, the pharma-division of BASF AG. Dr. Laur holds a M.D. in clinical medicine from Mannheim and Heidelberg University.

   HARRY H. PENNER, JR. Mr. Penner has been a director since August 1998. He is the President and Chief Executive Officer of Neurogen Corporation, a neuropharmaceutical company. Prior to this, Mr. Penner served as President of Novo Nordisk of North America, Inc. and Executive Vice President of Novo Nordisk A/S. Mr. Penner is currently a member of the governing body of the Emerging Companies section of the Biotechnology Industry Organization (BIO). Mr. Penner holds a J.D. from Fordham University, a L.L.M. from New York University and a B.A. in history from the University of Virginia. He serves on the boards of Avant Immunotherapeutics, Inc. and PRA International, Inc.

   SETH RUDNICK, M.D. Dr. Rudnick has been a director since February 2000. He is a medical consultant and a clinical professor of medicine at the University of North Carolina at Chapel Hill and has been a venture partner at Canaan Equity Partners, a venture capital firm, since 1998. From 1991 until 1997, he served as Chief Executive Officer of CytoTherapeutics, Incorporated, a company engaged in the development of cell and gene based therapeutics and he served as its Chairman of the Board from 1993 until 1998. Dr. Rudnick received a M.D. from the University of Virginia and a B.A. from the University of Pennsylvania. He also serves on the boards of Esperion Therapeutics, Inc., NaPro
BioTherapeutics, Inc. and OraPharma, Inc.

   STEFAN RYSER, PH.D.  Stefan Ryser, Ph.D. has been a director since
August 1998. Since April 2000, Dr. Ryser has been a Managing Director of Bear Stearns Health Innoventures, a venture capital fund. Dr. Ryser has also been a member and delegate of the board of International Biomedicine Management Partners, Inc., a venture capital company, since 1998. Prior to his position with Bear Stearns Health Innoventures, Dr. Ryser had served as the Chief Executive Officer of Biomedicine Management International Partners, Inc. since 1998. From 1989 to 1997, Dr. Ryser held various positions at Hoffmann-LaRoche, Inc., a pharmaceutical company, in Basel, Switzerland, and in Nutley, New Jersey, including Scientific Assistant to the President of Global Research and Development, and was also responsible for maintaining the scientific liaison between Roche and Genentech. Dr. Ryser served on the joint steering committee of Roche and Millennium Pharmaceuticals, Inc., a genomics company, from 1994 to 1995. Dr. Ryser is a director of Arena Pharmaceuticals, Inc.,
Cytokinetics, Inc. and Telik, Inc. He holds a Ph.D. in molecular biology from the University of Basel.

   CHRISTOPHER WRIGHT. Mr. Wright has been a director since August 1998. He is the head of the Global Private Equity businesses of Dresdner Kleinwort Benson, a bank, which manages approximately $2 billion in private equity investments worldwide. He has also been the Chairman of the Group Private Equity Board for Dresdner Kleinwort Benson since 1997. From 1995 to 1997, Mr. Wright served as Executive Vice President to Dresdner Kleinwort Benson.

Mr. Wright holds a M.A. in philosophy and economics from Oxford University and a
C. Diploma in accounting and finance. He serves on the boards of Merifin Capital Group and Roper Industries Inc.

Scientific Advisory Board

   We address certain technical matters by consulting with medical, scientific and information technology advisors who have demonstrated expertise in the areas of molecular and genomic technologies, statistical epidemiology, drug development and clinical correlations. Board members meet on a regular basis to exchange ideas with management and actively participate in our development. In addition, three members of our scientific advisory board serve as our executive scientific, medical, and genetics and informatics advisors on an additional as needed basis. Our advisors are as follows.

   STEPHEN LIGGETT, M.D., EXECUTIVE MEDICAL ADVISOR TO MANAGEMENT. Dr. Liggett is a Professor in the Departments of Medicine, Pharmacology and Molecular Genetics at the University of Cincinnati. Prior to this, he served as an Associate Professor and Chief, Pulmonary and Critical Care Medicine at the University of Cincinnati College of Medicine. His research focuses on correlating genomic variation and clinical response with a specific focus on the function of G-coupled protein receptors. He is particularly interested in how gene variation in the structure of a receptor alters function at the cellular level and how this affects responsiveness to therapeutic agents. These efforts have been applied towards asthma and congestive heart failure. Dr. Liggett holds a M.D. from the University of Miami School of Medicine.

   RICHARD MYERS, PH.D., EXECUTIVE SCIENTIFIC ADVISOR TO MANAGEMENT. Dr. Myers is a Professor of Genetics at the Stanford University School of Medicine and the Director of the Stanford Human Genome Center. Dr. Myers was a founder of Mercator Genetics Incorporated. He is a specialist in genome analysis, positional cloning and the study of DNA variation. His professional interests and accomplishments have spanned a number of genetic diseases including Huntington disease, progressive myoclonus epilepsy, basal cell carcinoma, haemochromatosis and autism. Dr. Myers holds a Ph.D. in biochemistry from the University of California at Berkeley.

   NEIL RISCH, PH.D., EXECUTIVE GENETICS & INFORMATICS ADVISOR TO
MANAGEMENT. Dr. Risch is Professor of Genetics at Stanford University where he also holds appointments in Biostatistics and Epidemiology. Prior to this, Dr. Risch was Professor of Genetics at Yale University School of Medicine.
Dr. Risch is a genetic epidemiologist focusing on complex disorders using association studies designed with novel biostatistical algorithms. He has contributed to the understanding of the genetic basis of breast cancer, autism, psychiatric disorders, coronary heart disease, Alzheimer's Disease, and genetic malformations of the palate. Dr. Risch holds a Ph.D. in biomathematics from the University of California at Los Angeles.

   FRANK H. RUDDLE, PH.D., CHAIRMAN OF THE SCIENTIFIC ADVISORY
BOARD. Dr. Ruddle is Sterling Professor of Biology and Professor of Genetics at Yale University. Dr. Ruddle is a member of the National Academy of Sciences, a former President of the Society for Developmental Biology, the editor of GENOMICS and a member of the editorial boards of several major scientific journals. Dr. Ruddle is an authority in genome diversity, developmental biology and transgenic animals. Dr. Ruddle holds a Ph.D. in cell biology from the University of California at Berkeley.

   BARUCH S. BLUMBERG, M.D., PH.D. AND NOBEL LAUREATE. Dr. Blumberg is a Distinguished Scientist at Fox Chase Cancer Center, Philadelphia and University Professor of Medicine and

Anthropology at the University of Pennsylvania. His research has covered many areas including clinical research, epidemiology, virology, genetics and anthropology. He was awarded the Nobel Prize in 1976 for "discoveries concerning new mechanisms for the origin and dissemination of infectious diseases" and specifically for the discovery of the Hepatitis B virus. In 1993, he was elected to the National Inventors Hall of Fame for inventing the Hepatitis B vaccine and the diagnostic test for Hepatitis B with his co-inventor Dr. Irving Millman.
Dr. Blumberg holds a M.D. from Columbia University and a Ph.D. in biochemistry from Balloil College at Oxford University.

   FRITZ BUHLER, M.D. Dr. Buhler is Deputy Chairman of the board of International Biomedicine Management Partners, Inc, a venture capital company. Prior to this, he served in several capacities at the Roche Group, including Head, Worldwide Clinical Research and Development and Chief Medical Officer.
Dr. Buhler is Director of the European Center for Pharmaceutical Medicine at the University Hospital of Basel. Dr. Buhler is a cardiologist whose career has spanned 35 years in academic medicine and pharmaceutical industry research and development. He holds a M.D. from the University of Basel.

   STEPHEN DELLAPORTA, PH.D. Dr. Dellaporta is a Professor in the Department of Molecular, Cellular and Developmental Biology at Yale University. He is an expert in plant breeding and genetics. He received a Ph.D. in biomedical science from Worcester Consortium.

   MARTIN E. KREITMAN, PH.D. Dr Kreitman is Professor of Ecology and Evolutionary Biology at the University of Chicago. Dr. Kreitman was previously Associate Professor of Ecology and Evolutionary Biology at Princeton University. He is an expert in population genetics and molecular evolution.

   LOUIS LASAGNA, M.D., SC.D. Dr. Lasagna is Dean of the Sackler School of Graduate Biomedical Sciences and Scientific Affairs School of Medicine at Tufts University and Chairman of the Board, Tufts Center for the Study of Drug Development. Dr. Lasagna is an expert in the areas of clinical trial methodology, analgesics, medical ethics and the placebo effect. He was Chairman of the National Committee to review procedures for approval of new drugs for cancer and AIDS. He holds a M.D. from Columbia University and was awarded a honorary Sc.D. from both the Hahnemann Medical School and Rutgers University.

   ALEX MAKRIYANNIS, PH.D. Dr. Makriyannis is Professor of Molecular and Cell Biology and Director of the Drug Discovery Institute at the University of Connecticut and Director of the Connecticut Critical Technologies Drug Design Program. Dr. Makriyannis has provided expertise in the areas of drug design, synthesis and testing to Abbott Laboratories, Bayer Corporation, Boehringer Ingelheim Pharmaceuticals, Inc., Pfizer Inc., Sphinx Pharmaceuticals, Inc. and Bristol-Myers Squibb Company. He holds a Ph.D. in medicinal chemistry from the University of Kansas.

   MARTIN SCHULTZ, PH.D. Dr. Schultz is the Arthur K. Watson Professor of Computer Science at Yale University. Dr. Schultz's primary research interest is high performance computing. He has recently concentrated on applying parallel architectures with massively parallel processors or clusters of workstations or personal computers for use in traditional scientific supercomputing applications, such as in visualization and advanced databases techniques.

Board of Directors

   Our board of directors is currently comprised of eight directors. Our certificate of incorporation provides for a classified board of directors consisting of three classes, with each class being as nearly equal in number as possible. The term of one class expires and their successors are elected for a term of three years at each annual meeting of the stockholders. We have designated three class I directors, Drs. Ryser and Laur and Mr. Penner; three class II directors, Dr. Drews and Messrs. Rakin and Wright; and two class III directors, Drs. Ruano and Rudnick. These class I, class II and class III directors will serve until the annual meetings of stockholders to be held in 2001, 2002 and 2003, respectively, and until their respective successors are duly elected and qualified, or until their earlier resignation or removal. The board of directors appoints officers who serve until the next annual meeting of the board of directors.

   In February 2000, the board of directors designated a compensation committee and in March 2000 the board of directors designated an audit committee. Prior thereto, there were no such committees of the board of directors, and decisions regarding the compensation of executive officers were made by the board of directors as a whole. The compensation committee, which consists of Drs. Drews and Rudnick and Mr. Wright, makes recommendations to the Board concerning the compensation of our officers and directors and the administration of our stock option plan and employee stock purchase plan 2000. The audit committee, which consists of Messrs. Wright and Penner and Dr. Laur, reviews our financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our internal accounting controls and financial affairs.

Director Compensation


   Except for Dr. Drews and Mr. Penner, directors currently do not receive any cash compensation from Genaissance for their services as members of the board of directors, although members are reimbursed for expenses in connection with attendance at board of directors and committee meetings. Dr. Drews receives a non-accountable expense allowance of $30,000 per year. Mr. Penner receives $1,000 per board meeting he attends. Directors are eligible to participate in our stock plans. As of March 31, 2000, we had granted options to purchase 25,000 shares of common stock to our non-employee directors.


Compensation Committee Interlocks and Insider Participation

   The compensation committee currently consists of Drs. Drews, Rudnick and Mr. Wright. Prior to the formation of the compensation committee, the board of directors as a whole performed the functions typically assigned to a compensation committee. Both Dr. Ruano and Mr. Rakin participated in the board's deliberations concerning compensation of officers other than themselves. No member of the compensation committee has been an officer or employee of ours at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee.

Executive Compensation

   The following table summarizes the compensation paid to or earned during the fiscal year ended December 31, 1999 by our chief executive officer and all of our other executive officers whose salary and bonus exceeded $100,000. We refer to these persons as the named executive officers.

                           Summary Compensation Table


                                                                              Long-Term
                                                   Annual Compensation       Compensation
                                                --------------------------   ------------
                                                                              Securities
                                                              Other Annual    Underlying       All Other
Name and Principal Position            Year       Salary      Compensation     Options      Compensation(1)
---------------------------          --------   -----------   ------------   ------------   ---------------
Gualberto Ruano, M.D., Ph.D........    1999        $225,000     $24,942(2)      --              $2,500
Chief Executive Officer
Kevin Rakin........................    1999         205,000        --           --               2,500
Chief Financial Officer
Gerald F. Vovis, Ph.D..............    1999      131,753(3)      41,619(4)     100,000              --
Senior Vice President of Genomics
Richard S. Judson, Ph.D............    1999       94,231(5)        --           50,000             520
Senior Vice President of
  Informatics


------------

(1) Consists of contributions to our 401(k) plan made on behalf of the named executive officers to match the deferral contributions made by each to the plan.

(2) Consists of $19,500 of interest forgiven on note payable to us and $5,442 related to auto allowance, life insurance, and disability insurance.

(3)  Dr. Vovis joined us in April 1999.

(4) Consists of $37,057 related to reimbursed moving expenses and $4,562 related to life insurance and disability insurance.

(5)  Dr. Judson joined us in February 1999.

Stock Option Grants

   The following table contains certain information regarding stock option grants during the twelve months ended December 31, 1999 by us to the named executive officers:

                       Option Grants In Last Fiscal Year


                                                                                        Potential Realizable
                                                                                          Value at Assumed
                               Number of      % of Total                                Annual Rates of Stock
                               Securities      Options                                   Price Appreciation
                               Underlying      Granted       Exercise                    for Option Term(1)
                                Options      to Employees      Price     Expiration   -------------------------
Name                            Granted     in Fiscal Year   Per Share      Date          5%            10%
----                           ----------   --------------   ---------   ----------   -----------   -----------
Gualberto Ruano, M.D.,
  Ph.D.(2)...................     --           --    %       $  --          --        $   --        $   --
Kevin Rakin(2)...............     --           --               --          --        --            --
Gerald F. Vovis, Ph.D.(3)....  100,000        26.3             3.00       4/15/09     $1,654,674    $2,812,491
Richard S. Judson,
  Ph.D.(4)...................   50,000        13.1             3.00       9/19/09     $  827,337    $1,406,245


------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock. No gain to the optionees is possible without an increase in price of the common stock, which will benefit all stockholders proportionately. The potential realizable values are calculated on the basis of our assumed initial public offering price of $12.00 per share and assuming that the market price appreciates from this price at the indicated rate for the entire term of each option and that each option is exercised and sold on the last day of its term at the appreciated price.

(2) In April 2000, we granted Dr. Ruano and Mr. Rakin each an option to purchase 400,000 shares of common stock at an exercise price of $12.00 per share. These options vest quarterly over a six year period with the ability to be accelerated upon the achievement of certain milestones.



(3)  After December 31, 1999, we granted Dr. Vovis an option to purchase
    25,000 shares of common stock at an exercise price of $10.00 per share which vests over four years.



(4)  After December 31, 1999, we granted Dr. Judson an option to purchase
    50,000 shares of common stock at an exercise price of $10.00 per share which vests over four years.


Option Exercises and Year-End Option Values

   The following table provides information about the number of shares issued upon option exercises by the named executive officers during the year ended December 31, 1999 and the value realized by the named executive officers. The table also provides information about the number and value of options held by the named executive officers at December 31, 1999. As our common stock is not publicly traded, a readily ascertainable market value is not available.

                         Fiscal Year-End Option Values

                                                Number of Securities          Value of Unexercised
                                               Underlying Unexercised        In-the-Money Options at
                                             Options at Fiscal Year-End        Fiscal Year-End(1)
                                             ---------------------------   ---------------------------
Name                                         Exercisable   Unexercisable   Exercisable   Unexercisable
----                                         -----------   -------------   -----------   -------------
Gualberto Ruano, M.D., Ph.D................     44,444         55,556        $471,995       $590,005
Kevin Rakin................................     44,444         55,556         471,995        590,005
Gerald F. Vovis, Ph.D......................     12,500         87,500         112,500        787,500
Richard S. Judson, Ph.D....................     --             50,000          --            450,000

------------

(1) Based on the difference between the option exercise price and an assumed public offering price of $12.00 per share of common stock.

Employment Agreements

   We have entered into employment agreements with each of Dr. Ruano, Mr. Rakin, Dr. Vovis and Dr. Judson.

   Dr. Ruano's employment agreement, entered into as of August 24, 1998, provides for his employment as President and Chief Executive Officer through August 31, 2003. The agreement is automatically renewed for successive one year terms thereafter, unless terminated by either party. The agreement provides for a salary of $225,000 per year, subject to yearly merit and performance based bonuses to be granted in an amount in the board of directors' discretion. On the date the agreement became effective, we granted Dr. Ruano a cash retention bonus of $150,000 and an option to purchase 100,000 shares of our common stock at $1.38 per share, with accelerated vesting upon the termination of the agreement under certain circumstances. If we terminate Dr. Ruano without cause, he is entitled to his base salary for twelve months following the time of the termination. If we terminate Dr. Ruano following a change of control, we are obligated to pay him a lump sum equal to three hundred percent of his salary as in effect at the time of the termination. For purposes of his agreement, a change of control occurs if one person or entity acquires control of 35% or more of our stock, there is a change of control of the board of directors, we sell substantially all of our assets or are the disappearing party in a merger.

   Mr. Rakin's agreement, entered into as of August 24, 1998, provides for his employment as Executive Vice President, Chief Financial Officer and Treasurer through August 31, 2003.

Thereafter, the agreement is automatically renewed for successive one year terms, unless terminated by either party. The agreement provides for a salary of $205,000 per year, subject to yearly merit and performance based bonuses to be granted in an amount in the board of directors' discretion. On the date the agreement became effective, we granted Mr. Rakin a cash retention bonus of $150,000 and an option to purchase 100,000 shares of our common stock at $1.38 per share, with accelerated vesting upon the termination of the agreement under certain circumstances. If we terminate Mr. Rakin without cause, he is entitled to his base salary for twelve months following the time of the termination. If we terminate Mr. Rakin following a change of control, we are obligated to pay him a lump sum equal to three hundred percent of his salary as in effect at the time of the termination. For purposes of his agreement, a change of control occurs if one person or entity acquires control of 35% or more of our stock, there is a change of control of the board of directors, we sell substantially all of our assets or are the disappearing party in a merger.

   Dr. Vovis' agreement, entered into as of April 15, 1999, provides for his employment as our Senior Vice President of Genomics, through April 15, 2003, and will be renewed for a successive one year term unless terminated by either party. The agreement provides for a salary of $185,000 per year, subject to periodic increases and annual performance based bonuses to be awarded in amounts to be determined by Dr. Ruano acting in his sole discretion. We granted
Dr. Vovis an option to purchase 100,000 shares of our common stock at $3.00 per share. If we terminate Dr. Vovis without cause, or if Dr. Vovis terminates the agreement under certain circumstances, we are obligated to pay him his salary for a period of six months following the date of such termination.

   Dr. Judson's agreement, entered into as of November 16, 1999, provides for his employment as our Vice President of Informatics. The agreement provides for him to be paid a base salary of $125,000 per year, subject to merit and performance based bonuses to be paid in amounts and at times at the discretion of Dr. Ruano. Under this agreement, Dr. Judson was granted the option to purchase 50,000 shares of our stock at $3.00 per share, these options to vest ratably over four years.

Employee Benefits Plans

 STOCK OPTION PLAN


   Our stock option plan authorizes the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options for the purchase of an aggregate of 3,557,375 shares of common stock, subject to adjustment for stock splits and similar capital changes. The 3,557,375 includes an increase of 2,000,000 shares of common stock issuable under the stock option plan that the board of directors approved in April 2000. Employees and, in the case of non-qualified stock options, directors, consultants or any affiliate, as defined in the plan, are eligible to receive grants under the plan. The board of directors has appointed the compensation committee to administer the plan. As of June 30, 2000, we had options outstanding to purchase 2,284,700 shares of common stock under the stock option plan. After the increase of 2,000,000 shares of common stock authorized by the board of directors and based on the number of options outstanding on June 30, 2000, there are 1,258,120 shares available for issuance for future grants under the stock option plan.

 EMPLOYEE STOCK PURCHASE PLAN 2000

   The board of directors adopted the employee stock purchase plan on April 18, 2000, and we plan to submit it to the stockholders for approval in July 2000. Under the employee stock purchase plan, employees may purchase shares of common stock at a discount from fair market value. We have reserved 250,000 shares of common stock for issuance under the purchase plan. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. The compensation committee grants rights to purchase common stock under the purchase plan. The compensation committee also determines the frequency and duration of individual offerings under the plan and the dates when employees may purchase stock. Eligible employees participate voluntarily and may withdraw from any offering at any time before they purchase stock. Participation terminates automatically upon termination of employment. The purchase price per share of common stock in an offering will not be less than 85% of the lesser of its fair market value at the beginning of the offering period or on the applicable exercise date and employees may pay through payroll deductions, periodic lump sum payments or a combination of both. The purchase plan terminates on April 18, 2010. As of April 14, 2000, we had issued no shares of common stock under the purchase plan.

 401(K) PLAN

   We have a 401(k) defined contribution retirement plan covering substantially all full-time employees. We match 25% of employee contributions up to 8% of employee compensation. We contributed approximately $25,000 to the plan during 1999.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

   In August 1998, we made a loan in the amount of $325,000 to Dr. Ruano, our President and Chief Executive Officer. Dr. Ruano incurred the loan in connection with the exercise of options to buy 260,000 shares of our common stock. The loan is represented by a promissory note and secured by a pledge of the stock purchased with the loan proceeds. It bears interest at the rate of six percent per year, payment of which is forgiven as long as Dr. Ruano is our employee. Although the entire principal amount is currently outstanding, during 1998 we recorded a reserve of $325,000 which has been offset against the note receivable. The entire unpaid principal amount of the loan and unforgiven accrued interest will be formally forgiven upon the closing of this offering.

   In June 1994, we entered into an agreement with Yale University to license a patent, the basis of which is technology Dr. Ruano invented. Under the terms of the original agreement, we were obligated to make certain payments to Yale University for the license and Yale University was obligated to pay Dr. Ruano a royalty based on a percentage of net income it received from the licensing of the patent. In August 1998, we amended the license agreement to provide that we would make the payments that Yale University is obligated to pay Dr. Ruano under the license agreement directly to Dr. Ruano and deduct the amount of these payments from the license fees we are obligated to pay to Yale University under the agreement. Pursuant to the terms of the amended license agreement, we have obligations to Dr. Ruano of approximately $35,000 and $10,000 for 1998 and 1999 and $248,000 in the first quarter of 2000. We have paid these obligations to Dr. Ruano.

   Dr. Ryser, a member of our board of directors, is a member and delegate of the board of International Biomedicine Management Partners Inc., an affiliate of International BM Biomedicine Holdings, Inc., which is one of our stockholders. In August 1998, we sold International BM Biomedicine Holdings, Inc. 1,000,000 shares of our series A convertible preferred stock, at $4.00 per share, and in February 2000 we sold 732,054 shares of our series B convertible preferred stock, at $5.50 per share. In November 1999, we issued International BM Biomedicine Holdings, Inc. a warrant to purchase 5,455 shares of common stock at $5.50 per share. Upon the closing of this offering, these shares, excluding the shares issuable upon the exercise of the warrant, will automatically convert to 1,732,054 shares of our common stock. Dr. Ryser also serves on the board of Telik, Inc., with which we have a research collaboration agreement.

   Dr. Drews, a member of our board of directors, is the Chairman of the board of International Biomedicine Management Partners Inc., which is the affiliate of one of our stockholders, International BM Biomedicine Holdings, Inc., as described above.

   Dr. Rudnick, a member of our board of directors, is a venture partner of Canaan Partners, which is the manager of Canaan Equity Partners II LLC, which is the general partner of two of our stockholders, Canaan Equity II, LP and Canaan Equity II, LP (QP) and is the manager of another stockholder, Canaan Equity II Entrepreneurs LLC. In February 2000, we sold an aggregate of 895,454 shares of our series B convertible preferred stock to these three stockholders at a price of $5.50 per share. Upon the closing of this offering, these shares will convert into 895,454 shares of our common stock.

   Mr. Wright, a member of our board of directors, is an executive officer at Dresdner Kleinwort Benson, the parent company of our stockholders, Kleinwort Benson Holdings, Inc. and Kleinwort Benson Limited. In August 1998, we sold Kleinwort Benson Limited 297,450 shares of our series KBL nonvoting preferred convertible stock and 208,800 shares of our series A convertible preferred stock at a price of $4.00 per share. In
November 1999, we issued to Kleinwort Benson Holdings, Inc. a warrant to purchase 3,636 shares of common stock at $5.50 per share. In February 2000, we sold Kleinwort Benson Holdings, Inc. 374,250 shares of our series B convertible preferred stock and 165,374 shares of series KBH nonvoting preferred stock at $5.50 per share. Upon the closing of this offering, these shares, excluding the shares issuable upon exercise of the warrant, will convert into 1,045,874 shares of our common stock.

   Pursuant to the terms of a stock purchase agreement between Dr. Ruano, Mr. Rakin and Dr. Kouri, one of our stockholders, Dr. Ruano and Mr. Rakin each are obligated to pay Dr. Kouri $160,000 upon the completion of this offering. We intend to issue a promissory note to each of Dr. Ruano and Mr. Rakin for $160,000, the proceeds of which shall be used to satisfy this obligation. The principal and interest due on these notes will be forgiven at the end of 2000 if Dr. Ruano and Mr. Rakin remain our employees.

   We entered into agreements with Connecticut Innovations, Incorporated, one of our stockholders, to finance leasehold improvements and other costs associated with our facility expansion. In September 1998, we entered into a promissory note with Connecticut Innovations, Incorporated in the amount of $950,000 bearing interest at 6.5% per year. In December 1999, we obtained a commitment from Connecticut Innovations, Incorporated to provide an additional $2,720,000 of funding for the continued expansion of our facility. In the first fiscal quarter of 2000, we borrowed approximately $295,000 under this commitment. Both the promissory note and the commitment provide for payments of interest only for the first two years with monthly payments of principal and interest thereafter. As of March 31, 2000, we have made payments of $63,000 to Connecticut Innovations, Incorporated. Final payments are due in April 2007 and July 2008. The related leasehold improvements secure borrowings under the promissory note and the commitment. In June 2000, we received approval for an additional $1,500,000 of leasehold improvement funding from Connecticut Innovations, Incorporated. We expect to close this financing during the third quarter of 2000.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 30, 2000 and as adjusted to reflect the sale of common stock offered for (1) each person who we know to beneficially own more than 5% of our common stock, (2) each of our directors,
(3) each of the named executive officers, and (4) all directors and executive officers as a group. Except as indicated in the table below or the footnotes thereto and pursuant to applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to the shares set forth opposite each stockholder's name

   The "Percentage of Shares Outstanding" column below is based on 15,536,301 shares of common stock outstanding before the offering, and 21,596,728 shares of common stock outstanding after the offering which includes shares issuable upon the cashless exercise of warrants. Shares of common stock subject to options and warrants that are currently exercisable or exercisable within 60 days of June 30, 2000 are deemed to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of the person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                                                                                          Percentage of
                                                                                       Shares Outstanding
                                                             Number of Shares        -----------------------
                                                             of Common Stock          Before         After
Name and Address of Beneficial Owner (1)                    Beneficially Owned       Offering       Offering
----------------------------------------                    ------------------       --------       --------
International BM Biomedicine Holdings, Inc.(2)............      1,737,509              11.2%           8.0%
House of Commerce
Aeschenplatz 7
P.O. Box 136
CH 4010 Basel, Switzerland

Connecticut Innovations, Inc.(3)..........................      1,575,616              10.1%           7.3%
999 West Street
Rocky Hill, CT 06067

Kleinwort Benson(4).......................................      1,049,147               6.8%           4.9%
c/o Dresdner Kleinwort Benson North America LLC
75 Wall Street
New York, NY 10005-2889

CB Capital Investors, LLC(5)..............................        933,333               6.0%           4.3%
c/o Chase Capital Partners
380 Madison Avenue, 12(th) Floor
New York, NY 10017

A&A Geninvest LLP(6)......................................        909,090               5.9%           4.2%
c/o A&A Actienbank Gmbh
IM Trutz Frankfurt 55
60322 Frankfurt, Germany

Sofinov Societe Financiere D'Innovation Inc.(7)...........        909,090               5.9%           4.2%
1981 McGill College Avenue
Montreal, Quebec, Canada

Canaan Partners(8)........................................        895,454               5.8%           4.2%
105 Rowayton Avenue
Rowayton, CT 06853

                                                                                          Percentage of
                                                                                       Shares Outstanding
                                                             Number of Shares        -----------------------
                                                             of Common Stock          Before         After
Name and Address of Beneficial Owner (1)                    Beneficially Owned       Offering       Offering
----------------------------------------                    ------------------       --------       --------
Gualberto Ruano, M.D., Ph.D.(9)...........................        672,433               4.3%           3.1%
Kevin Rakin (10)..........................................        663,333               4.3%           3.1%
Gerald F. Vovis, Ph.D.(11)................................         32,813                 *              *
Richard S. Judson, Ph.D.(11)..............................          8,125                 *              *
Jurgen Drews, M.D.(12)....................................      1,737,509              11.2%           8.0%
Gerhard Laur, M.D.(13)....................................        909,090               5.9%           4.2%
Harry H. Penner, Jr.,(14).................................         11,667                 *              *
Seth Rudnick, M.D.(15)....................................        909,090               5.9%           4.2%
Stefan Ryser, Ph.D.(16)...................................      1,737,509              11.2%           8.0%
Christopher Wright(17)....................................      1,049,147               6.8%           4.9%
All executive officers and directors as a group
  (10 persons)(18)........................................      5,993,207              38.0%          27.5%

------------

 *   Indicates less than 1%

 (1) Unless otherwise indicated, the address of each shareholder is Genaissance Pharmaceuticals, Inc., Five Science Park, New Haven, Connecticut 06511.

 (2) Includes 5,455 shares of common stock issuable upon exercise of a warrant currently exercisable. Dr. Felix Ehrat and Gaudenz Staehlein, as President and Vice President of International BM Biomedicine
       Holdings, Inc., respectively, jointly have authority to vote such shares.


 (3) Includes 38,218 shares of common stock issuable upon exercise of warrants currently exercisable. The finance committee of the board of directors has the authority to vote such shares.


 (4) Consists of 506,250 shares of common stock owned by Kleinwort Benson Limited, 539,624 shares of common stock owned by Kleinwort Benson Holdings, Inc. and 3,273 shares of common stock issuable upon exercise of a warrant held by Kleinwort Benson Holdings, Inc. The investment committees of both Kleinwort Benson Limited and Kleinwort Benson Holdings, Inc. have the authority to vote such shares, pursuant to a vote of three of the five members.

 (5) Jeffrey Walker, managing general partner of Chase Capital Partners, which is the Investment Manager of CB Capital Investors, LLC, has the authority to vote such shares.

 (6) A&A Private Equity Jersey, Inc. is the General Partner of A&A Geninvest LLP, whose directors, Iain Lambert and Thomas Kemmerer, jointly have authority to vote such shares.

 (7) Sofinov is a wholly owned subsidiary of the Caisse de depot et placement du Quebec, whose corporate secretary has the authority to vote such shares in accordance with applicable government regulations.

 (8) Consists of the following shares: 586,522 shares owned by Canaan Equity II L.P., 262,368 shares owned by Canaan Equity II L.P. (QP), and 46,564 shares owned by Canaan Equity II Entrepreneurs LLC. Canaan Equity Partners II LLC is the general partner of Canaan Equity II L.P. and Canaan Equity II L.P. (QP) and the manager of Canaan Equity II Entrepreneurs LLC. Canaan Partners, of which Dr. Rudnick is a venture partner, is the manager of Canaan Equity Partners II LLC. The managers of Canaan Equity Partners II LLC have the authority to vote these shares pursuant to a two-thirds vote of these managers.

 (9)   Includes 83,333 options exercisable within 60 days of June 30, 2000.

(10) Includes 40,000 shares owned by The Alison N. Hoffman and Kevin L. Rakin Irrevocable Trust, two trusts for the benefit of certain members of Mr. Rakin's family and of which Lloyd Hoffman, Mr. Rakin's brother-in-law, is the sole trustee with sole authority to vote such shares. Also includes 83,333 options exercisable within 60 days of June 30, 2000.

(11) Consists solely of shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days of June 30, 2000.

(12) Consists solely of shares of common stock owned by International BM Biomedicine Holdings, Inc. Dr. Drews is the Chairman of the Board of International Biomedicine Management Partners, Inc., a company that manages investments on behalf of International BM Biomedicine Holdings, Inc. Dr. Drews disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. See footnote (2).

(13)   Consists solely of shares of common stock owned by A&A Geninvest LLP.
       Dr. Laur is Director, Head of Merchant Banking of A&A Actienbank, a company that is the general partner of A&A Private Equity, the general partner of A&A Geninvest. Dr. Laur disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. See footnote
       (6).

(14) Consists solely of shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days of June 30, 2000.

(15) Includes 895,454 shares owned by Canaan Partners. Dr. Rudnick is a venture partner of Canaan Partners and has voting and investment control over the shares owned by that entity. Dr. Rudnick disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. See footnote (8).

(16) Consists solely of shares of common stock owned by International BM Biomedicine Holdings, Inc. Dr. Ryser is a member and delegate of the board of International Biomedicine Management Partners, Inc., a company that manages investments on behalf of International BM Biomedicine Holdings, Inc. Dr. Ryser disclaims beneficial ownership of these shares except to the extent of this pecuniary interest. See footnote (2).

(17) Consists of 506,250 shares of common stock owned by Kleinwort Benson Limited, 539,624 shares of common stock owned by Kleinwort Benson Holdings, Inc. and 3,273 shares of common stock issuable upon exercise of a warrant held by Kleinwort Benson Holdings, Inc. Mr. Wright is an executive officer of Dresdner Kleinwort Benson, the parent company of Kleinwort Benson Limited and Kleinwort Benson Holdings, Inc. Mr. Wright has voting and investment control over the shares owned by these entities. Mr. Wright disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. See footnote (4).

(18) See footnotes (9)-(17). Includes 227,999 shares of common stock issuable upon exercise of options or warrants currently exercisable or exercisable within 60 days of June 30, 2000. Includes only 1,737,509 of the shares attributed to Drs. Drews and Ryser as a result of their affiliation with International BM Biomedicine Holdings, Inc.

                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock as of March 31, 2000 consisted of 20,000,000 shares of common stock, 2,000,000 shares of nonvoting common stock, and 30,000,000 shares of preferred stock. As of March 31, 2000, there were outstanding 2,817,580 shares of common stock and 12,704,166 shares of preferred stock. These shares were held of record by a total of 102 stockholders.

   Upon the closing of this offering:


   - Our certificate of incorporation will be amended and restated to provide for total authorized capital consisting of 58,000,000 shares of common stock, 2,000,000 shares of non-voting common stock, and 1,000,000 shares of preferred stock;



   - All shares of preferred stock will convert into common stock, and no shares of preferred stock will be outstanding; and



   - Based on the number of shares outstanding as of March 31, 2000, a total of 21,582,173 shares of common stock will be outstanding, assuming no exercise of the underwriters' over-allotment option, after giving effect to the sale of common stock we are offering and the issuance of 60,427 shares upon the cashless exercise of warrants.


Common Stock

   Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor as the board may from time to time determine. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in Genaissance's certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

   We have non-voting common stock authorized to accommodate certain stockholders who are subject to banking regulations restricting their ownership of voting securities. These shares of non-voting common stock will be identical to the shares of common stock other than voting rights. The holders of non-voting common stock shall not be entitled to vote on any matters submitted for vote by the stockholders, except as provided under Delaware General Corporation Law. The shares of non-voting common stock convert to common stock at the election of the holder of the non-voting common stock. We are not offering these shares in this offering.

Preferred Stock

   As of the closing date of this offering, each outstanding share of preferred stock will automatically convert into one share of common stock. Pursuant to an amended and restated certificate of incorporation to be filed upon the closing of this offering, a total of 1,000,000 shares of preferred stock will be authorized for issuance, none of which has been designated in any series. Our board of directors is authorized, without further stockholder action, to authorize and issue any of the 1,000,000 undesignated shares of preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, preemption rights, redemption rights, and terms, including sinking fund provisions and certain other rights and preferences of such shares of our preferred stock. The issuance of any class or series of preferred stock could adversely affect the rights of the holders of common stock by restricting dividends on, diluting the power of, impairing the liquidation rights of common stock, or delaying, deferring, or preventing a change in control of Genaissance. We have no present plans to issue any preferred stock.

Anti-Takeover Provisions of Delaware Law and Charter and Bylaw Provisions

   Section 203 of the Delaware General Corporation Law is applicable to corporate takeovers of Delaware corporations. Subject to exceptions enumerated in Section 203, Section 203 provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that the stockholder becomes an interested stockholder unless:

   - prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

   - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; and

   - on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

   Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect not to be governed by this section, by adopting an amendment to our certificate of incorporation or by-laws, effective 12 months after adoption. Genaissance's certificate of incorporation and its by-laws do not exclude Genaissance from the restrictions imposed under Section 203. It is anticipated that the provisions of
Section 203 may encourage companies interested in acquiring Genaissance to negotiate in advance with the board since the stockholder approval requirement would be avoided if a majority of the directors then in office excluding an interested stockholder approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of Genaissance, which could depress the market price of the common stock and which could deprive stockholders of opportunities to realize a premium on shares of the common stock held by them.

   Our certificate of incorporation and by-laws contain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. Genaissance's certificate of incorporation provides that stockholders may not take action by written consent but may only act at a stockholders' meeting, and our by-laws provide that special meetings of the stockholders of Genaissance may only be called by the president or a majority of the board and requires advance notice of business to be brought by a stockholder before the annual meeting. The certificate of incorporation includes provisions classifying the board of directors into three classes with staggered three-year terms. Under the certificate of incorporation and by-laws, the board of directors may enlarge the size of the board and fill any vacancies on the board. The by-laws provide that nominations for directors may not be made by stockholders at any annual or special meeting unless the stockholder intending to make a nomination notifies us of its intention a specified period in advance and furnishes certain information.

Registration Rights


   After this offering, the holders of approximately 13,480,413 shares of common stock and the holders of warrants to purchase approximately 567,013 shares of common stock will be entitled to rights with respect to the registration of these shares under the Securities Act of 1933. Under the terms of the agreements between us and the holders of those registrable shares, upon the request of the holders of certain amounts of these shares as set forth in the agreements, we are required to file a registration statement under the Securities Act with respect to their shares of common stock. The holders of these registration rights have waived their rights with respect to this offering. Also, if we propose to register any of our securities under the Securities Act, other than in connection with demand registrations and registrations on Form S-8, the foregoing holders are entitled to notice of and to include in the registration shares of common stock owned by them. All of these registration rights are subject to various conditions and limitations, among them certain rights of the underwriters of an offering to limit the number of shares included in a registration. We will bear all of the expenses incurred in connection with all exercises of these registration rights.


Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for the common stock, and a liquid trading market for the common stock may not develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market after this offering or the anticipation of those sales could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.


   After the closing of this offering, Genaissance will have outstanding 21,582,173 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by "affiliates" of Genaissance as that term is defined in Rule 144 under the Securities Act. Of the remaining 15,582,173 shares of common stock outstanding, 14,935,925 restricted shares held by existing stockholders are subject to various lock-up agreements providing that, with limited exceptions, the stockholder will not offer, sell, contract to sell, grant an option to purchase, effect a short sale or otherwise dispose of or engage in any hedging or other transaction that is designed or reasonably expected to lead to a disposition of any shares of common stock or any option to purchase common stock or any securities exchangeable for or convertible into common stock for a period of 180 days after the date of this prospectus. Though these shares may be eligible for earlier sale under the provisions of the Securities Act, none of these shares will be saleable until 181 days after the date of this prospectus as a result of these lock-up agreements. Beginning 181 days after the date of this prospectus, 5,106,827 restricted shares will be eligible for sale in the United States public market, subject to volume and other limitations. Immediately after the date of this prospectus, 176,629 restricted shares will be eligible for resale. The remainder of the 10,298,717 shares of common stock outstanding will become eligible for sale at various times over a period of approximately two years. In addition, as of March 31, 2000, there were outstanding options to purchase 1,050,475 shares of common stock and warrants to purchase 607,013 shares of common stock. Substantially all of the shares issued upon exercise will be subject to lock-up agreements.


   In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period up to that number of shares that does not exceed the greater of: (1) 1% of the number of shares of common stock then outstanding, which immediately following this offering is expected to be approximately 215,822 shares, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale. Sales under Rule 144 are also subject to certain "manner of sale" provisions and notice requirements and to the requirement that current public information about itself be available. Under Rule 144(k), a person who is not deemed to have been an affiliate of the issuer at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701 under the Securities Act permits resales of qualified shares held by some affiliates in reliance upon Rule 144 but without compliance with some restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to Genaissance who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 further provides that non-affiliates may sell shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares of common stock are required to wait until 90 days after the date of this prospectus before selling shares. However, all shares issued pursuant to Rule 701 are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up.

                                  UNDERWRITING


   Subject to certain terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc., Salomon Smith Barney, Inc., and UBS Warburg LLC, have severally agreed to purchase from us the following number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus set forth opposite their names below:



                                                               Number of
Underwriters                                                    Shares
------------                                                  -----------
Deutsche Bank Securities Inc................................
Bear, Stearns & Co. Inc.....................................
Salomon Smith Barney, Inc...................................
UBS Warburg LLC.............................................

                                                              ----------
    Total...................................................   6,000,000
                                                              ==========


   The underwriting agreement provides that the obligations of the several underwriters to purchase shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

   The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to
dealers at a price that represents a concession not in excess of $    per share
under the public offering price. The underwriters may allow, and these dealers
may re-allow, a concession of not more than $    per share to other dealers.
After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

   We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 900,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by us. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 6,000,000 shares are being offered.

   The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is 7% of the initial public offering price. We have agreed to pay the underwriters the following fees, assuming either no exercise or full exercise by the underwriters of the underwriters' overallotment option:

                                                                          Total Fees
                                                         ---------------------------------------------
                                                          Without Exercise of    With Full Exercise of
                                         Fee Per Share   Over-Allotment Option   Over-Allotment Option
                                         -------------   ---------------------   ---------------------
Fees paid by Genaissance...............     $                 $                      $

   In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be
approximately $      .

   We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make with respect to any of these liabilities.


   Each of our officers and directors, and substantially all our stockholders and holders of options and warrants to purchase our stock, have agreed not to offer, sell, contract to sell, or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the date of the prospectus without the prior written consent of Deutsche Bank Securities Inc. Deutsche Bank Securities Inc. may give consent at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters, except that we may grant options and sell shares pursuant to our stock option plan and our employee stock purchase plan without such consent. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.


   The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

   In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short sales position in our common stock for their own account. A short sales position results when an underwriter sells more shares of common stock than that underwriter is committed to purchase. A short sales position may involve either "covered" short sales or "naked" short sales. Covered short sales are sales made for an amount not greater than the underwriters' overallotment option to purchase additional shares in the offering described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Naked short sales are sales in excess of the overallotment option. The underwriters will have to close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

   Accordingly, to cover these short sales positions or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. Additionally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.


   At our request, the underwriters have reserved for sale, at the initial public offering price, up to 300,000 shares for our vendors, employees, family members of employees, customers, and other third parties. The number of shares of our common stock available for sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.


Pricing of this Offering

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiation among us and the representatives of the underwriters. Among the primary factors considered in determining the public offering price were:

   - prevailing market conditions;

   - our results of operations in recent periods;

   - the present stage of our development;

   - the market capitalization and stage of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

   - estimates of our business potential.

                                 LEGAL MATTERS

   The validity of the common stock offered by this prospectus will be passed upon for us by Palmer & Dodge LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

   The audited financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             ADDITIONAL INFORMATION

   We have filed a registration statement on Form S-1 with the SEC for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. While we have disclosed the material terms of any of our contracts, agreements or other documents referenced in this prospectus, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

   You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                       Genaissance Pharmaceuticals, Inc.

                         Index to Financial Statements

                                                                Page
                                                              --------
Report of Independent Public Accountants....................     F-2

Balance Sheets as of December 31, 1998 and 1999 and
  March 31, 2000 (unaudited)................................     F-3

Statements of Operations for the Years Ended December 31,
  1997, 1998, and 1999 and for the Three Months Ended
  March 31, 1999 and 2000 (unaudited).......................     F-5

Statements of Stockholders' Deficit and Comprehensive Loss
  for the Years Ended December 31, 1997, 1998, and 1999 and
  for the three months ended March 31, 2000 (unaudited).....     F-6

Statements of Cash Flows for the Years Ended December 31,
  1997, 1998 and 1999 and for the Three Months Ended
  March 31, 1999 and 2000 (unaudited).......................     F-8

Notes to Financial Statements...............................     F-9

   All schedules, except those set forth above, are omitted as the required information either is not applicable or is included in the Financial Statements or related notes.

                    Report of Independent Public Accountants

To the Board of Directors and Stockholders of Genaissance Pharmaceuticals, Inc.:

   We have audited the accompanying balance sheets of Genaissance Pharmaceuticals, Inc. (a Delaware corporation) as of December 31, 1999 and 1998, and the related statements of operations, stockholders' deficit and comprehensive loss and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Genaissance
Pharmaceuticals, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                        /s/ Arthur Andersen LLP

Hartford, Connecticut
March 10, 2000

                       Genaissance Pharmaceuticals, Inc.
                                 Balance Sheets

                                             December 31,                March 31, 2000
                                      --------------------------   ---------------------------
                                                                                   Pro Forma
                                         1998           1999          Actual        (Note 2)
                                      -----------   ------------   ------------   ------------
                                                                           (Unaudited)
                                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........  $ 4,189,284   $  3,666,197   $ 42,983,429   $ 42,983,429
  Marketable securities.............    3,229,285             --     11,925,220     11,925,220
  Other current assets..............       89,446        205,446        362,184        362,184
                                      -----------   ------------   ------------   ------------
      Total current assets..........    7,508,015      3,871,643     55,270,833     55,270,833
                                      -----------   ------------   ------------   ------------
PROPERTY AND EQUIPMENT, net.........    1,321,542      7,224,008     11,454,024     11,454,024
                                      -----------   ------------   ------------   ------------
DEFERRED FINANCING COSTS, net of
  accumulated amortization of
  $51,538, $96,477 and $141,063 at
  December 31, 1998 and 1999 and
  March 31, 2000, respectively......       97,807        251,031        435,561        435,561
                                      -----------   ------------   ------------   ------------
OTHER ASSETS........................       18,370        167,150        194,411        194,411
                                      -----------   ------------   ------------   ------------
      Total assets..................  $ 8,945,734   $ 11,513,832   $ 67,354,829   $ 67,354,829
                                      ===========   ============   ============   ============

                     LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Current portion of long-term
    debt............................  $   112,489   $  1,019,550   $    682,374   $    682,374
  Current portion of capital lease
    obligations.....................       13,143      1,199,938      2,186,443      2,186,443
  Accounts payable..................      385,128        820,574        694,012        694,012
  Accrued expenses..................      196,348        481,580      1,144,759      1,144,759
  Due to related parties............       48,460          5,814        253,771        253,771
                                      -----------   ------------   ------------   ------------
      Total current liabilities.....      755,568      3,527,456      4,961,359      4,961,359
                                      -----------   ------------   ------------   ------------
LONG-TERM LIABILITIES:
  Long-term debt, including amounts
    due to related parties of
    $950,000 and $1,245,084 at
    December 31, 1999 and March 31,
    2000, respectively, less current
    portion.........................  $   792,051   $  2,287,239   $  2,303,384   $  2,303,384
  Capital lease obligations, less
    current portion.................       11,498      3,842,643      6,786,455      6,786,455
  Deferred revenue..................      520,773        460,757      2,495,523      2,495,523
  Royalty obligations...............      300,000        300,000        300,000        300,000
  Leasehold improvements
    obligations.....................      809,211             --             --             --
  Convertible promissory notes......           --      3,500,000             --             --
  Accrued preferred stock
    dividends.......................      275,671      1,055,671      1,697,684      1,158,750
  Other.............................      159,800             --             --             --
                                      -----------   ------------   ------------   ------------
      Total long-term liabilities...    2,869,004     11,446,310     13,583,046     13,044,112
                                      -----------   ------------   ------------   ------------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                       Genaissance Pharmaceuticals, Inc.
                           Balance Sheets (Continued)

                                                 December 31,                March 31, 2000
                                          --------------------------   ---------------------------
                                                                                       Pro Forma
                                             1998           1999          Actual        (Note 2)
                                          -----------   ------------   ------------   ------------
                                                                               (Unaudited)
                 LIABILITIES AND STOCKHOLDERS' DEFICIT (Continued)
COMMITMENTS AND CONTINGENCIES (Note 12)
REDEEMABLE CONVERTIBLE PREFERRED STOCK,
  10,000,000 authorized shares at
  December 31, 1999 and 30,000,000
  authorized shares at March 31, 2000:
  Series A and KBL
    $.001 par value, 2,437,500 shares
      issued and outstanding at
      December 31, 1998 and 1999 and
      March 31, 2000 and no shares pro
      forma.............................    9,945,130     11,247,303     11,594,299             --
                                          -----------   ------------   ------------   ------------
  Series B and KBH
    $.001 par value, 8,727,273 shares
      issued and outstanding at
      March 31, 2000 and no shares pro
      forma.............................           --             --     45,142,723             --
                                          -----------   ------------   ------------   ------------
  Series C
    $.001 par value, 1,539,393 shares
      issued and outstanding at
      March 31, 2000 and no shares pro
      forma.............................           --             --     11,892,729             --
                                          -----------   ------------   ------------   ------------
PUTTABLE WARRANT........................           --        124,564        408,386             --
                                          -----------   ------------   ------------   ------------
STOCKHOLDERS' DEFICIT:
  Common stock, 10,000,000 authorized
    shares at December 31, 1999 and
    22,000,000 authorized shares at
    March 31, 2000, $.001 par value,
    2,481,658, 2,809,680, and 2,817,580
    shares issued and outstanding at
    December 31, 1998 and 1999, and
    March 31, 2000, respectively and
    15,582,173 shares pro forma.........        2,481          2,809          2,817         15,582
  Additional paid-in capital............    3,501,458      4,818,970      9,712,440     79,276,746
  Accumulated deficit...................   (8,122,300)   (19,653,580)   (29,841,387)   (29,841,387)
  Deferred offering costs...............           --             --        (75,000)       (75,000)
  Net unrealized investment (losses)....       (5,607)            --        (26,583)       (26,583)
                                          -----------   ------------   ------------   ------------
      Total stockholders' deficit.......   (4,623,968)   (14,831,801)   (20,227,713)    49,349,358
                                          -----------   ------------   ------------   ------------
      Total liabilities and
        stockholders' deficit...........  $ 8,945,734   $ 11,513,832   $ 67,354,829   $ 67,354,829
                                          ===========   ============   ============   ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                       Genaissance Pharmaceuticals, Inc.
                            Statements of Operations

                                                                                                          For the Three Months
                                                                                                                 Ended
                                                                For the Years Ended December 31,               March 31,
                                                            ----------------------------------------   --------------------------
                                                               1997          1998           1999          1999           2000
                                                            -----------   -----------   ------------   -----------   ------------
                                                                                                              (unaudited)
REVENUES:
  Grant research revenue..................................  $1,106,978    $ 1,206,250   $    557,352   $   274,721   $         --
  License revenue.........................................     104,166         86,929        122,713         8,848         62,833
  Other income............................................     294,426         49,978             --            --             --
                                                            ----------    -----------   ------------   -----------   ------------
                                                             1,505,570      1,343,157        680,065       283,569         62,833
                                                            ----------    -----------   ------------   -----------   ------------
OPERATING EXPENSES:
  Sublicense royalty fees.................................      18,750         68,113         20,337            --        513,912
  Research and development (1)............................   1,643,101      3,017,543      6,258,664     1,106,642      2,991,047
  Selling, general and administrative (1).................     415,981        893,574      2,713,673       467,149      1,346,401
  Stock based compensation................................     105,976        472,692        766,500        57,238      3,561,487
                                                            ----------    -----------   ------------   -----------   ------------
                                                             2,183,808      4,451,922      9,759,174     1,631,029      8,412,847
                                                            ----------    -----------   ------------   -----------   ------------
    Operating loss........................................    (678,238)    (3,108,765)    (9,079,109)   (1,347,460)    (8,350,014)

OTHER INCOME (EXPENSE):
  Interest expense........................................    (129,649)      (118,044)      (636,594)     (104,915)      (556,608)
  Interest income.........................................       5,178         88,284        266,596       143,833        327,727
  Realized gains on investments...........................          --        259,106             --            --             --
                                                            ----------    -----------   ------------   -----------   ------------
    Net loss..............................................    (802,709)    (2,879,419)    (9,449,107)   (1,308,542)    (8,578,895)

PREFERRED STOCK DIVIDENDS AND ACCRETION...................          --       (741,610)    (2,082,173)     (428,065)    (1,608,912)
                                                            ----------    -----------   ------------   -----------   ------------
    Net loss applicable to common shareholders............  $ (802,709)   $(3,621,029)  $(11,531,280)  $(1,736,607)  $(10,187,807)
                                                            ==========    ===========   ============   ===========   ============
    Net loss per common share, basic and diluted
     (Note 2).............................................  $    (0.40)   $     (1.67)  $      (4.24)  $     (0.67)  $      (3.62)
                                                            ----------    -----------   ------------   -----------   ------------
    Shares used in computing basic and diluted net loss
     per common share (Note 2)............................   1,983,340      2,164,974      2,719,302     2,599,258      2,811,758
                                                            ==========    ===========   ============   ===========   ============
    Pro forma net loss per common share, basic and diluted
     (Note 2).............................................                              $      (1.79)                $      (0.90)
                                                                                        ============                 ============
    Shares used in computing basic and diluted pro forma
     net loss per common share (Note 2)...................                                 5,201,772                    9,191,233
                                                                                        ============                 ============

------------

(1) Excludes non-cash, stock-based compensation expense as
    follows:
     Research and development...............................  $   63,586    $   426,504   $    498,871   $    51,645   $ 1,544,787
     Selling, general and administrative....................      42,390         46,188        267,629         5,593     2,016,700
                                                              ----------    -----------   ------------   -----------   -----------
                                                              $  105,976        472,692        766,500        57,238     3,561,487
                                                              ==========    ===========   ============   ===========   ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                       Genaissance Pharmaceuticals, Inc.
           Statements of Stockholders' Deficit and Comprehensive Loss

                                         Redeemable
                                        Common Stock            Common Stock       Additional                  Deferred
                                    ---------------------   --------------------     Paid-in     Accumulated   Offering
                                     Shares      Amount      Shares      Amount      Capital       Deficit      Costs
                                    --------   ----------   ---------   --------   -----------   -----------   --------
Balance at January 1, 1997........   244,350   $ 561,920    2,112,410    $2,112    $1,854,342    $(3,645,130)    $ --

  Proceeds from sale of common
   stock..........................        --          --        7,580         8        23,492            --        --
  Compensation related to issuance
   of options to purchase common
   stock..........................        --          --           --        --       105,976            --        --
  Accretion in carrying value of
   redeemable common stock........        --      53,432           --        --            --       (53,432)       --
  Purchase of treasury stock......        --          --           --        --            --            --        --
  Net change in unrealized
   investment loss................        --          --           --        --            --            --        --
  Net loss........................        --          --           --        --            --      (802,709)       --
  Total comprehensive loss........
                                    --------   ---------    ---------    ------    ----------    -----------     ----
Balance at December 31, 1997......   244,350     615,352    2,119,990     2,120     1,983,810    (4,501,271)       --

  Issuance of common stock........        --          --      260,000       260       324,740            --        --
  Conversion of note payable and
   accrued interest into common
   stock..........................        --          --      228,332       228       570,602            --        --
  Termination of redemption
   feature on redeemable common
   stock..........................  (244,350)   (615,352)     244,350       244       615,108            --        --
  Compensation related to issuance
   of options and warrants to
   purchase common stock..........        --          --           --        --       171,193            --        --
  Warrant issued in connection
   with debt financing............        --          --           --        --        25,725            --        --
  Accretion in carrying value of
   redeemable preferred stock.....        --          --        9,986        10        39,935      (741,610)       --
  Retirement of treasury stock....        --          --     (381,000)     (381)     (229,655)           --        --
  Net change in unrealized
   investment gain................        --          --           --        --            --            --        --
  Net loss........................        --          --           --        --            --    (2,879,419)       --
  Total comprehensive loss........
                                    --------   ---------    ---------    ------    ----------    -----------     ----

                                    Net Unrealized                    Total
                                      Investment                     Common           Other
                                       (Losses)       Treasury    Stockholders'   Comprehensive
                                        Gains          Stock         Deficit          Loss
                                    --------------   ----------   -------------   -------------
Balance at January 1, 1997........    $ (21,875)     $ (24,786)    $(1,273,417)
  Proceeds from sale of common
   stock..........................           --             --          23,500
  Compensation related to issuance
   of options to purchase common
   stock..........................           --             --         105,976
  Accretion in carrying value of
   redeemable common stock........           --             --              --
  Purchase of treasury stock......           --       (205,250)       (205,250)
  Net change in unrealized
   investment loss................      360,805             --         360,805     $   360,805
  Net loss........................           --             --        (802,709)       (802,709)
                                                                                   -----------
  Total comprehensive loss........                                                 $  (441,904)
                                      ---------      ---------     -----------     ===========
Balance at December 31, 1997......      338,930       (230,036)     (1,791,095)
  Issuance of common stock........           --             --         325,000
  Conversion of note payable and
   accrued interest into common
   stock..........................           --             --         570,830
  Termination of redemption
   feature on redeemable common
   stock..........................           --             --              --
  Compensation related to issuance
   of options and warrants to
   purchase common stock..........           --             --         171,193
  Warrant issued in connection
   with debt financing............           --             --          25,725
  Accretion in carrying value of
   redeemable preferred stock.....           --             --        (701,665)
  Retirement of treasury stock....           --        230,036              --
  Net change in unrealized
   investment gain................     (344,537)            --        (344,537)    $  (344,537)
  Net loss........................           --             --      (2,879,419)     (2,879,419)
                                                                                   -----------
  Total comprehensive loss........                                                 $(3,223,956)
                                      ---------      ---------     -----------     ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                       Genaissance Pharmaceuticals, Inc.
           Statements of Stockholders' Deficit and Comprehensive Loss

                                          Redeemable
                                         Common Stock           Common Stock       Additional                   Deferred
                                     --------------------   --------------------     Paid-in     Accumulated    Offering
                                      Shares      Amount     Shares      Amount      Capital       Deficit       Costs
                                     ---------   --------   ---------   --------   -----------   ------------   --------
Balance at December 31, 1998.......         --    $   --    2,481,658    $2,481    $3,501,458    $ (8,122,300)  $     --

  Issuance of common stock in
    settlement of obligation.......         --        --       71,022        71       159,729              --         --
  Issuance of common stock from
    exercise of stock options and
    warrants.......................         --        --      257,000       257       264,283              --         --
  Compensation related to issuance
    of options to purchase common
    stock..........................         --        --           --        --       766,500              --         --
  Warrants issued in connection
    with debt financing............         --        --           --        --       127,000              --         --
  Accretion in carrying value of
    redeemable preferred stock.....         --        --           --        --            --      (2,082,173)        --
  Net change in unrealized
    investment loss................         --        --           --        --            --              --         --
  Net loss.........................         --        --           --        --            --      (9,449,107)        --
Total comprehensive loss...........
                                     ---------    ------    ---------    ------    ----------    ------------   --------
Balance at December 31, 1999.......         --        --    2,809,680     2,809     4,818,970     (19,653,580)        --

  Issuance of common stock from
    exercise of stock options
    (unaudited)....................         --        --        7,900         8        23,692              --         --
  Compensation related to issuance
    of options to purchase common
    stock (unaudited)..............         --        --           --        --     3,561,487              --         --
  Warrants issued in connection
    with debt financing and
    preferred stock offering
    (unaudited)....................         --        --           --        --     1,308,291              --         --
  Accretion in carrying value of
    redeemable preferred stock
    (unaudited)....................         --        --           --        --            --      (1,608,912)        --
  Deferred offering costs
    (unaudited)....................         --        --           --        --            --              --    (75,000)
  Net change in unrealized
    investment loss (unaudited)....         --        --           --        --            --              --         --
  Net loss (unaudited).............         --        --           --        --            --      (8,578,895)        --
Total comprehensive loss
  (unaudited)......................
                                     ---------    ------    ---------    ------    ----------    ------------   --------

Balance, March 31, 2000
  (unaudited)......................         --    $   --    2,817,580    $2,817    $9,712,440    $(29,841,387)  $(75,000)
                                     =========    ======    =========    ======    ==========    ============   ========

                                     Net Unrealized                   Total
                                       Investment                    Common           Other
                                        (Losses)      Treasury    Stockholders'   Comprehensive
                                         Gains          Stock        Deficit          Loss
                                     --------------   ---------   -------------   -------------
Balance at December 31, 1998.......     $ (5,607)     $     --    $ (4,623,968)
  Issuance of common stock in
    settlement of obligation.......           --            --         159,800
  Issuance of common stock from
    exercise of stock options and
    warrants.......................           --            --         264,540
  Compensation related to issuance
    of options to purchase common
    stock..........................           --            --         766,500
  Warrants issued in connection
    with debt financing............           --            --         127,000
  Accretion in carrying value of
    redeemable preferred stock.....           --            --      (2,082,173)
  Net change in unrealized
    investment loss................        5,607            --           5,607     $     5,607
  Net loss.........................           --            --      (9,449,107)     (9,449,107)
                                                                                   -----------
Total comprehensive loss...........                                                $(9,443,500)
                                        --------      --------    ------------     ===========
Balance at December 31, 1999.......           --            --     (14,831,801)
  Issuance of common stock from
    exercise of stock options
    (unaudited)....................           --            --          23,700
  Compensation related to issuance
    of options to purchase common
    stock (unaudited)..............           --            --       3,561,487
  Warrants issued in connection
    with debt financing and
    preferred stock offering
    (unaudited)....................           --            --       1,308,291
  Accretion in carrying value of
    redeemable preferred stock
    (unaudited)....................           --            --      (1,608,912)
  Deferred offering costs
    (unaudited)....................           --            --         (75,000)
  Net change in unrealized
    investment loss (unaudited)....      (26,583)           --         (26,583)    $   (26,583)
  Net loss (unaudited).............           --            --      (8,578,895)     (8,578,895)
                                                                                   -----------
Total comprehensive loss
  (unaudited)......................                                                $(8,605,478)
                                        --------      --------    ------------     ===========
Balance, March 31, 2000
  (unaudited)......................     $(26,583)     $     --    $(20,227,713)
                                        ========      ========    ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                       Genaissance Pharmaceuticals, Inc.
                            Statements of Cash Flows

                                                                                                       For the Three Months Ended
                                                                For the Years Ended December 31,               March 31,
                                                             ---------------------------------------   --------------------------
                                                                1997          1998          1999          1999           2000
                                                             -----------   -----------   -----------   -----------   ------------
                                                                                                              (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.................................................  $ (802,709)   $(2,879,419)  $(9,449,107)  $(1,308,542)  $ (8,578,895)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization..........................      76,282        117,702       816,202        86,580        456,378
    Loss on disposal of equipment..........................          --             --            --            --         55,103
    Non-cash license revenue...............................     (90,000)            --            --            --             --
    Realized securities gains..............................          --       (259,106)           --            --             --
    Stock based compensation...............................     105,976        472,692       766,500        57,238      3,561,487
    Non-cash interest expense..............................          --             --       124,564        82,764        283,822
    Warrants issued in exchange for services...............          --         23,500            --            --         14,123
    Changes in assets and liabilities--
      Other current assets.................................     (67,407)        37,939      (116,000)      (88,354)      (156,738)
      Other assets.........................................     (44,127)        (7,746)     (148,780)      (38,026)       (27,261)
      Accounts payable.....................................      72,741         95,502       435,446       322,114       (126,562)
      Accrued expenses.....................................     189,751         33,808       285,232        36,193        724,550
      Deferred revenue.....................................     (29,166)        (5,131)      (60,016)      (33,473)     2,034,766
      Due to related party.................................      30,460        (42,646)      (42,646)      (46,510)       247,957
                                                             ----------    -----------   -----------   -----------   ------------
Net cash used in operating activities......................    (558,199)    (2,412,905)   (7,388,605)     (930,016)    (1,511,270)
                                                             ----------    -----------   -----------   -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment......................    (108,452)    (1,121,849)   (1,048,988)     (570,687)      (171,671)
  (Investment in) proceeds from marketable securities......          --     (2,722,060)    3,234,892      (389,671)   (11,951,803)
                                                             ----------    -----------   -----------   -----------   ------------
Net cash (used in) provided by investing activities........    (108,452)    (3,843,909)    2,185,904      (960,358)   (12,123,474)
                                                             ----------    -----------   -----------   -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of preferred stock............     750,000      8,769,136            --            --     53,946,178
  Net proceeds from issuance of common stock...............      23,500             --       264,540       257,040         23,700
  Proceeds from (repayment of) long-term debt, net.........     452,255        280,582     1,452,249       934,835       (616,115)
  Proceeds from long-term debt due to related parties......          --             --       950,000            --        295,084
  Proceeds from convertible promissory notes...............          --             --     3,500,000            --             --
  Amounts payable under long term obligation...............          --        809,211      (809,211)     (809,211)            --
  Financing costs..........................................          --        (48,420)     (113,521)           --             --
  Payable to stockholder...................................     180,000       (180,000)           --            --             --
  Repayment of capital leases..............................     (11,089)       (11,624)     (564,443)       (8,384)      (621,871)
  Deferred offering costs..................................          --             --            --            --        (75,000)
  Acquisition of treasury stock............................    (205,250)            --            --            --             --
  Stock subscription receivable............................          --             --            --      (257,040)            --
                                                             ----------    -----------   -----------   -----------   ------------
Net cash provided by financing activities..................   1,189,416      9,618,885     4,679,614       117,240     52,951,976
                                                             ----------    -----------   -----------   -----------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......     522,765      3,362,071      (523,087)   (1,773,134)    39,317,232
CASH AND CASH EQUIVALENTS, beginning of period.............     304,448        827,213     4,189,284     4,189,284      3,666,197
                                                             ----------    -----------   -----------   -----------   ------------
CASH AND CASH EQUIVALENTS, end of period...................  $  827,213    $ 4,189,284   $ 3,666,197   $ 2,416,150   $ 42,983,429
                                                             ==========    ===========   ===========   ===========   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW ACTIVITIES:
  Cash paid for interest...................................  $       --    $   117,944   $   499,571   $    22,151   $    210,161
                                                             ==========    ===========   ===========   ===========   ============
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
  Conversion of liabilities into common or preferred
    stock..................................................  $       --    $   570,830   $   159,800   $        --   $  3,561,371
  Acquisition of equipment pursuant to capital lease
    obligations............................................          --             --     5,582,383       707,838      4,552,188
  Issuance of warrants in connection with financing
    agreements.............................................          --         25,275       127,000            --      1,308,291

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                       Genaissance Pharmaceuticals, Inc.

                         Notes to Financial Statements

                (including data applicable to unaudited periods)

(1) Organization and Operations

Organization and business activities

   Genaissance Pharmaceuticals, Inc. (the Company) is a leader in commercializing population genomics and informatics to improve the development, marketing and prescription of drugs. The Company applies population genomics, the analysis of genomic variation within diverse groups of people, to discover proprietary markers that are predictive of which patients will respond effectively to a drug. Currently, the Company is marketing its technology to the pharmaceutical industry as a fully integrated genomic solution for developing "smarter" clinical trials and for improving the sales of approved drugs. The Company has funded its operations, including its research and development activities, through revenue derived from licensing and research agreements, U.S. Federal grants and the proceeds from equity and debt offerings.

   During 1998, the Company raised approximately $8.8 million, net of issuance costs, in a private placement of Series A and KBL Redeemable Convertible Preferred Stock. In February and March of 2000, the Company raised approximately $53.9 million, net of cash issuance costs and the conversion of $3.5 million of promissory notes issued in 1999 (Note 7), in private placements of Series B, KBH and C Redeemable Convertible Preferred Stock (Note 8). In addition, in April 2000, the Company filed a registration statement to sell additional shares of common stock.

   In addition to the normal risks associated with a business venture, there can be no assurance that the Company's technologies will be successfully completed, that the Company will obtain adequate patent protection for its technologies and that any products will be commercially viable. In addition, the Company operates in an environment of rapid change in technology and has substantial competition from companies developing genomic related technologies. The Company expects to incur substantial expenditures in the foreseeable future for its research and development and commercialization of its products. The Company's management believes, based upon its current business plans, available cash, and its fiscal 2000 preferred stock financings, that it will have the ability to fund its operations for at least 24 months.

(2) Summary of Significant Accounting Policies

Interim financial statements

   The unaudited interim financial statements as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 are unaudited and include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results for such interim periods. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the entire year.

                       Genaissance Pharmaceuticals, Inc.

                (including data applicable to unaudited periods)

(2) Summary of Significant Accounting Policies (continued)
Unaudited Pro Forma Presentation

   The unaudited pro forma balance sheet as of March 31, 2000 reflects the automatic conversion of all outstanding shares of redeemable convertible preferred stock into an aggregate of 12,704,166 shares of common stock and reflects the exercise of certain warrants (which require exercise upon an initial public offering) into 60,427 shares of common stock, both of which will occur upon the closing of the Company's initial public offering (see Note 1).

Revenue recognition

   The Company recognizes grant research revenue as the related expenses for development activities are incurred and the related work is performed under the terms of the grants.

   The Company entered into a sublicense agreement of U.S. Patent No. 5,427,911 (Patent) to a third party (the Licensor) under a license agreement dated November 21, 1996 (Original License). The Original License provided the Licensor with the right to use the inventions claimed in the patent in a defined field of use until the expiration of the patent in June 2012 (License Term).

   In consideration of the Original License, the Company received $300,000, equipment with a fair value of $50,000 and 12,500 shares of Licensor common stock with a fair value of $103,750 (aggregate proceeds of $453,750). Concurrently, the Company also received an additional 12,500 shares of Licensor common stock (valued at $103,750) that was placed in escrow. Per a term of the Original License, if within two years the Licensor failed to bring Licensed Product to market, as defined, the Company could exercise its right to convert the original license from an exclusive agreement to a non-exclusive agreement in exchange for the 12,500 shares held in escrow. The shares were released from escrow in 1998, as the Company elected to maintain the original license as an exclusive license. The Original License also provided for royalties on licensed product sales.

   On March 16, 2000, the Company amended the Original License (License Amendment) to expand the field of use, and to reduce the royalty rate on all Licensed Product sales. In consideration of such License Amendment, the Licensor paid the Company a nonrefundable fee of $2,050,000.

   The Company is recognizing the payments from the Original License and License Amendment ($453,750, $103,750 and $2,050,000 in 1996, 1998 and 2000,
respectively) by amortizing such payments into revenue, on a straight-line basis, over the License Term. The Company recognizes the royalties received on Licensed Product as revenue when earned.

   In connection with the Company's initial license of the Patent from a University, the Company is obligated to pay both the University and the inventor of the technology a sublicense royalty fee. The inventor of the technology subsequently joined the Company and is currently the chief executive officer of the Company. The Company has elected to recognize this expense as incurred. Accordingly, included in the accompanying March 31, 2000 balance sheet is approximately $301,000 and $254,000, respectively, of sublicense fees payable to the

                       Genaissance Pharmaceuticals, Inc.

                (including data applicable to unaudited periods)

(2) Summary of Significant Accounting Policies (continued)
University and to the inventor resulting from the License Amendment. Future royalty payments from the Licensor, if any, will also be subject to a sublicense royalty fee. Included in the accompanying statements of operations for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000, is approximately $19,000, $68,000, $20,000, $0 and $514,000, respectively, of sublicensing fees resulting from the Original License and License Amendment (of which approximately $9,000, $34,000, $9,000, $0, and $248,000, respectively, are related to sublicensing fees due to the inventor).

Research and development

   Expenditures for research and development are charged to expense as incurred.

Cash and cash equivalents

   The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Software Development Costs

   The Company evaluates the establishment of technological feasibility of its products in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LICENSED OR OTHERWISE MARKETED. The Company is developing (but has not yet licensed or sold) a product for a market that is subject to rapid technological change, new product development, and changing customer needs. In addition, the ability to market the product is contingent upon the Company's ability to successfully populate the database. The Company has concluded that technological feasibility is not established until the development stage of the product is nearly complete. The time period during which costs could be capitalized from the point of reaching technological feasibility until the time of general product release is very short and, consequently, the amounts that could be capitalized are not material to the Company's financial position or results of operations. Therefore, the Company has charged all such costs to research and development in the period incurred.

Long-lived assets

   The Company accounts for internal use software in accordance with Statement of Position 98-1 (SOP 98-1), ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. SOP 98-1 requires the capitalization of direct costs incurred in connection with developing or obtaining software for internal use, including external direct costs of materials and services and payroll and payroll-related costs for employees who are directly associated with and devote time to an internal use software development project. The Company's policy is to capitalize all such costs and to amortize such costs over the estimated useful life of the software. Capitalized costs associated with this software were approximately $227,000 and $317,000 as of December 31, 1999 and March 31, 2000, respectively.

                       Genaissance Pharmaceuticals, Inc.

                (including data applicable to unaudited periods)

(2) Summary of Significant Accounting Policies (continued)
   The Company accounts for its investments in long-lived assets in accordance with SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS 121 requires a company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has reviewed its long-lived assets and has determined that no impairments currently exist.

Patent and licensed technology costs

   The Company expenses the costs of obtaining patents and licensed technology until such point that the realization of the carrying value of these costs is reasonably assured.

Royalty obligations

   Included in the accompanying balance sheets is a $300,000 royalty obligation. In 1993, the Company received the $300,000 grant from the Department of Economic and Community Development of the State of Connecticut (DECD). Under the terms of the agreement, the Company is required to make royalty payments based upon the greater of 2% of net product revenue, as defined, or $1,550 per month. The royalties will be satisfied when total payments equal the original amount of the grant plus interest calculated at 6.2% per annum. During 1998 and 1999, the Company made royalty payments of approximately $18,600, which satisfied the 6.2% per annum interest.

Segment reporting

   SFAS No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. The Company has determined that it operates in only one segment. In addition, all revenues are generated from U.S. and Canadian entities, and all long-lived assets are maintained in the United States. Accordingly, the adoption of SFAS No. 131 has had no impact on the Company's financial statements.

Fair value of financial instruments

   Financial instruments, including cash and cash equivalents, current liabilities and long-term liabilities are carried at cost, which management believes approximates fair value.

Other comprehensive income (loss)

   The Company presents its financial statements in accordance with SFAS
No. 130, REPORTING COMPREHENSIVE INCOME, which establishes standards for the reporting and displaying of comprehensive income and its components in a full set of general purpose financial statements. Accordingly, the Company has included this presentation as a

                       Genaissance Pharmaceuticals, Inc.

                (including data applicable to unaudited periods)

(2) Summary of Significant Accounting Policies (continued) component of the statements of stockholders' deficit and comprehensive loss. The objective of the statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners ("comprehensive income"). This statement requires that financial statements report unrealized gains on investments as a component of other comprehensive income or loss.

   The components of other comprehensive income (loss) are as follows:

                                                     Year Ended December 31,         Three Months
                                                ---------------------------------   Ended March 31,
                                                  1997         1998        1999          2000
                                                ---------   ----------   --------   ---------------
Net appreciation (depreciation) of marketable
  securities during the period................  $360,805    $ (85,431)    $5,607        $(26,583)

Gains recognized in income during the period..        --     (259,106)        --              --
                                                --------    ---------     ------        --------
Other comprehensive income (loss).............  $360,805    $(344,537)    $5,607        $(26,583)
                                                ========    =========     ======        ========

Net loss per common share

   The Company computes and presents net loss per common share in accordance with SFAS No. 128, EARNINGS PER SHARE. There is no difference in basic and diluted net loss per common share as the effect of convertible preferred stock, stock options and warrants would be anti-dilutive for all periods presented. The outstanding convertible preferred stock, stock options and warrants (prior to application of the treasury stock method) would entitle holders to acquire 1,075,700, 3,372,950, 3,678,095 and 14,375,315 shares of common stock at
December 31, 1997, 1998, 1999 and March 31, 2000, respectively. In accordance with the SEC Staff Accounting Bulletin No. 98, EARNINGS PER SHARE IN AN INITIAL PUBLIC OFFERING, the Company determined that there were no nominal issuances of the Company's common stock prior to their planned initial public offering.

   If the Company's initial public offering is consummated, all of the preferred stock outstanding will automatically be converted into common stock and certain of the outstanding common stock warrants will be automatically exercised. The pro forma net loss per share reflects the shares issuable upon the conversion of outstanding shares of preferred stock (using the as if method) and the automatic exercise of such warrants (using the treasury stock method) from their original date of issuance.

                       Genaissance Pharmaceuticals, Inc.

                (including data applicable to unaudited periods)

(2) Summary of Significant Accounting Policies (continued)
   The following table sets forth the computation of basic and dilutive, and pro forma basic and dilutive, net loss per share as follows:

                                                                             Three Months
                                                               Year Ended       Ended
                                                              December 31,    March 31,
                                                                  1999           2000
                                                              ------------   ------------
Numerator--
  Net loss applicable to common shareholders................  $(11,531,280)  $(10,187,807)
  Preferred stock dividends and accretion...................     2,082,173      1,608,912
  Puttable warrant interest expense.........................       124,564        283,822
                                                              ------------   ------------
  Pro forma net loss applicable to common shareholders......  $ (9,324,543)  $ (8,295,073)
                                                              ============   ============

Denominator--
  Weighted average common shares............................     2,719,302      2,811,758
  Weighted average effect of pro forma securities--
    Series A and KBL........................................     2,437,500      2,437,500
    Series B and KBH........................................            --      3,546,908
    Series C................................................            --        355,245
    Warrants................................................        44,970         39,822
                                                              ------------   ------------
Denominator for pro forma basic and diluted calculation.....     5,201,772      9,191,233
                                                              ============   ============

Net loss per share--
  Basic and diluted.........................................  $      (4.24)  $      (3.62)
  Pro forma basic and diluted...............................         (1.79)         (0.90)

Recently issued accounting pronouncements

   In December 1999, Staff Accounting Bulletin No. 101 (SAB 101), REVENUE RECOGNITION, was issued. The revenues included in the accompanying statements of operations, for all periods presented, are in accordance with the provisions of SAB 101.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS AND FOR HEDGING ACTIVITIES which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS No. 133 is effective for fiscal years beginning after January 1, 2001. The adoption of SFAS No. 133 did not have an impact on the Company's results of operations or financial condition as the Company holds no derivative financial instruments and does not currently engage in hedging activities.

Use of estimates in the preparation of financial statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported

                       Genaissance Pharmaceuticals, Inc.

                (including data applicable to unaudited periods)

(2) Summary of Significant Accounting Policies (continued) amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3) Marketable Securities and Equity Investments

   The Company accounts for its investments in accordance with SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Pursuant to this Statement, the Company has historically classified its marketable securities as "available for sale" and, accordingly, carried these investments at their aggregate fair value. Unrealized gains or losses on these investments are included as a separate component of stockholders' deficit and comprehensive loss (Note 2). The Company's marketable securities as of December 31, 1998 and March 31, 2000 consisted of corporate bonds. As of March 31, 2000, these securities had a maximum maturity of 18 months or less and carried a weighted average interest rate of approximately 6.85%. The amortized cost of these securities differed by their fair values by $5,607 and $26,583, as of December 31, 1998 and March 31, 2000, respectively.

   The Company had an investment in common stock which was sold during 1998. In conjunction therewith, the Company realized a gain on the sale of $259,106 which is reflected in the accompanying 1998 statement of operations.

(4) Property and Equipment

   Property and equipment consists of the following:

                                                             December 31,
                                                       -------------------------    March 31,
                                                          1998          1999           2000
                                                       -----------   -----------   ------------
Equipment, computers and software....................  $  614,154    $  992,436    $ 1,117,347
Equipment under capital lease........................      52,732     5,642,732      9,814,669
Leasehold improvements and office equipment..........     913,431     1,576,520      1,900,559
                                                       ----------    ----------    -----------
                                                        1,580,317     8,211,688     12,832,575
Less--accumulated depreciation and amortization......    (258,775)     (987,680)    (1,378,551)
                                                       ----------    ----------    -----------
  Total property and equipment, net..................  $1,321,542    $7,224,008    $11,454,024
                                                       ==========    ==========    ===========

   These assets are stated at cost and are being depreciated and amortized over the shorter of their lease term or their estimated useful lives on a straight-line basis as follows:

Equipment, computers and software...........................               3-4 years
Office equipment............................................                 5 years
Leasehold improvements......................................                10 years
Equipment under capital lease...............................               3-5 years

                       Genaissance Pharmaceuticals, Inc.

                (including data applicable to unaudited periods)

(4) Property and Equipment (continued)
   Accumulated depreciation related to equipment under capital leases was approximately $42,000, $489,000 and $800,000 at December 31, 1998 and 1999 and
March 31, 2000. Expenditures for maintenance and repairs, which do not improve or extend the useful lives of the respective assets, are expensed as incurred.

(5) Financing Arrangements

Long-term debt

   Long-term debt consists of the following:

                                                               December 31,
                                                         ------------------------    March 31,
                                                            1998         1999          2000
                                                         ----------   -----------   -----------
Notes payable to Connecticut Innovations, Inc. (CII)
  bearing interest at 6.5%, payments of interest only
  for two years and monthly payments of principal and
  interest thereafter..................................  $      --    $   950,000   $1,245,084
Note payable to TransAmerica Business Corp. (TBCC)
  bearing interest at 12.98%, monthly payments of
  principal and interest of $72,388 are payable through
  August 2002..........................................         --      1,897,940    1,740,674
Note payable to DECD, bearing interest at 5%, monthly
  payments of principal and interest of $4,233 through
  April 2008. Repaid in March 2000.....................    350,000        348,771           --
Note payable to bank, bearing interest at a variable
  rate of prime plus 2.75%. Repaid during 1999.........    416,159             --           --
Other..................................................    138,381        110,078           --
                                                         ---------    -----------   ----------
  Total long-term debt.................................    904,540      3,306,789    2,985,758
  Less--current portion................................   (112,489)    (1,019,550)    (682,374)
                                                         ---------    -----------   ----------
  Total long-term debt, less current portion...........  $ 792,051    $ 2,287,239   $2,303,384
                                                         =========    ===========   ==========

   During 1999 and 2000, the Company entered into agreements with Connecticut Innovations, Inc. (CII), who is a stockholder of the Company, to finance certain leasehold improvements and other costs associated with the Company's facility expansion. In April 1999, the Company entered into a promissory note with CII in the amount of $950,000 (CII Promissory Note). In December 1999, the Company obtained a commitment from CII to provide an additional $2,720,000 of funding for the continued expansion of the Company's facility (CII Commitment). In the fiscal quarter ended March 31, 2000 the Company borrowed approximately $295,000 under this CII Commitment. Both the CII Promissory Note and the CII Commitment provide for interest only for the first two years with principal payments thereafter, based on a 120 month amortization period, with final balloon payments due in April 2007 and July 2008, respectively. There were no outstanding borrowings under the CII

                       Genaissance Pharmaceuticals, Inc.

                (including data applicable to unaudited periods)

(5) Financing Arrangements (continued)
Commitment as of December 31, 1999 and additional borrowings of $2,425,000 were available under the CII Commitment as of March 31, 2000. Borrowings under the CII Promissory Note and CII Commitment are secured by the related leasehold improvements.

   In April 1999, the Company entered into a $2,000,000 promissory note payable to TBCC to refinance approximately $400,000 of existing debt, acquire additional equipment, and provide additional working capital. The note is callable by the lender in connection with a material adverse change to the Company or a change in ownership, as defined. The loan is collateralized by substantially all assets of the Company. In connection with this loan, during 1999 the Company issued a warrant to TBCC, which is exercisable through April 2006, to purchase 50,000 shares of common stock at $4.00 per share (Note 10). An original issue discount of $80,000, which approximated the fair value of the warrant at date of issuance, is being amortized into interest expense over the term of the loan.

   In April 1998, the Company entered into an agreement to receive a $350,000 loan from DECD to finance the purchase of certain equipment. The note was payable in monthly installments through April 2008, commencing April 1999. The Company recognized interest on this note at its stated interest rate of 5%. The note was repaid in March 2000.

   Aggregate future maturities under notes payable is as follows:

                                                              Year Ended
                                                              December 31
                                                              -----------
2000........................................................  $1,019,550
2001........................................................     803,635
2002........................................................     658,711
2003........................................................      78,126
2004........................................................      83,359
2005........................................................          --
Thereafter..................................................     663,408
                                                              ----------
                                                              $3,306,789
                                                              ==========

                       Genaissance Pharmaceuticals, Inc.

                (including data applicable to unaudited periods)

(6) Capital Leases

   Capital lease obligations related to equipment consist of the following:

                                                                December 31,
                                                           ----------------------    March 31,
                                                             1998        1999          2000
                                                           --------   -----------   -----------
Capital lease obligations to Finova Capital Credit Corp.
  payable in varying installments through March 2004,
  bearing interest from 8.46% to 9.62%, secured by the
  related equipment......................................  $    --    $1,237,950    $4,479,223
Capital lease obligations to Newcourt Financial USA, Inc.
  payable in varying installments through August 2003,
  bearing interest at 10.5%, secured by the related
  equipment..............................................       --     1,891,581     1,858,001
Capital lease obligations to Oxford Venture Finance LLC
  payable in varying installments through September 2003,
  bearing interest from 10.76% to 12.05%, secured by the
  related equipment......................................       --     1,722,849     2,462,316
Capital lease obligations to Steelcase Financing Corp.
  payable in varying installments through October 2002,
  bearing interest at 13%, secured by the related
  equipment..............................................       --       166,760       153,579
Other....................................................   24,641        23,441        19,779
                                                           -------    ----------    ----------
  Total capital lease obligations........................  $24,641    $5,042,581    $8,972,898
                                                           =======    ==========    ==========

   Aggregate future maturities under these capital leases are as follows:

                                                               Year Ended
                                                              December 31,
                                                              ------------
2000........................................................  $ 1,670,935
2001........................................................    1,660,187
2002........................................................    1,629,723
2003........................................................    1,138,168
2004........................................................           --
                                                              -----------
                                                                6,099,013
Less--amount representing interest..........................   (1,056,432)
                                                              -----------
    Total capital lease obligations.........................    5,042,581
Less--current portion.......................................   (1,199,938)
                                                              -----------
    Total capital lease obligations, less current portion...  $ 3,842,643
                                                              ===========

                       Genaissance Pharmaceuticals, Inc.

                (including data applicable to unaudited periods)

(6) Capital Leases (continued)

   During 1998, in connection with one of the capital lease arrangements, the Company issued a warrant (which is exercisable through November 2003) to purchase 26,250 shares of common stock at $4.00 per share (Note 10). Deferred financing costs of $25,725, which approximated the fair value of the warrants at the date of issuance, are being amortized into interest expense over the term of the lease.

   During 1999, in connection with one of the capital lease arrangements, the Company issued a warrant (which is exercisable through September 2006) to purchase 18,043 shares of common stock at $4.00 per share (Note 10). Deferred financing costs of $25,000, which approximated the fair value of the warrant at date of issuance, are being amortized into interest expense over the term of the lease.

   During the three months ended March 31, 2000, the Company financed additional equipment purchases of approximately $3.2 million pursuant to certain lease arrangements. In connection therewith, the Company issued warrants (which are exercisable through March 2005) to purchase 21,636 shares of common stock at $5.50 per share (Note 10). Deferred financing costs of $62,000, which approximated the fair value of these warrants at the date of issuance, are being amortized into interest expense over the term of the related lease.

   During the three months ended March 31, 2000, the Company entered into an agreement to provide for an additional $6,000,000 of capital lease financing for equipment purchases. As of March 31, 2000, the Company has approximately
$5.2 million available under the agreement. In connection with entering into the leasing arrangement, the Company granted the lessor a warrant (which is exercisable through March 2005) to purchase 21,818 shares of common stock at an exercise price of $8.25 per share. Deferred financing costs of $140,000, which approximated the fair value of the warrant at the date of issuance, will be amortized over the term of the related lease.

   The Company's capital lease arrangements allow it to purchase the related equipment at the completion of the lease term as defined in the agreement.

(7) Convertible Promissory Note

   In November 1999, the Company borrowed $3,500,000 under convertible promissory notes which bore interest at 8% per annum. In connection therewith, the Company granted warrants (which are exercisable through November 2004) to purchase 12,727 common shares at $5.50 per share (Note 10). The original issue discount of $22,000, which approximated the fair value of the warrants at date of grant, was amortized into interest expense through the February 2000 maturity date of the convertible promissory notes. The convertible promissory notes were converted into preferred stock subsequent to year-end in connection with the issuance of the Series B and KBH preferred stock (Note 8) based upon the fair value of the preferred stock at the time of conversion.

                       Genaissance Pharmaceuticals, Inc.

                (including data applicable to unaudited periods)

(8) Preferred Stock

   As of December 31, 1999, the Company has authorized 10,000,000 shares of preferred stock. Subsequent to year-end, the board of directors increased the authorized shares of preferred stock to 30,000,000. As of March 31, 2000, the following amounts have been authorized and are outstanding:

Series                                     Shares Authorized   Shared Outstanding
------                                     -----------------   ------------------
A........................................      2,437,500            2,107,000
KBL......................................        330,500              330,500
B........................................      8,543,524            8,543,524
KBH......................................        550,000              183,749
C........................................      2,242,245            1,539,393

   During 1997, the Company sold 187,500 shares of Series A Redeemable Convertible Preferred Stock for $4.00 per share resulting in aggregate proceeds of $750,000. During 1998, the Company sold an additional 1,919,500 shares of Series A and 330,500 shares of Series KBL (2,250,000 shares in aggregate, collectively Series A) for $4.00 per share resulting in aggregate 1998 proceeds of approximately $8,769,000, net of issuance expenses of approximately $231,000.

   In February and March 2000, the Company sold 8,543,524 shares of Series B and 183,749 shares of Series KBH (8,727,273 shares in aggregate, collectively
Series B) for $5.50 per share resulting in proceeds of approximately $42,063,000, net of cash issuance costs of approximately $2,375,000 and net of the conversion of $3,500,000 of convertible promissory notes, and related interest, which were issued in 1999 (Note 7) and which were converted into 636,364 shares of Series B based upon a per share conversion price of $5.50 per share. In connection with this offering, the investment banker was issued a warrant (which is exercisable through February 2005) to purchase 400,000 shares of common stock at $6.05 per share (Note 10). Issuance costs of $1,092,000, which approximates the fair value of the warrant at the date of issuance, are in addition to the $2,375,000 of cash issuance expenses noted above.

   In March 2000, the Company sold 1,539,393 shares of Series C Redeemable Convertible Preferred Stock at $8.25 per share resulting in proceeds of $11,883,000, net of issuance expenses of approximately $817,000 (Series C).

Preferred stock terms and conditions

   The significant terms of the Series A, KBL, B, KBH and C are as follows:

   Voting--The Series A, B and C shares have voting rights and the Series KBL and KBH shares do not have voting rights.

   Dividends--All series outstanding earn cumulative dividends at 8% per annum. Accordingly, included in the accretion of the carrying value of preferred stock in the accompanying statements of stockholders' deficit and comprehensive loss for the years

                       Genaissance Pharmaceuticals, Inc.

                (including data applicable to unaudited periods)

(8) Preferred Stock (continued)
   ended December 31, 1998 and 1999 and the quarter ended March 31, 2000 is $315,616, $780,000 and $642,013, respectively, of accrued dividends. Through February 2003, the Company has the option to pay dividends in either cash or common stock based on the then current conversion price, as defined. Subsequent to February 2003, the holder can elect to have the accrued but unpaid dividends paid in either cash or common stock. Accrued but unpaid dividends of $275,671, $1,055,671 and $1,697,684, are classified as a component of long-term liabilities in the accompanying balance sheets as of December 31, 1998 and 1999 and March 31, 2000, respectively.

       Dividends that accrue subsequent to the Series B, KBH and C issuance dates will not be paid if the Company consummates an initial public offering with proceeds of at least $40 million before February 2003 with a per share price of not less than $11 per share (Qualified IPO). Accrued dividends of $1,158,750, which were earned on the Series A prior to the issuance of the Series B and C, are payable even if the Company does consummate a Qualified IPO.

   Redemption requirement--The holders of all of the Series A, Series B and Series C Preferred can require that the Company repurchase their shares in three annual installments, as follows:

Date                                            Redemption
----                          ----------------------------------------------
February 11, 2005...........  1/3 of shares outstanding
February 11, 2006...........  1/3 of shares outstanding on February 11, 2005
February 11, 2007...........  Balance

       Through February 17, 2000, the Series A was redeemable at its original purchase price plus all accrued but unpaid dividends, plus a 12% cumulative annual return on the original purchase price and all accrued but unpaid dividends. In connection therewith, during 1998, 1999 and the first quarter of 2000, $410,603, $1,256,000 and $176,750, respectively, was accreted through a charge to retained earnings and added to the carrying value of the Series A to appropriately reflect the 12% premium.

       Effective February 17, 2000, the Series A was amended to change the redemption value to be the greater of (a) the original purchase price plus all accrued but unpaid dividends or (b) fair value, as defined. The Series B and Series C also have a redemption value equal to the greater of (a) the original purchase price plus all accrued but unpaid dividends or (b) fair value, as defined. As of March 31, 2000, the fair value of the Series A and Series B exceeded the original purchase price plus accrued but unpaid dividends. The excess of the fair value is being accreted through additional charges to retained earnings, using the effective interest rate method, from the date of issuance for the Series B and from February 17, 2000 for the Series A, through the earliest redemption date. Accordingly, included in the accretion of the carrying value of preferred stock in the accompanying statements of stockholders' deficit and comprehensive loss for the quarter

                       Genaissance Pharmaceuticals, Inc.

                (including data applicable to unaudited periods)

(8) Preferred Stock (continued)
   ended March 31, 2000 is $158,704 and $525,000 ($683,704 in aggregate) of additional charges to retained earnings to reflect the accretion of the Series A and Series B, respectively, to their fair value.

   Liquidation--All preferred stock has liquidation rights equal to the original purchase price plus all amounts due and payable upon a redemption. Series A and KBL liquidation rights are subordinated to Series B, KBH and C.

   Conversion--At the option of the holder, the preferred stock can be immediately converted into common stock at the initial conversion price, subject to adjustment, as defined. Upon a Qualified IPO, all preferred stock shall be automatically converted into such number of common shares as is determined by dividing the original purchase price by the conversion price then in effect. If a Qualified IPO has not occurred prior to February 17, 2003, any conversions subsequent to such date will include any accrued but unpaid dividends. A summary of initial conversion prices is as follows:

                                                              Conversion Price
Series                                                           Per Share
------                                                        ----------------
A and KBL...................................................       $4.00
B and KBH...................................................       $5.50
C...........................................................       $8.25

   Issuance expenses--The issuance expenses are recorded as a reduction in the carrying value of the applicable preferred stock. As a result of the redemption rights of the holders (see above), the difference in the stated value and the carrying value resulting from the issuance costs will be accreted to the earliest redemption date through a direct charge to accumulated deficit. Accordingly, included in the accretion of the carrying value of preferred stock in the accompanying statements of stockholders' deficit and comprehensive loss for the years ended December 31, 1998 and 1999, and the three months ended March 31, 2000, is $15,391, $46,173 and $106,445, respectively, related to amortization of these issuance costs.

   Preemptive rights--Preferred holders shall have certain pre-emptive right to purchase new securities sold by the Company.

   CII owns 437,500 shares of the Series A and 365,230 shares of the Series B. If the Company elects to move its primary facilities outside of the State of Connecticut, CII has a right to put the shares they own back to the Company for the higher of (1) an amount which would be equal to the fair value of the stock or (2) an amount which would yield a minimum rate of return of 25%. This right terminates upon the occurrence of a Qualified IPO.

(9) Common Stock

   At December 31, 1999, the Company has authorized 10,000,000 shares of common stock. Subsequent to year-end, the board of directors increased the authorized shares of common

                       Genaissance Pharmaceuticals, Inc.

                (including data applicable to unaudited periods)

(9) Common Stock (continued)
stock to 22,000,000. As of March 31, 2000, 14,375,315 shares have been reserved for issuance under outstanding redeemable convertible preferred stock, stock options, and warrants (Notes 8 and 10).

   At December 31, 1997, CII owned 244,350 shares of the Company's common stock which, at CII's option, could be put back to the Company under certain circumstances. In connection with the Company's sale of preferred stock in 1998 (Note 8), CII's right to put any stock back to the Company was terminated. If the Company elects to move its facilities outside of Connecticut, CII has a right to put the stock they own back to the Company. This right terminates upon a Qualified IPO.

   In September 1998, CII converted a $570,830 note payable into 228,332 shares of the Company's common stock based upon a conversion rate of $2.50 per common share. CII's conversion rights were a condition of the original debt agreements entered into by the Company and CII in 1996.

   In August 1998, the CEO of the Company entered into an agreement with the Company to purchase 260,000 shares of common stock of the Company. The purchase of the shares was financed by the Company with a $325,000 promissory note bearing interest at 6%, with the entire principal being payable August 2003. The shares of the common stock are pledged as collateral for the loan. During 1998, the Company recorded a reserve of $325,000 which has been offset against the note receivable. The note will be formally forgiven upon a Qualified IPO.

   In August 1999, the Company issued 71,022 shares of common stock in full satisfaction of a $159,800 outstanding obligation.

(10) Stock Options and Warrants

Stock option plan

   In 1993, the Board of Directors and stockholders approved the Stock Option Plan (the Plan) which provides for both incentive and nonqualified stock options. As of December 31, 1999, under the terms of the Plan, stock options may be granted for up to a maximum of 1,297,000 shares. Subsequent to year-end, the board of directors increased the number of shares issuable under the Plan to 3,557,375. Options granted under the Plan are exercisable for a period determined by the Company, but in no event longer than ten years from date of grant. In the event of certain capital stock changes, the options are subject to adjustment in accordance with anti-dilution provisions.

   The Company has adopted the provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. This pronouncement requires the measurement of the fair value of stock options to be included in the statement of operations or disclosed in the notes to financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123.

                       Genaissance Pharmaceuticals, Inc.

                (including data applicable to unaudited periods)

(10) Stock Options and Warrants (continued)
   A summary of the status of the Company's stock options plan at December 31, 1997, 1998, 1999 and March 31, 2000 and changes during the periods then ended is presented below:

                                                             1997                  1998
                                                      -------------------   -------------------
                                                                 Weighted              Weighted
                                                                 Average               Average
                                                                 Exercise              Exercise
                                                      Options     Price     Options     Price
                                                      --------   --------   --------   --------
Outstanding, January 1..............................  428,000     $1.05      538,000    $1.34
  Granted...........................................  170,000      2.03      293,000     2.01
  Cancelled or expired..............................  (60,000)     1.25     (317,000)    0.78
  Exercised.........................................       --        --           --       --
                                                      -------     -----     --------    -----
Outstanding, December 31............................  538,000     $1.34      514,000    $2.07
                                                      =======     =====     ========    =====
Options exercisable at December 31..................  376,271     $1.08      117,054    $2.12
                                                      =======     =====     ========    =====
Weighted average fair value of options granted
  during the year...................................              $1.78                 $0.64
                                                                  =====                 =====

                                                            1999                   2000
                                                     -------------------   --------------------
                                                                Weighted               Weighted
                                                                Average                Average
                                                                Exercise               Exercise
                                                     Options     Price      Options     Price
                                                     --------   --------   ---------   --------
Outstanding, January 1.............................  514,000     $2.07       990,375    $2.37
  Granted..........................................  541,875      2.80        73,000     4.60
  Cancelled or expired.............................  (60,500)     2.73        (5,000)    3.60
  Exercised........................................   (5,000)     1.50        (7,900)    3.00
                                                     -------     -----     ---------    -----
Outstanding, December 31 and March 31,
  respectively.....................................  990,375     $2.37     1,050,475    $2.52
                                                     =======     =====     =========    =====
Options exercisable at December 31 and March 31,
  respectively.....................................  268,497     $2.01       517,142    $2.21
                                                     =======     =====     =========    =====
Weighted average fair value of options granted
  during the year and three months ended,
  respectively.....................................              $1.70                  $2.94
                                                                 =====                  =====

                       Genaissance Pharmaceuticals, Inc.

                (including data applicable to unaudited periods)

(10) Stock Options and Warrants (continued)
   The following table summarizes information about stock options at December 31, 1999:

                                 Options Outstanding             Options Exercisable
                        -------------------------------------   ----------------------
                                        Weighted
                                        Average      Weighted                 Weighted
      Range of                         Remaining     Average                  Average
      Exercise            Number      Contractual    Exercise     Number      Exercise
       Prices           Outstanding   Life (Years)    Price     Exercisable    Price
---------------------   -----------   ------------   --------   -----------   --------
$ .01-$1.50               337,500         8.1         $1.23       160,729      $1.36
$1.51-$3.00               604,875         8.8          2.88        96,393       2.85
$3.01-$4.00                48,000         8.9          4.00        11,375       4.00
                          -------         ---         -----       -------      -----
                          990,375         8.6         $2.37       268,497      $2.01
                          =======         ===         =====       =======      =====

   During fiscal 1999, options to purchase 380,875 shares of common stock were granted at a weighted average exercise price of $3.00 per share. The weighted average fair value of these options at the date of grant, as prescribed by SFAS No. 123, was $1.27 per option. In addition, options to purchase 161,000 shares of common stock were granted at a weighted average exercise price of $2.32 per share. The weighted average fair value of these options at the date of grant, as prescribed by SFAS No. 123, was $2.73 per option.

   The following table summarizes information about stock options at March 31, 2000:

                                 Options Outstanding             Options Exercisable
                        -------------------------------------   ----------------------
                                        Weighted
                                        Average      Weighted                 Weighted
      Range of                         Remaining     Average                  Average
      Exercise            Number      Contractual    Exercise     Number      Exercise
       Prices           Outstanding   Life (Years)    Price     Exercisable    Price
---------------------   -----------   ------------   --------   -----------   --------
$ .01-$1.50                337,500        7.8         $1.23       204,167      $1.14
$1.51-$3.00                594,975        8.6          2.88       276,025       2.74
$3.01-$5.50                118,000        9.2          4.37        36,950       4.20
                         ---------        ---         -----       -------      -----
                         1,050,475        8.4         $2.52       517,142      $2.21
                         =========        ===         =====       =======      =====

   During the three months ended March 31, 2000, options to purchase 29,000 shares of common stock were granted at a weighted average exercise price of $5.50 per share. The weighted average fair value of these options at the date of grant, as prescribed by SFAS No. 123, was $2.44 per option. In addition, options to purchase 44,000 shares of common stock were granted at a weighted average exercise price of $4.00 per share. The weighted average fair value of these options at the date of grant, as prescribed by SFAS No. 123, was $3.27 per option.

   Total compensation expense recorded in the accompanying statements of operations associated with employee stock options is approximately $40,000, $48,000, and $12,000 for the years ended December 31, 1997, 1998 and 1999, respectively, and approximately $3,000 and $6,000 for the three months ended March 31, 1999 and 2000, respectively.

                       Genaissance Pharmaceuticals, Inc.

                (including data applicable to unaudited periods)

(10) Stock Options and Warrants (continued)
   The Company accounts for options granted to consultants, which include scientific advisory board members, using the Black-Scholes method prescribed by SFAS No. 123 and in accordance with Emerging Issues Task Force Consensus
No. 96-18. During the three months ended March 31, 2000, the Company elected to fully vest all unvested options previously granted to scientific advisory board members. Accordingly, the Company recorded a compensation charge in the quarter ended March 31, 2000 based upon the incremental fair value and previously recognized compensation expense associated with these options at the time of vesting. Total compensation expense recorded in the accompanying statements of operations associated with these consultant options is approximately $66,000, $99,500 and $434,000 for the years ended December 31, 1997, 1998 and 1999, respectively, and approximately $54,000 and $1,382,000 for the three months ended March 31, 1999 and 2000, respectively.

   In 1996, in connection with a change in management of the Company, the Company's current Chief Executive Officer and Chief Financial Officer (the Officers) entered into a stock purchase agreement (Officer Stock Purchase Agreement) with an officer and major shareholder of the Company (Former CEO). The Officer Stock Purchase Agreement permitted the Officers to purchase shares of common stock from the Former CEO in exchange for notes payable aggregating $320,000 (Officer Stock Notes). The notes were collateralized by the stock, and were payable at the earlier of August 31, 2001 or an initial public offering or change in control, as defined. The Company has recognized this transaction as a compensatory arrangement between the Company and the officers and accordingly has recognized a non-cash compensation expense of $320,000 and $2,173,000 in 1999 and the three months ended March 31, 2000, respectively (Note 12).


   Subsequent to March 31, 2000, the Company granted an additional 1,248,780 options at a weighted average exercise price of $11.02 per share.


   The Company has computed the pro forma disclosures required under SFAS
No. 123 for options granted to employees using the Black-Scholes option pricing model. The weighted average assumptions used are as follows:

                                                1997       1998     1999 and 2000
                                              --------   --------   -------------
Risk free interest rate.....................    6.3%       5.3%         6.0%
Expected dividend yield.....................    None       None         None
Expected lives..............................  7 years    7 years       7 years
Expected volatility.........................    None       None         None

                       Genaissance Pharmaceuticals, Inc.

                (including data applicable to unaudited periods)

(10) Stock Options and Warrants (continued)
   Had compensation cost for the Company's stock option plan been determined consistent with SFAS No. 123, the Company's pro forma net loss would have been as follows:

                                                                                      Three Months
                                             Year Ended December 31,                Ended March 31,
                                     ---------------------------------------   --------------------------
                                        1997         1998           1999          1999           2000
                                     ----------   -----------   ------------   -----------   ------------
Net (loss) applicable to common
  stockholders:
  As reported......................  $(802,709)   $(3,621,029)  $(11,531,280)  $(1,736,607)  $(10,187,807)
  Pro forma........................   (873,165)    (3,675,273)   (11,624,747)   (1,759,974)   (10,243,425)
Net (loss) per common share, basic
  and diluted:
  As reported......................  $   (0.40)   $     (1.67)  $      (4.24)  $     (0.67)  $      (3.62)
  Pro forma........................      (0.44)         (1.70)         (4.27)        (0.68)         (3.64)

Stock warrants

   As of March 31, 2000, the Company had the following warrants outstanding to purchase shares of common stock of the Company. Certain warrants include anti-dilutive provisions, as defined.

                                                       Per Share
        Year              Exercisable                  Exercise
       Issued               Through         Number       Price
---------------------   ----------------   ---------   ---------
1992.................    December 2002       41,800      $1.02(a)(b)
1994.................      March 2004        36,400       1.38
1995.................       May 2005         20,000        .50
1998 (Note 6)........    November 2003       26,250       4.00
1998.................      March 2004        40,000       4.00
1999 (Note 6)........      June 2006         18,043       4.00(a)
1999 (Note 6)........      April 2006        50,000       4.00
1999 (Note 7)........    November 2004       12,727       5.50
2000.................    February 2003        5,000       4.00(a)
2000 (Note 8)........    February 2005      400,000       6.05
2000 (Note 6)........      March 2005        21,636       5.50
2000 (Note 6)........      March 2005        21,818       8.25(a)
                                           --------
                                            693,674(c)
                                           ========

------------

(a) These warrants become exercised in connection with a qualified initial public offering, as defined.

(b) The warrant to purchase 41,800 shares of common stock is currently puttable to the Company at fair value, as defined. Accordingly, the Company has recorded this repurchase obligation based upon the estimated value of the warrant through a charge to interest expense. For the year ended
    December 31, 1999 and the quarter ended March 31, 2000, the Company has recorded charges to interest expense of $124,564 and $283,822, respectively, to accrete the warrant to fair value.

(c) As of March 31, 2000, the weighted average exercise price of all outstanding warrants is $4.97.

                       Genaissance Pharmaceuticals, Inc.

                (including data applicable to unaudited periods)

(10) Stock Options and Warrants (continued)
   During 1999, warrants to purchase 252,000 shares of common stock were exercised for $1.02 per share, for aggregate proceeds of $257,000.

(11) Income Taxes

   The Company accounts for income taxes under the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES. This statement requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been previously recognized in the Company's financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and the tax bases of the assets and liabilities and the net operating loss carryforwards available for tax reporting purposes, using applicable tax rates for the years in which the differences are expected to reverse.

   The reconciliation of the statutory Federal income tax rate to the Company's effective income tax rate for the years ended December 31, 1997, 1998 and 1999, is as follows:

                                                              Years Ended December 31,
                                                       --------------------------------------
                                                         1997           1998           1999
                                                       --------       --------       --------
Statutory rate..................................         34.0 %         34.0 %         34.0 %
State tax benefit, net of Federal taxes.........          4.5           13.2            4.8
Other...........................................         (0.2)          (0.6)          (1.5)
Increase in deferred tax valuation allowance....        (38.3)         (46.6)         (37.3)
                                                        -----          -----          -----
                                                           -- %           -- %           -- %
                                                        =====          =====          =====

   The Company has available, at December 31, 1999, unused net operating loss carryforwards of approximately $12.7 million and $12.5 million which may be available to offset future Federal and state taxable income, respectively, if any. The future utilization of these carryforwards may be limited on a permanent basis due to changes within the Company's current and future ownership structure as defined within the income tax code. These limitations would have no impact on the Company's statement of operations as these carryforwards are fully reserved. Federal carryforwards are scheduled to expire beginning in 2007 through 2019. State carryforwards are scheduled to expire from 2000 through 2019.

                       Genaissance Pharmaceuticals, Inc.

                (including data applicable to unaudited periods)

(11) Income Taxes (continued)
   The components of deferred income tax assets as of December 31, 1998 and 1999 are as follows:

                                                       1998          1999
                                                    -----------   -----------
Deferred tax assets:
  Net operating loss carryforwards................  $ 1,750,000   $ 5,250,000
  Tax credit carryforwards........................      340,000       340,000
  Other...........................................      210,000       370,000
                                                    -----------   -----------
    Total deferred tax assets.....................    2,300,000     5,960,000
Less--valuation allowance for deferred tax
  assets..........................................   (2,300,000)   (5,960,000)
                                                    -----------   -----------
Net deferred tax assets...........................  $        --   $        --
                                                    ===========   ===========

   The Company has not yet achieved profitable operations. Accordingly, management believes the tax benefits as of December 31, 1999 do not satisfy the realization criteria set forth in SFAS No. 109 and has recorded a valuation allowance for the entire deferred tax asset.

(12) Commitments and Contingencies

401(k) retirement plan

   The Company has a 401(k) defined contribution retirement plan covering substantially all full-time employees. The Company matches 25% of employee contributions up to 8% of employee compensation. The Company contributed approximately $14,000, $6,000 and $25,000 to the plan during 1997, 1998 and 1999, respectively, and approximately $5,000 and $17,000 for the three months ended March 31, 1999 and 2000, respectively.

Licensing and royalty commitments

   The Company periodically enters into agreements with third parties to obtain exclusive or non-exclusive licenses for certain technologies management believes important to the Company's overall business strategy. The terms of these agreements generally provide for the Company to pay future royalty payments based on product sales or sublicense income generated from the applicable technologies, if any. Additionally, certain agreements call for future payments upon achievement of certain milestones. The aggregate annual minimum payments (assuming non-termination of the above agreements) as of December 31, 1999 required over the next five years are $30,000 per year through fiscal 2003 and $85,000 in fiscal 2004. The Company recorded expenses of approximately $202,000, $120,000, and $57,000 during 1999, 1998 and 1997, respectively, and approximately $35,000 and $46,000 for the three months ended March 31, 1999 and 2000, respectively, related to these agreements.

Operating leases

   The Company leases its operating facilities located in New Haven, Connecticut. The lease agreements require annual lease payments of approximately $644,000 per year increasing to

                       Genaissance Pharmaceuticals, Inc.

                (including data applicable to unaudited periods)

(12) Commitments and Contingencies (continued)
$754,000 per year over five years terminating in February 2004. The Company has two five-year renewal options to extend the lease beyond its initial term. The Company is recording the expense associated with the lease on a straight line basis over the expected ten-year minimum term of the lease.

   In addition to the five year operating lease for the Company's current facility, the Company also has operating leases for various office equipment.

   Rental expense for all operating leases for the year ended December 31, 1999, 1998 and 1997 was approximately $213,000, $77,000 and $73,000, respectively. Rental expense for all operating leases for the three months ended March 31, 1999 and 2000 was approximately $29,000 and $63,000, respectively.

   Future minimum payments under all non-cancellable operating leases in effect as of December 31, 1999 are as follows:

2000........................................................  $  433,000
2001........................................................     586,000
2002........................................................     747,000
2003........................................................     768,000
2004........................................................     764,000
Thereafter..................................................   3,141,000

Officer Stock Notes

   In April 2000, the Company's board of directors elected to assume the Officer Stock Notes (see Note 9) in exchange for notes from the Officers payable directly to the Company (Officer Notes), provided that the Company successfully completes its initial public offering. In addition, the board of directors provided that if the Officers were still employed by the Company as of December 31, 2000, the Company would forgive the Officer Notes. The Company will recognize the expense associated with this commitment upon the successful completion of an initial public offering.

(13) Significant Customers and Foreign Based Revenues

   For the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000 approximately 74%, 90%, 82%, 97%, and 0%, respectively, of the Company's revenues resulted from agreements with the National Institutes of Health and the Department of Energy. Additionally, substantially all of the Company's revenues earned during the three months ended March 31, 2000 are related to one customer. For the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000 approximately 18%, 6%, 11%, 3%, and 24%, respectively, of the Company's revenues resulted from Canadian based customers.

You may rely only on the information contained in this prospectus. Genaissance Pharmaceuticals has not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                               TABLE OF CONTENTS

                                          Page
                                        --------
Prospectus Summary....................      1
Risk Factors..........................      5
Forward-Looking Statements............     19
Use of Proceeds.......................     20
Dividend Policy.......................     20
Capitalization........................     21
Dilution..............................     22
Selected Financial Data...............     23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     25
Business..............................     30
Management............................     51
Certain Relationships and Related
  Party Transactions..................     61
Principal Stockholders................     63
Description of Capital Stock..........     66
Shares Eligible for Future Sale.......     69
Underwriting..........................     71
Legal Matters.........................     74
Experts...............................     74
Additional Information................     74
Index to Financial Statements.........    F-1

Dealer Prospectus Delivery Obligation:

Until             , 2000 (25 days after the date of this prospectus), all
dealers that buy, sell or trade these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

    [LOGO]


   6,000,000 Shares
   Common Stock



   Deutsche Banc Alex. Brown
   Bear, Stearns & Co. Inc.
   Salomon Smith Barney
   UBS Warburg LLC


    Prospectus
                , 2000

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.

                                                              Amount to
                                                               be Paid
                                                              ---------
Registration fee............................................  $ 23,681
NASD filing fee.............................................    12,000
Nasdaq National Market listing fee..........................    95,000
Printing and engraving......................................   150,000
Legal fees and expenses.....................................   400,000
Accounting fees and expenses................................   250,000
Transfer Agent fees.........................................     3,500
Miscellaneous...............................................     5,819
                                                              --------
Total.......................................................  $940,000
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys' fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit and with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

   Article V of Genaissance's Amended and Restated By-laws provides that Genaissance shall, to the extent legally permitted, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of Genaissance, or is or was serving, or has agreed to serve, at the request of Genaissance, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprises. The indemnification provided for in Article V is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons.

   Section 145(g) of the Delaware General Corporation Law and Article V of Amended and Restated By-laws of Genaissance provide that the company shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

   Genaissance has entered into indemnification agreements with each of its directors and executive officers and has obtained insurance covering its directors and officers against losses and insuring Genaissance against certain of its obligations to indemnify its directors and officers.

   Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

   Pursuant to the Delaware General Corporation Law, Section 7 of Article FIFTH of the Certificate of Incorporation of Genaissance eliminates a director's personal liability for monetary damages to Genaissance and its shareholders for breach of fiduciary duty as a director, except in circumstances involving a breach of the director's duty of loyalty to Genaissance or its shareholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   We have sold and issued the following securities in the previous three years.

   In 1997, we issued 7,580 shares of common stock for an aggregate sale price of $23,500 and granted options to employees, consultants and directors to purchase 170,000 shares of common stock at exercise prices ranging from $1.50 to $3.00.

   In December 1997, we sold 187,500 shares of Series A redeemable convertible preferred stock for an aggregate sale price of $750,000.

   In 1998, we issued 260,000 shares of common stock for an aggregate sale price of $325,000, issued 228,332 shares of common stock in satisfaction of a $570,830 debt obligation and issued 9,986 shares of common stock in satisfaction of dividends payable on preferred stock. In addition, we granted warrants to purchase 66,250 shares of common stock at $4.00 per share and granted options to purchase 293,000 shares of common stock at exercise prices ranging from $1.38 to $4.00 per share.

   In August 1998, we completed a private placement offering of 1,919,500 shares of series A convertible preferred stock and 330,500 shares of series KBL nonvoting convertible preferred stock, for an aggregate sale price of $9,000,000.

   In 1999 we issued 71,022 shares of common stock in satisfaction of a $159,800 royalty obligation, issued 5,000 shares of common stock for an aggregate sale price of $7,500 and issued 252,000 shares of common stock in connection with the exercise of a warrant for an aggregate sale price of $257,040. We granted warrants to purchase 68,043 shares of common stock at $4.00 per share and options to purchase 541,875 shares of common stock at exercise prices ranging from $0.01 to $4.00 per share.

   In November 1999, we issued mandatory convertible promissory notes in the aggregate amount of $3,500,000. These notes were converted to an aggregate of 636,364 shares of series B convertible preferred stock in February 2000. In connection with these convertible promissory notes, we issued warrants to purchase 12,727 shares of common stock at an exercise price of $5.50.

   During the first quarter of 2000, we issued 7,900 shares of common stock for an aggregate sale price of $23,700, issued warrants to purchase 48,454 shares of common stock at exercise prices ranging from $4.00 to $8.25 per share and granted options to purchase 73,000 shares of common stock at exercise prices ranging from $4.00 to $5.50 per share.

   In February and March, 2000, we completed a private placement offering of 7,907,160 shares of series B convertible preferred stock and 183,749 shares of Series KBH nonvoting convertible preferred stock (exclusive of the 636,364 shares of common stock issued in connection with the conversion of the $3,500,000 promissory notes) for an aggregate sale price of $44,500,000.

   In March 2000, we completed a private placement offering of 1,539,393 shares of series C convertible preferred stock, for an aggregate sale price of $12,699,992.

   All of the above sales of shares were made in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, as transactions not involving a public offering and Rule 701 under the Securities Act of 1933, as amended, as some of the issuances were to employees and consultants as compensation.

   We retained Legg Mason Wood Walker, Inc. as placement agent in connection with the February and March 2000 private placements, who received aggregate compensation of $2.5 million, including $67,826 of expenses and a common stock purchase warrant for 400,000 shares exercisable at $6.05 per share for their services. There were no underwriters employed in connection with any of the other transactions set forth in Item 15.

   For additional information concerning these equity investment transactions, reference is made to the information contained under the caption "Certain Transactions" in the form of prospectus included herein.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits

   See the Exhibit Index, which is incorporated herein by reference.

   (b) Financial Statement Schedule F

   None.

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of New Haven, Connecticut, on July 12, 2000.


                                                       GENAISSANCE PHARMACEUTICALS, INC.

                                                       By:                      *
                                                            -----------------------------------------
                                                                   Gualberto Ruano, M.D., Ph.D.
                                                                     CHIEF EXECUTIVE OFFICER


   Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                      Signature                                     Title                   Date
                      ---------                                     -----                   ----
                          *                            Chief Executive Officer and
     -------------------------------------------       Director (Principal Executive    July 12, 2000
            Gualberto Ruano, M.D., Ph.D.               Officer)

                                                       Chief Financial Officer
                          *                            (Principal Financial and
     -------------------------------------------       Accounting Officer) and          July 12, 2000
                     Kevin Rakin                       Director

                          *
     -------------------------------------------       Chairman of the Board            July 12, 2000
                 Jurgen Drews, M.D.

                          *
     -------------------------------------------       Director                         July 12, 2000
                 Gerhard Laur, M.D.

                          *
     -------------------------------------------       Director                         July 12, 2000
                Harry H. Penner, Jr.

                          *
     -------------------------------------------       Director                         July 12, 2000
                 Seth Rudnick, M.D.

                      Signature                                     Title                   Date
                      ---------                                     -----                   ----
                          *
     -------------------------------------------       Director                         July 12, 2000
                 Stefan Ryser, Ph.D.

                          *
     -------------------------------------------       Director                         July 12, 2000
                 Christopher Wright



*By:              /s/ MICHAEL LYTTON
      -----------------------------------------
                    Michael Lytton
                   ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


             EXHIBIT
             NUMBER                             DESCRIPTION OF DOCUMENT
      ---------------------   ------------------------------------------------------------
             1.1              Form of Underwriting Agreement. To be filed by amendment.

             3.1              Certificate of Incorporation as of February 22, 1992, as
                              amended.

             3.2(1)(3)        Proposed Amended and Restated Certificate of Incorporation.

             3.3(3)           By-laws of Genaissance Pharmaceuticals, Inc.

             3.4(3)           Amended and Restated By-laws.

             4.1(3)           Form of Common Stock Certificate.

             4.2(3)           Form of Common Stock Purchase Warrant, together with a list of warrant holders.

             5.1(3)           Opinion of Palmer & Dodge LLP.

            10.1*(3)          2000 Amended and Restated Equity Plan.

            10.1A*(3)         Stock Option Plan.

            10.2*(3)          Employee Stock Purchase Plan 2000.

            10.3(3)           Form of Indemnification Agreement between Genaissance and
                              its directors.

            10.4(3)           Lease Agreement between Genaissance and Science Park
                              Development Corporation, dated September 15, 1998.

            10.5(3)           Amendment No. 1 to Lease Agreement between Genaissance and
                              Science Park Development Corporation, dated December 1,
                              1999.

            10.6(3)           Amendment No. 2 to Lease Agreement between Genaissance and
                              Science Park Development Corporation, dated December 16,
                              1999.

            10.7*(3)          Genaissance 401(k) Plan.

            10.8(2)(3)        Collaboration Agreement between Genaissance and Telik, Inc., dated February 11, 1998.

            10.9(3)           First Amendment to the Collaboration Agreement between
                              Genaissance and Telik, Inc., dated February 11, 1999.

            10.10(2)(3)       License Agreement between Genaissance and Visible Genetics,
                              Inc., dated November 21, 1996.

            10.11(2)(3)       Patent License Amending Agreement between Genaissance and
                              Visible Genetics, Inc., dated March 16, 2000.

            10.12(3)          Loan Agreement between Genaissance and Connecticut
                              Innovations, Incorporated, dated September 15, 1998.

            10.13(3)          Loan Agreement between Genaissance and Connecticut
                              Innovations, Incorporated, dated December 1, 1999.

            10.14(3)          Master Lease Agreement between Genaissance and Finova
                              Technology Finance, dated September 1998, and attached
                              Schedules.

             EXHIBIT
             NUMBER                             DESCRIPTION OF DOCUMENT
      ---------------------   ------------------------------------------------------------
            10.15(3)          Letter Agreement with Finova Capital Corporation dated
                              January 24, 2000.

            10.16(3)          Master Equipment Lease Agreement between Genaissance and
                              Oxford Venture Finance, dated June 10, 1999, and attached
                              Schedules.

            10.17(3)          Master Lease Agreement between Genaissance and Newcourt
                              Financial USA Inc., dated March 26, 1999, and attached
                              Schedules.

            10.18*(3)         Employment Agreement with Gualberto Ruano, dated August 24,
                              1998.

            10.19*(3)         Employment Agreement with Kevin Rakin, dated August 24,
                              1998.

            10.20*(3)         Employment Agreement with Gerald F. Vovis, dated April 15,
                              1999.

            10.21*(3)         Confidentiality and Non-Competition Agreement with Richard
                              Judson, dated November 16, 1999.

            10.22(2)          Strategic Alliance Agreement between Genaissance and
                              Sequenom, Inc., dated as of May 3, 2000.

            10.23             Letter Agreement with Finova Capital Corporation dated
                              June 7, 2000. To be filed by amendment.

            10.24(3)          Letter Agreement with Connecticut Innovations, Incorporated dated June 2, 2000.

            10.25(2)          Collaboration Agreement with Gene Logic, Inc. dated June 28,
                              2000.

            10.26             Second Amended and Restated Registration Rights Agreement
                              with the purchasers of Series A and Series KBL Non-voting
                              Preferred Stock dated March 10, 2000. To be filed by
                              amendment.

            10.27             Amended and Restated Registration Rights Agreement with the purchasers of Series B and Series KBH Preferred Stock dated
                              March 10, 2000. To be filed by amendment.

            10.28             Registration Rights Agreement with purchasers of Series C
                              Preferred Stock dated March 10, 2000. To be filed by
                              amendment.

            10.29             Amendment No. 3 to Lease Agreement between Genaissance and
                              Science Park Development Corporation dated June 1, 2000. To be filed by amendment.

            23.1              Consent of Arthur Andersen LLP.

            23.2              Consent of Palmer & Dodge LLP. Included in the opinion filed as Exhibit 5.1 herewith.

            24.1(3)           Power of Attorney.

            27.1(3)           Financial Data Schedule (available in EDGAR format only).


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*   Indicates a management contract or compensatory plan.

(1) As proposed to be filed with the Secretary of State of the State of Delaware concurrently with the closing of the offering.

(2) This exhibit has been filed separately with the Commission pursuant to an application for confidential treatment. The confidential portions of this exhibit have been omitted and are marked by an asterisk.


(3)  Previously filed.